PROSPECTUS

                                               Filed pursuant to Rule 424(b)(3)
                                               SEC File No. 333-43691


                                  KEVCO, INC.

                 OFFER TO EXCHANGE ITS SERIES B 10 3/8% SENIOR

              SUBORDINATED NOTES DUE 2007 FOR ANY AND ALL OF ITS

        OUTSTANDING SERIES A 10 3/8% SENIOR SUBORDINATED NOTES DUE 2007

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 4, 1998, UNLESS EXTENDED.

  Kevco, Inc., a Texas corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 10 3/8% Senior Subordinated Notes due 2007 (the "Exchange Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding Series A 10 3/8% Senior Subordinated Notes due 2007 (the "Old Notes"), of which $105,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be entitled to registration rights or other rights under the Registration Rights Agreement (as defined herein). See "The Exchange Offer." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture (the "Indenture") dated December 1, 1997 between the Company and the United States Trust Company of New York, N.A., as Trustee (the "Trustee"), governing the Old Notes. See "The Exchange Offer" and "Description of the Notes." The Old Notes, together with the Exchange Notes, are referred to herein as the "Notes" and holders of the Notes are sometimes referred to as the "Holders."

  Interest on the Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1998. The Notes will mature on December 1, 2007. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the redemption date. Notwithstanding the foregoing, on or before December 1, 2000, the Company may redeem at any time or from time to time up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 110.375% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of a Public Equity Offering (as defined herein); provided, however, that at least 65% of the original aggregate principal amount of Notes remains outstanding following such redemption. Upon the occurrence of a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all or any part of the Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of the Notes."

  SEE "RISK FACTORS" ON PAGE 17 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS JANUARY 30, 1998

  The Old Notes are, and the Exchange Notes will be, guaranteed on a senior subordinated basis by all existing and future Restricted Subsidiaries (as defined herein) of the Company. The Notes and the Subsidiary Guarantees (as defined herein) are general, unsecured obligations of the Company and the Subsidiary Guarantors (as defined herein), respectively. The payment of the principal of and interest, premium and Liquidated Damages, if any, on the Notes will be subordinated in right of payment to all Senior Indebtedness (as defined herein) of the Company and the Subsidiary Guarantors, respectively. As of September 30, 1997, on a pro forma basis after giving effect to the Transactions (as defined herein), the Company and its consolidated subsidiaries had outstanding approximately $98.1 million of outstanding Senior Indebtedness (including $93.2 million of Senior Indebtedness under the Senior Credit Facility). The Indenture will prohibit the Company and the Subsidiary Guarantors from incurring any Indebtedness (as defined herein) that is subordinated in right of payment to any Senior Indebtedness unless such Indebtedness is subordinated in right of payment to, or ranks pari passu with, the Notes or the Subsidiary Guarantees, as applicable. See "Description of the Notes--Subordination" and "--Certain Covenants--Limitations on Layering Indebtedness.

  The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York time, on March 4, 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Old Notes were sold by the Company on December 1, 1997 to the Initial Purchaser (as defined herein) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. The Initial Purchaser subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement entered into by the Company in connection with the offering of the Old Notes. See "The Exchange Offer."

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer-- Resale of the Exchange Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "Underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the Expiration Date (or such shorter period during which all such resales have occurred), it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

  Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

  There has not previously been any public market for the Notes. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market-making activities with respect to the Exchange Notes may be discontinued at any time without notice. Accordingly, the Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

  Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors--Exchange Offer Procedures" and "Exchange Offer--Consequences of Failure to Exchange."

  The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of one or more Global Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in a Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Notes, Exchange Notes in certificated form will be issued in exchange for a Global Note only on the terms set forth in the Indenture. See "Description of the Notes--Book Entry, Delivery and Form."

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

  This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes as of January 30, 1998.

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

  The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable security law.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago, Illinois (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604) and New York, New York (7 World Trade Center, 13th Floor, New York, New York 10007). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site (http:www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission including the Company.

  This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act (the "Registration Statement"), omits certain of the information contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Exchange Notes offered hereby. Copies of such Registration Statement are available from the Commission. Statements contained herein concerning the provisions of documents filed herewith as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Under the Indenture, the Company shall file with the Trustee annual, quarterly and other reports within 15 days after it files such reports with the Commission (or within 15 days after it would have been required to file such reports with the Commission, in the event the Company is no longer subject to the informational requirements of the Exchange Act). Annual reports delivered to the Trustee and the holders of Exchange Notes will contain financial information that has been examined and reported upon, with an opinion expressed by, an independent certified public accountant. The Company will also furnish such other reports as may be required by law.

                                    SUMMARY

  The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires, all references in this Prospectus to the Company and its business, operations and pro forma financial condition and results of operations give effect to the Shelter Acquisition (as defined herein). As used in this Prospectus, unless otherwise indicated or the context otherwise requires: (i) "Kevco" refers to Kevco, Inc. and its subsidiaries prior to giving effect to the Shelter Acquisition; (ii) "Shelter" refers to Shelter Components Corporation and its subsidiaries prior to giving effect to the Shelter Acquisition and (iii) the "Company" refers to the combined entity comprised of Kevco and its consolidated subsidiaries, including Shelter.

                                  THE COMPANY

  The Company believes it is the largest wholesale distributor of building products to the United States manufactured housing industry. Through its 47 distribution centers, the Company provides national distribution of more than 75,000 items to approximately 530 manufactured housing (79% of 1996 net sales) and recreational vehicle ("RV") and other manufacturing facilities (21% of 1996 net sales) throughout the United States. In addition to its distribution activities, the Company manufactures wood products, laminated wallboard and thermoformed bathtubs and shower enclosures for the manufactured housing industry. The Company believes that the combination of Kevco and Shelter results in substantial operating synergies due to their complementary product lines, overlapping marketing functions and national distribution networks, and significant economies of scale. During the latest twelve months ended September 30, 1997, the Company's pro forma net sales and EBITDA (as defined) were $855.2 million and $45.7 million, respectively.

  The manufactured housing industry has experienced significant growth over the last several years. Since 1992, the number of manufactured home shipments has experienced a compound annual growth rate of approximately 14.6%, growing from 210,787 homes shipped in 1992 to 363,411 homes shipped in 1996, which resulted in approximately $14 billion in retail sales in 1996. As a result of this growth, manufactured housing has outpaced traditional site-built housing growth and increased as a percentage of total new single family houses sold, growing from 25.7% in 1992 to 32.4% in 1996. The Company believes that demand for manufactured housing has grown and will continue to grow due to: (i) the increased quality of manufactured homes and the accompanying widespread consumer acceptance of manufactured homes; (ii) steady employment and economic growth in key regions; (iii) greater availability of mortgage financing for manufactured homes; and (iv) continued substantial price advantages of manufactured homes compared to site-built homes.

  Suppliers and customers have been increasingly relying on distributors in an attempt to focus on their core businesses and improve inventory management. Larger, national distributors, like the Company, have benefited from trends in:
(i) suppliers and customers reducing the number of distributors they use to increase operating efficiencies and reduce costs; (ii) suppliers and manufacturers selecting distributors that are able to serve their needs through national distribution networks; and (iii) manufacturers requiring distributors to carry more comprehensive product lines. In addition, the Company believes it leads the industry in providing value-added services to its customers, including inventory management, product support and training, and implementation of cost saving measures, all of which are services the Company believes its suppliers cannot directly provide manufacturers in a cost-effective manner.

  Since its founding in 1964 by Jerry E. Kimmel, the Company's majority shareholder, Chairman, Chief Executive Officer and President, the Company has experienced substantial growth. In addition to positive manufactured housing industry trends which favor larger distributors, the Company has primarily grown through: (i) completing eight complementary acquisitions since the beginning of 1993; (ii) adding distribution and manufacturing facilities to serve new markets; and (iii) increasing sales to existing customers by distributing additional product lines. As a result, the Company has increased net sales at a compound annual growth rate of 35.4% since 1992, from $254.8 million on a historical combined basis in 1992 to $855.7 million on a pro forma combined basis in 1996. During the same time period, EBITDA grew at a compound annual growth rate of 42.3% from $12.4 million on a historical combined basis in 1992 to $51.2 million on a pro forma combined basis in 1996.

                          SHELTER ACQUISITION BENEFITS

  The Company expects the following strategic and operating benefits as a result of the Shelter Acquisition:

  . INDUSTRY LEADERSHIP. The Company believes that the Shelter Acquisition improves its competitive position by making it the largest wholesale distributor of building products to the United States manufactured housing industry, based on total sales. The Company expects to benefit from its improved competitive position by: (i) better serving its customers through its enhanced national distribution network; (ii) serving as the exclusive distributor for certain of its suppliers that are seeking to consolidate distributors of their products to the manufactured housing and RV industries; and (iii) continuing to be a leader in the consolidation of the industry.

  . ACQUISITION OF COMPLEMENTARY PRODUCT LINES. While Shelter and Kevco served a similar customer base, each company primarily distributed and manufactured product lines with little overlap. Kevco had significant market share in plumbing fixtures and supplies and wood products, including wood trusses and cut lumber. Shelter had significant market share in electrical products, exterior building products, laminated wallboards, thermoformed products and hardware.

  . SUBSTANTIAL COST REDUCTION OPPORTUNITIES. The Company believes the Shelter Acquisition affords it substantial opportunities to eliminate certain administrative and corporate positions and expenses. In addition, the Company believes that it will be able to reduce selling expense by consolidating its sales operations as both Kevco and Shelter maintain active relationships with approximately 90% of all manufactured housing production facilities. As the largest wholesale distributor in the industry, the Company believes that it will be able to obtain economies of scale through its increased purchasing volume. The Company believes it will be able to increase the volume of purchases by consolidating its purchases from suppliers where it has overlapping product lines and by increasing sales from cross-selling its product lines.

  . RATIONALIZATION OF NATIONAL DISTRIBUTION NETWORKS. The Company believes that it will be able to reduce operating costs by consolidating distribution facilities and reducing overhead at such facilities. Substantially all of Kevco's and Shelter's distribution facilities serve the same geographic regions. On a pro forma combined basis, 45 of the Company's 47 total distribution facilities serve overlapping markets, providing the Company significant opportunities to realize distribution efficiencies over time.

                               BUSINESS STRATEGY

  The Company's primary objective is to maintain and strengthen its position as the leading national distributor of building products to the manufactured housing and RV industries. The Company intends to continue to pursue this objective through internal growth and opportunistic acquisitions. To achieve its objective, the Company has adopted a strategy based on the following key elements:

  . PROVIDE SUPERIOR CUSTOMER SERVICE. The Company believes that its emphasis on customer service differentiates it from other distributors and fosters long-term relationships with its customers. The Company is committed to a Total Quality Management program to serve its customers' needs and to work in partnership with its suppliers and customers to improve their operations. The Company seeks to be an integral part of its customers' inventory management activities and manufacturing process. The Company has received several industry awards in recognition of its high level of customer service.

  . LEVERAGE NATIONAL DISTRIBUTION NETWORK. The Company will continue to use its national distribution network as a platform for growth and profitability. The Company believes that its national presence provides it with a significant competitive advantage due to its ability to service the nationwide needs of its customers' manufacturing facilities. The Company believes that its national distribution network has allowed it to develop close relationships with its product suppliers and to become the exclusive supplier of certain product lines.

  . INCREASE CUSTOMER PENETRATION AND PRODUCT OFFERINGS. The Company supplies over 90% of all manufactured housing plants in the United States with one or more product lines. This established customer base provides the Company with a significant opportunity to supply a greater portion of its customers' building products needs as the customers seek to reduce the number of their suppliers. The Company also intends to add new product lines through internal growth and opportunistic acquisitions. With its existing national distribution infrastructure, the Company believes that additional product lines can be offered to existing customers, thereby increasing net sales without adding significant costs.

  . EXPAND MANUFACTURING CAPABILITIES. The Company intends to expand its manufacturing capabilities through internal growth and opportunistic vertical acquisitions. By manufacturing certain of its own products, the Company believes it can achieve greater profitability from its sales, while obtaining direct control over product availability and quality. The Company currently operates five wood products manufacturing facilities and plans to expand to new markets, including opening new manufacturing facilities in Arizona and North Carolina by the second quarter of 1998. Through the Shelter Acquisition, the Company obtained additional manufacturing platforms, including plastic thermoforming, injection molding and laminated wallboard operations. The Company believes that there are significant opportunities to grow its manufacturing business through additional acquisitions and new facilities.

  . PURSUE OPPORTUNISTIC ACQUISITIONS. The Company intends to selectively explore the acquisition of other distributors and manufacturers of building products. The Company seeks to acquire distributors that offer complementary product lines to extend its existing offerings and realize significant operating synergies.

                      THE TRANSACTIONS/RECENT DEVELOPMENTS

  Pursuant to the terms of a definitive merger agreement entered into on October 21, 1997 (the "Acquisition Agreement"), SCC Acquisition Corp. ("SCCAC"), an Indiana corporation and a wholly owned subsidiary of Kevco, commenced the Tender Offer pursuant to which it offered to purchase all of the outstanding shares of Shelter Common Stock. The Tender Offer expired on December 1, 1997 at which time Kevco accepted for payment all validly tendered shares of Shelter Common Stock, which represented approximately 95.5% of the then issued and outstanding shares of Shelter Common Stock. On January 16, 1998, SCCAC was merged (the "Merger") with and into Shelter, with Shelter being the surviving corporation. As a result of the Merger, Shelter became a wholly owned subsidiary of Kevco. The consummation of the Tender Offer and the Merger are collectively referred to herein as the "Shelter Acquisition." The aggregate consideration paid in the Shelter Acquisition was approximately $138.8 million, excluding the repayment of Shelter's existing indebtedness and expenses relating to the Shelter Acquisition and the Old Notes Offering (as defined herein).

  On December 1, 1997, Kevco issued $105,000,000 aggregate principal amount of Old Notes (the "Old Notes Offering"). The Company used the gross proceeds of the Old Notes Offering, together with additional borrowings by the Company of approximately $48.7 million under the Senior Credit Facility and $13.1 million of then existing available cash held by Shelter, as follows: (i) approximately $138.8 million was used to purchase all outstanding shares of Shelter Common Stock and retire outstanding options to acquire shares of common stock held by employees and directors of Shelter; (ii) approximately $16.7 million was applied to repay existing indebtedness of Shelter; and (iii) approximately $11.3 million was applied to pay the fees and expenses incurred in connection with the Shelter Acquisition, the Old Notes Offering and related transactions (collectively the "Transactions"). Shelter indebtedness repaid had a final maturity date of March 31, 2005 and bore a blended interest rate of 9.0%.

  On December 12, 1997, the Company acquired the inventory and certain distribution rights of certain building products distributed by the Manufactured Housing and Recreational Vehicle division of Shepherd Products Company for a cash purchase price payable at closing of $5.9 million, with an additional $2.0 million payable over a five-year period following the acquisition.

                             THE OLD NOTES OFFERING

Old Notes...................  The Old Notes were sold by the Company on
                              December 1, 1997 to Donaldson, Lufkin &
                              Jenrette Securities Corporation and
                              NationsBanc Montgomery Securities, Inc. (the
                              "Initial Purchasers") pursuant to a Purchase
                              Agreement dated November 21, 1997 (the
                              "Purchase Agreement"). The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights
Agreement...................  Pursuant to the Purchase Agreement, the
                              Company and the Initial Purchasers entered into a Registration Rights Agreement dated December 1, 1997 (the "Registration Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights, which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered..........  $105,000,000 aggregate principal amount of
                              Series B 10 3/8% Senior Subordinated Notes due 2007 (the "Exchange Notes").

The Exchange Offer..........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $105,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date. The terms of the Exchange Notes and the Old Notes are substantially identical.


                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                              Each Participating Broker-Dealer that
                              receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities (other than a resale of an unsold allotment from the original sale of Old Notes). The Company has agreed that, for a period of one year after the Expiration Date (or such shorter period during which all such resales have occurred), it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                              Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date.............  5:00 p.m., New York time, on March 4, 1998 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the Exchange
Notes and the Old Notes.....  Each Exchange Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such Exchange Note or, if no interest has been paid or duly provided for on such Old Note, from December 1, 1997. The Exchange Notes accrue interest at the rate of 10 3/8% per annum, payable semiannually in arrears on June 1 and December 1 of each year, commencing June 1, 1998.

                              Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last date to which interest has been paid or duly provided for on the Old Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived, the right to receive any interest on such Old Notes accrued from and after the last date to which interest has been paid or duly provided for on the Old Notes or, if no such interest has been paid or duly provided for, from and after December 1, 1997.

Procedures for Tendering
Old Notes...................  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth in the Letter of Transmittal. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer--Procedures for Tendering."

Untendered Old Notes........  Following the consummation of the Exchange
                              Offer, holders of Old Notes eligible to
                              participate but who do not tender their Old
                              Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of Failure to
Exchange....................  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act, (iii) pursuant to some other exemption under the Securities Act (and based on an opinion of counsel if the Company so requests), (iv) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (v) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange."

Shelf Registration
Statement...................  If (i) the Exchange Offer is not permitted by applicable law or (ii) if any Holder of Old
                              Notes shall notify the Company within 20
                              Business Days following the Expiration Date that (A) such Holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such Holder may not resell the Exchange Notes to the public without delivering a prospectus and the Prospectus relating to the Exchange Offer is not appropriate or available for such resales by such Holder or (C) such Holder is a Broker-Dealer and holds Old Notes acquired directly from the Company or any of its affiliates, then the Company and the Guarantors shall: (1) cause to be filed, on or prior to 45 days after the earlier of (i) the date on which the Company determines that the Exchange Offer is not permitted by applicable law and (ii) the date on which the Company receives such notice from a Holder, a shelf registration statement (the "Shelf Registration Statement"), relating to all Old Notes, and (2) shall use their respective reasonable best efforts to cause such Shelf Registration Statement to become effective on or prior to 120 days after the date on which the obligation of the Company and the Subsidiary Guarantors to file the Shelf Registration Statement arises.

                              The Company and the Subsidiary Guarantors have agreed to use their respective reasonable best efforts to keep any Shelf Registration Statement continuously effective for a maximum of two years (or such shorter period in which all Old Notes covered by such Shelf Registration Statement have been sold).

Special Procedures for
Beneficial Owners...........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender, should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The

                              Company will keep the Exchange Offer open for not less than twenty days in order to provide for the transfer of registered ownership.

Guaranteed Delivery
Procedures..................  Holders of Old Notes who wish to tender their
                              Old Notes and whose Old Notes are not
                              immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                              Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York time, on the Expiration
                              Date.

Acceptance of Old Notes and
Delivery of Exchange Notes..  The Company will accept for exchange, subject to the conditions described under "The
                              Exchange Offer--Conditions," any and all Old
                              Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer-- Terms of the Exchange Offer."

Use of Proceeds.............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange
                              Offer.

Exchange Agent..............  United States Trust Company of New York, N.A.

                               THE EXCHANGE NOTES

General.....................  The form and terms of the Exchange Notes are the same as the form and terms of the Old
                              Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer-- Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes." The Old Notes and the Exchange Notes are referred to herein collectively as the "Notes."
                              $105,000,000 aggregate principal amount of
                              Series B 10 3/8% Notes due 2007 of the
                              Company.


Issuer......................  Kevco, Inc.

Maturity Date...............  December 1, 2007.

Guarantors..................  The Notes will be guaranteed on a senior subordinated basis by all existing and future Restricted Subsidiaries of the Company.

Ranking.....................  The Notes and the Subsidiary Guarantees will be general, unsecured obligations of the Company and the Subsidiary Guarantors, respectively. The payment of the principal of and interest and premium, if any, on the Exchange Notes will be subordinated in right of payment to all Senior Indebtedness of the Company and the Subsidiary Guarantors, respectively. As of September 30, 1997, on a pro forma basis after giving effect to the Transactions, the Company and its consolidated subsidiaries had outstanding approximately $98.1 million of outstanding Senior Indebtedness (including $93.2 million of Senior Indebtedness under the Senior Credit Facility). The Indenture will prohibit the Company and the Subsidiary Guarantors from incurring any Indebtedness that is subordinated in right of payment to any Senior Indebtedness unless such Indebtedness is subordinated in right of payment to, or ranks pari passu with, the Notes or the Subsidiary Guarantees, as applicable. See "Description of the Notes--Subordination" and "--Certain Covenants--Limitations on Layering Indebtedness."

Optional Redemption.........  The Notes are redeemable, in whole or in part, at the option of the Company at any time on or after December 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, at any time on or before December 1, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the net proceeds of a Public Equity the Old Notes Offering at a redemption price equal to 110.375% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption; provided, however, that at least 65% of the original aggregate principal amount of the Notes remains outstanding following such redemption. See "Description of the Notes--Optional Redemption."

Change of Control...........  Upon a Change of Control, each holder of the
                              Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of the Notes--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control."

Certain Covenants...........  The Indenture contains certain covenants, including, but not limited to, covenants prohibiting or limiting: (i) the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness; (ii) the payment of dividends or the making of other restricted payments by the Company; (iii) the creation of liens by the Company and its Restricted Subsidiaries; (iv) the creation or existence of restrictions on the ability of Restricted Subsidiaries to pay dividends or make other payments to the Company; (v) transactions by the Company and its Restricted Subsidiaries with affiliates; (vi) certain sales of assets by the Company and its Restricted Subsidiaries; (vii) the ability of the Company and the Restricted Subsidiaries to engage in certain lines of business; and
                              (viii) the Company's ability to consolidate or merge with or into, or transfer all or substantially all of its assets to, another person. See "Description of the Notes-- Certain Covenants."

                                  RISK FACTORS

  See "Risk Factors" beginning on page 17 for a discussion of certain information that should be considered by Holders of Old Notes prior to tendering their Old Notes in the Exchange Offer.

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

  The following table sets forth summary unaudited pro forma condensed combined balance sheet data at September 30, 1997 and summary unaudited pro forma condensed combined statements of income for the year ended December 31, 1996, the nine month period ended September 30, 1997 and the last twelve months ended September 30, 1997. The pro forma condensed combined balance sheet data at September 30, 1997 give effect to the Transactions as if they had occurred on September 30, 1997. The pro forma condensed combined statements of income for the fiscal year ended December 31, 1996, the nine month period ended September 30, 1997 and the last twelve months ended September 30, 1997 give effect to the Pro Forma Transactions (as defined herein) as if they had occurred on January 1, 1996. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data," "Selected Consolidated Financial Data," and the Consolidated Financial Statements and Notes thereto of Kevco and Shelter, included elsewhere herein.

                                   LAST TWELVE
                                  MONTHS ENDED  NINE MONTHS ENDED  YEAR ENDED
                                  SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                      1997            1997            1996
                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales........................   $855,176        $652,091        $855,686
Gross profit.....................    119,616          89,866         122,773
Commission income................      8,930           6,580           9,359
Selling, general and
 administrative expenses.........     91,014          69,077          88,722
Operating income.................     37,532          27,369          43,410
Net income.......................     10,239           7,270          13,164
OTHER DATA:
EBITDA(1)........................     45,686          33,456          51,243
Depreciation and amortization....      8,154           6,087           7,833
Cash interest expense(2).........     18,580          13,935          18,580
EBITDA/cash interest expense.....        2.5x            --              --
Total debt/EBITDA................        4.4x            --              --

                                                          AT SEPTEMBER 30, 1997
                                                          ---------------------
                                                            ACTUAL    PRO FORMA
BALANCE SHEET DATA:
Working capital.......................................... $   35,127 $   71,413
Total assets.............................................    114,578    315,116
Total debt...............................................     45,849    203,103
Stockholders' equity.....................................     40,397     40,397

--------------------
(1) EBITDA for any relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income. EBITDA should not be construed as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management believes that certain readers may find it to be a useful tool for analyzing operating performance, leverage, liquidity, and a company's ability to service debt. See "Unaudited Pro Forma Condensed Combined Financial Data" and the Consolidated Financial Statements and the Notes thereto of Kevco and Shelter included elsewhere in this Prospectus.
(2) Cash interest expense represents total interest expense less amortization of deferred financing costs, on a pro forma basis giving effect to the issuance of the Old Notes pursuant to the Old Notes Offering at an interest rate of 10 3/8%, borrowings under the Senior Credit Facility at a rate of 8.25% and the application of the net proceeds therefrom, as if the Transactions had occurred on January 1, 1996.

                        SUMMARY SELECTED FINANCIAL DATA

  The summary historical consolidated financial data for and as of the end of each of the years in the three-year period ended December 31, 1996 set forth below have been derived from the audited consolidated financial statements of Kevco and Shelter. The summary historical consolidated financial data set forth below for and as of the end of the nine-month period ended September 30, 1997 have been derived from the unaudited condensed consolidated financial statements of Kevco and Shelter. The historical condensed consolidated results of operations of Kevco and Shelter for the nine months ended September 1997 are unaudited and are not necessarily indicative of the results of operations of Kevco and Shelter for the full year. The unaudited historical consolidated financial data reflects all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management of each company, necessary for a fair summary of such company's financial position, results of operations and cash flows for and as of the end of the periods presented. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data," "Selected Consolidated Financial Data," and the Consolidated Financial Statements and Notes thereto of Kevco and Shelter, included elsewhere herein.

                                                                   NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                         ------------------------------------ ---------------------------
                                           HISTORICAL                      HISTORICAL
                         PRO FORMA -------------------------- PRO FORMA -----------------
                          1996(1)    1996     1995     1994    1997(1)  1997(2)    1996
                                              (DOLLARS IN THOUSANDS)
         Kevco
         -----
INCOME STATEMENT DATA:
Net sales............... $401,119  $267,344 $182,519 $ 99,279 $289,952  $271,957 $205,048
Gross profit............   59,646    40,691   26,878   15,923   39,056    36,819   30,993
Operating Income........   24,282    16,465    8,599    5,048   12,895    12,494   12,503
OTHER DATA:
EBITDA(3)...............   27,700    18,257    9,640    5,447   15,350    14,666   13,821
Depreciation and
 amortization...........    3,418     1,792    1,041      399    2,455     2,172    1,318
Capital expenditures....      --      1,586    2,844      432      --      2,000    1,086
        Shelter
        -------
INCOME STATEMENT DATA:
Net Sales............... $454,567  $521,022 $462,323 $333,104 $362,139  $357,879 $397,065
Gross profit............   63,127    73,321   68,548   51,296   50,810    49,973   57,516
Operating income........   15,033    15,586   18,844   15,271   11,645    11,237   15,052
OTHER DATA:
EBITDA(3)...............   18,629    18,936   21,741   17,303   14,509    13,691   17,497
Depreciation and
 amortization...........    3,596     3,350    2,897    2,032    2,864     2,454    2,445
Capital expenditures....      --      8,368    2,790    2,136      --      6,210    6,057
   Pro Forma Combined
   ------------------
EBITDA(4)............... $ 51,243       --       --       --  $ 33,456       --       --

--------------------
(1) Reflects the pro forma effect of (i) Kevco's acquisition of Bowen Supply, Inc. ("Bowen") and Consolidated Forest Products, L.L.C. ("Consolidated Forest") in February 1997, (ii) for 1996, Shelter's sale of operations and certain assets of its carpet and yarn manufacturing subsidiary, Danube Carpet Mills, Inc. ("Danube") on December 31, 1996 and (iii) the acquisition of net assets and operations of Plastic Solutions, Inc. ("PSI") in June 1997.
(2) The decline in Shelter's net sales is attributable to the sale of operations and certain assets of its Danube subsidiary on December 31, 1996.
(3) EBITDA for any relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income. EBITDA should not be construed as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management believes that certain readers may find it to be a useful tool for analyzing operating performance, leverage, liquidity, and a company's ability to service debt. See "Unaudited Pro Forma Condensed Combined Financial Data" and the Consolidated Financial Statements and the Notes thereto of Kevco and Shelter included elsewhere in this Prospectus.
(4) EBITDA for Kevco and Shelter combined, including the estimated cost savings associated with the Shelter Acquisition. See "Unaudited Pro Forma Condensed Combined Financial Data."

                                 RISK FACTORS

  In addition to the other information contained or incorporated by reference in this Prospectus, Holders of Old Notes should consider carefully the factors listed below before tendering their Old Notes in the Exchange Offer.

SUBSTANTIAL LEVERAGE

  The Company has a substantial amount of indebtedness. As of September 30, 1997, on a pro forma basis after giving effect to the Transactions, the Company had approximately $203.1 million of consolidated indebtedness and a ratio of debt to total capitalization of 83.4%. See "Capitalization."

  The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's indebtedness, acquisitions, working capital, capital expenditures or other purposes may be impaired, (ii) funds available to the Company for its operations and general corporate purposes or for capital expenditures will be reduced as a result of the dedication of a substantial portion of the Company's consolidated cash flow from operations to the payment of the principal and interest on its indebtedness, (iii) the Company may be more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage, (iv) the agreements governing the Company's and its subsidiaries' long-term indebtedness and bank loans contain restrictive financial and operating covenants, (v) an event of default (not cured or waived) under financial and operating covenants contained in the Company's or its subsidiaries' debt instruments, including the Indenture, could occur and have a material adverse effect on the Company, (vi) certain of the borrowings under debt agreements of the Company's subsidiaries have floating rates of interest, which causes the Company and its subsidiaries to be vulnerable to increases in interest rates and (vii) the Company's substantial degree of leverage could make it more vulnerable to a downturn in general economic conditions.

  The ability of the Company and its subsidiaries to make principal and interest payments under long-term indebtedness (including the Notes) and bank loans will be dependent upon their future performance, which is subject to financial, economic and other factors affecting the Company and its subsidiaries, some of which are beyond their control. There can be no assurance that the current level of operating results of the Company and its subsidiaries will continue or improve. The Company believes that it will need to access the capital markets in the future in order to provide the funds necessary to repay a significant portion of its indebtedness. There can be no assurance that any such refinancing will be possible or that any additional financing can be obtained, particularly in view of the Company's anticipated high levels of debt and the debt incurrence restrictions under its existing debt agreements, including the Indenture. If no such refinancing or additional financing were available, the Company and/or its subsidiaries could default on their respective debt obligations. In such case, virtually all other debt of the Company and its subsidiaries, including payments to be made under the Notes, could be immediately due and payable.

SUBORDINATION

  The Old Notes are, and the Exchange Notes will be, unsecured and subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including all indebtedness under the Senior Credit Facility. Although the obligations of the Company under the Notes are guaranteed by the Subsidiary Guarantors, such guarantees are also subordinated in right of payment to all Senior Indebtedness of the Subsidiary Guarantors. As of September 30, 1997, on a pro forma basis after giving effect to the Transactions, the Company and its consolidated subsidiaries had approximately $98.1 million of outstanding Senior Indebtedness (including $93.2 million of Senior Indebtedness under the Senior Credit Facility). The Indenture permits the Company and its Subsidiaries to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations.

  By reason of the subordination of the Notes and Subsidiary Guarantees to all Senior Indebtedness of the Company and the Subsidiary Guarantors, as applicable, in the event of a liquidation or dissolution of the Company or a Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or such Subsidiary Guarantor, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Notes receive any payment. In addition, the Company and the Subsidiary Guarantors will not be permitted to make any payment to the holders of the Notes for specified periods if (i) there occurs a payment default with respect to any Senior Indebtedness or (ii) there occurs a default with respect to Senior Indebtedness held by designated persons which permits the holders of such Senior Indebtedness to accelerate its maturity and such holders notify the Trustee (as defined herein) of such default. These provisions may have the effect of reducing the amounts payable to or recoverable by the holders of the Notes.

  The Company currently conducts all of its business through subsidiaries. Accordingly, the Company is dependent on the cash flow generated by its subsidiaries for the payment of its obligations, including the Notes. Except by virtue of the Subsidiary Guarantees, the subsidiaries of the Company have no obligation to make payments under the Notes. To the extent that a subsidiary of the Company does not become a Subsidiary Guarantor or the Subsidiary Guarantee of a Subsidiary Guarantor is not enforceable under applicable law, the Notes will be structurally subordinated to any Indebtedness or other obligations of the subsidiaries of the Company.

RESTRICTIVE COVENANTS AND ASSET ENCUMBRANCES

  The Senior Credit Facility and the Indenture contain numerous restrictive covenants which limit the discretion of Company management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other restricted payments, to make investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets to, or merge or consolidate with, another entity. The Senior Credit Facility also contains a number of financial covenants that require the Company to meet certain financial ratios and tests and provide that a "change of control" will constitute an event of default. A failure to comply with the obligations contained in the Senior Credit Facility or the Indenture, if not cured or waived, could permit acceleration of the related indebtedness and acceleration of indebtedness under other instruments that contain cross-acceleration or cross-default provisions. If the Company were obligated to repay all or a significant portion of its indebtedness, there can be no assurance that the Company would have sufficient cash to do so or that the Company could successfully refinance such indebtedness. Other indebtedness of the Company that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the Senior Credit Facility or the Notes. In addition, the obligations of the Company under the Senior Credit Facility are secured by substantially all of the assets of the Company, and the Indenture permits other Senior Indebtedness of the Company to be secured. In the case of an event of default under the Senior Credit Facility or such other secured indebtedness, the lenders thereunder would be entitled to exercise the remedies available to a secured lender under applicable law. See "Description of the Notes--Certain Covenants" and "Description of Senior Credit Facility."

INABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL

  Upon a Change of Control, the Company will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered. In addition, the Senior Credit Facility prohibits the Company from making such required repurchases and there can be no assurance that the Company's debt instruments existing at the time of any Change of Control will allow the Company to make such required repurchases. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalization, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of the Notes--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control."

COMPETITION

  The wholesale distribution industry relating to producers of manufactured homes and RVs is highly competitive, and the barriers to entry are relatively low. Competition exists in terms of price, product quality and features, service, warranty terms and distribution facility location. The manufacturing of roof trusses, laminated wallboard products and thermoformed bathroom products are also highly competitive businesses. There are numerous companies, both public and private, that are in direct competition with the Company, and many of these competitors have been operating longer and have substantially greater financial and other resources than the Company. A downturn in the manufactured housing or RV industries could result in increased competition adversely affecting the Company's results of operations or financial condition. In addition, there are certain product manufacturers that sell and distribute their products directly to manufactured home and RV producers. There can be no assurance that additional manufacturers of products distributed by the Company will not elect to sell and distribute directly in the future. No assurance can be given that the Company will be able to compete effectively in the future.

CYCLICAL NATURE OF THE MANUFACTURED HOUSING AND RV MARKETS

  Approximately 79% of the Company's net sales for the year ended December 31, 1996, were to producers of manufactured homes. The manufactured housing market historically has been cyclical and is influenced by many of the same national and regional economic and demographic factors that affect the broader housing market, including consumer confidence, interest rates, availability and terms of financing, regional population and employment trends, availability and cost of alternative housing and general economic conditions, including recessions. The RV market has also historically been cyclical and is also influenced by factors such as interest rates, availability and terms of financing and general economic conditions, as well as gasoline prices. The Company may be adversely affected by these factors.

GROWTH THROUGH ACQUISITIONS

  Part of the Company's business strategy is to grow through strategic acquisitions. There can be no assurance that the Company will be able to identify attractive or willing acquisition candidates or that it will be able to successfully integrate the operations of any companies it acquires. In addition, there can be no assurance that such acquired companies would perform in accordance with management's expectations or that the Company would not encounter unanticipated problems or liabilities. Also, if the Company does not have sufficient cash resources for any acquisition, its growth could be limited. There can be no assurance that the Company will be able to obtain adequate financing for any acquisition or that, if available, such financing will be on terms acceptable to the Company. The Senior Credit Facility requires the consent of the Company's lenders prior to the consummation of certain acquisitions. There can be no assurance such consents will be granted any time they are required or that the Company will be able to successfully implement its acquisition strategy.

RISKS RELATED TO THE INTEGRATION OF KEVCO AND SHELTER

  The Shelter Acquisition involves the integration of two companies that have previously operated independently. The assimilation of the companies may be difficult and will require integration and coordination of the Company's product offerings, management, systems, manufacturing and sales and marketing efforts. In addition, the process of integrating the operations of Kevco and Shelter will require substantial attention from management and could cause the interruption of, or a loss of momentum in, the business activities of the Company, which could have an adverse effect on the Company's financial position, results of operations and cash flows. Accordingly, no assurance can be given that difficulties will not be encountered in integrating the operations of Kevco and Shelter or that the efficiencies and benefits expected from such integration will be realized.

DEPENDENCE ON KEY PERSONNEL

  The success of the Company is dependent upon the continued services of the Company's senior management, particularly its Chairman of the Board, President and Chief Executive Officer, Jerry E. Kimmel.

The loss of the services of Mr. Kimmel could have a material adverse effect on the Company and its business. In addition, the Company's success and continued growth will depend upon its ability to attract and retain experienced, quality management personnel.

IMPORTANCE OF PRINCIPAL CUSTOMERS

  The Company's two largest customers, Champion Enterprises, Inc. and Fleetwood Enterprises, Inc., accounted for approximately 14% and 12%, respectively, of the Company's combined historical net sales in 1996. Although the Company has ongoing supply relationships with these customers, it does not have a formal supply contract with these customers or most of its other customers. The Company's business could be adversely affected if these customers, or other major customers, substantially reduced or discontinued purchases from the Company. Further, the Company can give no assurance that its sales to its customers will continue at historical levels. See "Business-- Sales and Marketing" and Note 1 to the Consolidated Financial Statements of Kevco and Shelter.

IMPORTANCE OF KEY SUPPLIERS

  There are numerous competing suppliers of most of the products that the Company purchases; however, if a particular supplier were to unexpectedly discontinue sales of a product to the Company, the Company could experience temporary shortages in that product until it obtains a replacement supplier. Such a temporary shortage could have a negative impact on the Company's relationships with its customers, which could in turn result in the loss of one or more customers. The loss of one or more major customers could have a material adverse effect on the Company and its business. See "Business-- Purchasing and Suppliers."

FLUCTUATIONS IN PRICES OF LUMBER

  The Company has experienced significant fluctuations in the cost of lumber products from primary producers. A variety of factors over which the Company has no control, including environmental regulations, weather conditions and natural disasters, impact the market price of lumber products. The Company anticipates that these fluctuations will continue in the future. The Company's purchase and resale practices seek to minimize the impact of fluctuations in lumber prices. The Company prices its wood products on a monthly basis based on the then-current lumber prices. It charges the raw material cost on a FIFO-basis to cost of goods as products are sold. Periods of prolonged lumber price decreases may have a material adverse impact on the Company's inventory value and profitability.

CONTROL BY PRINCIPAL SHAREHOLDER

  As of November 20, 1997, Jerry E. Kimmel, the Chairman of the Board, President and Chief Executive Officer of the Company, owned approximately 55.1% of the outstanding Common Stock of the Company. As a result, Mr. Kimmel is able to (i) elect the entire Board of Directors of the Company, (ii) through his ability to elect directors, exercise control over the business, officers, policies and management of the Company and (iii) in general, determine the outcome of any matter submitted to a vote of the shareholders of the Company, including an amendment to the Articles of Incorporation of the Company, the authorization of additional shares of the Company's capital stock or any merger, consolidation or other extraordinary corporate transaction requiring a vote of the shareholders of the Company. See "Principal Shareholders."

REGULATION

  The Company's suppliers and customers are subject to a variety of federal, state and local laws and regulations. The National Manufactured Housing Construction and Safety Standards Act of 1974 and regulations promulgated thereunder by the U.S. Department of Housing and Urban Development ("HUD") impose comprehensive national construction standards for manufactured homes and preempt conflicting state and local regulations. HUD has adopted regulations that divide the United States into three "Wind Zones" and impose more stringent construction standards for homes to be sold in areas designated as Wind Zones II or III. These regulations have resulted in higher manufacturing and dealer costs. The Company cannot predict if additional regulations will be adopted or the effect that any such regulations would have on the Company. To the extent regulations make manufactured housing less competitive with other housing alternatives, the Company's operations could be negatively impacted. See "Business--Regulation."

FRAUDULENT CONVEYANCE

  The Company believes that the indebtedness represented by the Notes was incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, after the consummation of the Transactions, the Company will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding the Company's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of the Company's obligations to the holders of the Notes, the effect of which would be that the holders of the Notes may not be repaid in full and/or (ii) subordinate the Company's obligations to the holders of the Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes.

  The Company's obligations under the Notes are guaranteed, jointly and severally, on a senior subordinated basis, by each of the Subsidiary Guarantors. The Company believes that indebtedness represented by the Guarantees was, and is being, incurred by the Subsidiary Guarantors for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, after the consummation of the Transactions, each of the Subsidiary Guarantors will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding the Company's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Subsidiary Guarantors were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which their remaining assets constituted unreasonably small capital, intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, or intended to hinder, delay or defraud their creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things,
(i) void all or a portion of such Subsidiary Guarantors' obligations to the holders of the Notes, the effect of which would be that the holders of the Notes may not be repaid in full and/or (ii) subordinate such Subsidiary Guarantors' obligations to the holders of the Notes to other existing and future indebtedness of such Subsidiary Guarantors to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes. Among other things, a legal challenge to a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantors as a result of the issuance by the Company of the Notes.

EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, registration rights under the Registration Rights Agreement generally will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

  The Old Notes were issued on December 1, 1997 to qualified institutional buyers and are eligible for trading in the PORTAL Market, the National Association of Securities Dealers' screen-based, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the Exchange Notes, and there can be no assurance regarding the future development of a market for the Exchange Notes, or the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. As a result, the market price of the Exchange Notes could be adversely affected.

  The Company does not intend to apply to list the Old Notes or the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities, regardless of the Company's financial performance or prospects.

                               THE TRANSACTIONS

  On October 28, 1997, SCCAC, a wholly-owned subsidiary of Kevco, commenced the Tender Offer for all the outstanding shares of Shelter Common Stock at $17.50 net per share as required under the terms of the Acquisition Agreement, dated as of October 21, 1997 among Kevco, SCCAC and Shelter. The Tender Offer expired on December 1, 1997, at which time Kevco accepted for payment all validly tendered shares of Shelter Common Stock, which represented approximately 95.5% of the then issued and outstanding shares of Shelter Common Stock. On January 16, 1998, SCCAC was merged with and into Shelter, with Shelter being the surviving corporation. As a result of the Merger, Shelter became a wholly-owned subsidiary of Kevco. The aggregate consideration paid in the Shelter Acquisition was approximately $138.8 million, excluding the repayment of Shelter's existing indebtedness and expenses relating to the Shelter Acquisition and the Old Notes Offering, which is being funded by some combination of the proceeds of the Old Notes Offering, additional borrowings under the Senior Credit Facility and then existing available cash held by Shelter. See "Use of Proceeds".

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement.

  The Company used the gross proceeds of the Old Notes Offering of $105.0 million, together with additional borrowings by the Company of approximately $48.7 million under the Senior Credit Facility and $13.1 million of then existing available cash held by Shelter, as follows: (i) approximately $138.8 million was used to purchase all outstanding shares of Shelter Common Stock and retire outstanding options to acquire shares of Shelter Common Stock held by employees and directors of Shelter; (ii) approximately $16.7 million was applied to repay existing indebtedness of Shelter; and (iii) approximately $11.3 million was applied to pay the fees and expenses incurred in connection with the Transactions. Shelter indebtedness repaid had a final maturity date of March 31, 2005 and bore a blended interest rate of 9.0%.

                                CAPITALIZATION

  The following table sets forth the capitalization of Kevco at September 30, 1997, (i) on an actual basis and (ii) on a pro forma basis to give effect to the Transactions as set forth under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of Kevco and Shelter and the notes thereto included elsewhere in this Prospectus.

                                                                 SEPTEMBER 30,
                                                                     1997
                                                               -----------------
                                                               ACTUAL  PRO FORMA
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
   Cash....................................................... $    77 $     77
                                                               ======= ========
   Total debt:
   Capital lease obligations.................................. $ 1,435 $  1,435
   Long-term notes payable....................................     --     3,500
   Senior Credit Facility:
    Revolving Credit Facility.................................  14,414    3,168
    Term Loan(1)..............................................  30,000   90,000
   Old Notes Offering.........................................     --   105,000
                                                               ------- --------
     Total debt...............................................  45,849  203,103
   Stockholders' equity.......................................  40,397   40,397
                                                               ------- --------
     Total capitalization..................................... $86,246 $243,500
                                                               ======= ========

---------------------
(1) The Indenture provides that the Company's borrowing capacity under the Term Loan of the Senior Credit Facility is reduced by the cash consideration necessary to purchase the amount of Shelter Common Stock not acquired under the Tender Offer until such time as Kevco owns 100% of the Shelter Common Stock.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

  The unaudited pro forma condensed combined financial data is based on the consolidated financial statements of Kevco, the consolidated financial statements of Bowen, the consolidated financial statements of Consolidated Forest and the consolidated financial statements of Shelter included elsewhere in this Prospectus. The unaudited pro forma financial data gives effect to:
(i) the effect on weighted average shares and earnings per share of the sale of 2,415,000 shares of common stock of Kevco and the tax impact of Kevco's conversion from an S corporation to a C corporation in November 1996 (including an over-allotment option of 315,000 shares exercised in December
1996) ("Public Offering"); (ii) the acquisition by Kevco of Bowen ("Bowen Acquisition") and Consolidated Forest ("Consolidated Forest Acquisition" and, collectively with the Bowen Acquisition, the "Kevco Acquisitions"); (iii) Shelter's sale of the operations and certain assets of its Danube subsidiary and the acquisition by Shelter of PSI ("PSI Acquisition"); (iv) the Shelter Acquisition; (v) the Senior Credit Facility and (vi) the Old Notes Offering (collectively, the "Pro Forma Transactions") as if these transactions had occurred on January 1, 1996.

  The unaudited pro forma condensed combined balance sheet at September 30, 1997 is based on the consolidated financial statements of Kevco adjusted to give effect to the Transactions as if such transactions had occurred on September 30, 1997. The unaudited pro forma condensed combined statements of income for the year ended December 31, 1996, the nine month-period ended September 30, 1997 and the last twelve months ended September 30, 1997, are based on the consolidated financial statements of Kevco and adjusted to give effect to the Pro Forma Transactions as if such transactions had occurred on January 1, 1996. The acquisition adjustments and offering adjustments are based upon historical financial information of Kevco, Bowen, Consolidated Forest, PSI and Shelter and certain assumptions that management of Kevco believes are reasonable. The Kevco Acquisitions, the PSI Acquisition and the Shelter Acquisition are accounted for under the purchase method of accounting. Under this method of accounting, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value is determined as of the consummation of each of the acquisitions. The pro forma financial data does not necessarily reflect the results of operations or the financial position of Kevco that actually would have resulted had the Pro Forma Transactions occurred at the date indicated, or project the results of operations or financial position of Kevco for any future date or period.

  The unaudited pro forma condensed combined financial data should be read in conjunction with the consolidated financial statements of Kevco, Bowen, Consolidated Forest and Shelter and the notes thereto included elsewhere in this Prospectus.

                                  KEVCO, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                         SHELTER
                                  KEVCO     SHELTER    ACQUISITION    PRO FORMA
                                HISTORICAL HISTORICAL ADJUSTMENTS(1)    TOTAL
            ASSETS
Current Assets:
  Cash and cash equivalents....  $     77   $ 13,139     $(13,139)(2) $     77
  Trade accounts receivable,
   net.........................    25,190     33,010          --        58,200
  Inventories..................    34,988     43,001          --        77,989
  Other current assets.........     1,447      3,327          --         4,774
                                 --------   --------     --------     --------
    Total current assets.......    61,702     92,477      (13,139)     141,040
Property and equipment, net....    18,563     25,929          --        44,492
Intangible assets, net.........    33,600     13,126      (13,126)(3)  127,549
                                                           88,024 (3)
                                                            5,925 (4)
Other assets...................       713      1,322          --         2,035
                                 --------   --------     --------     --------
    Total assets...............  $114,578   $132,854     $ 67,684     $315,116
                                 ========   ========     ========     ========
        LIABILITIES AND
      STOCKHOLDERS' EQUITY
Current Liabilities:
  Trade accounts payable.......  $ 22,245   $ 33,079     $    --      $ 55,324
  Accrued liabilities..........     4,050      7,279          --        11,329
  Current portion of long-term
   debt........................       112      3,007       (2,271)(5)      848
  Other liabilities                   168      1,023          935 (6)    2,126
                                 --------   --------     --------     --------
    Total current liabilities..    26,575     44,388       (1,336)      69,627
Long-term debt, less current
 portion.......................    45,737     17,208      (14,444)(7)  202,255
                                                          153,754 (7)
Other liabilities..............     1,869        968          --         2,837
                                 --------   --------     --------     --------
  Total liabilities............    74,181     62,564      137,974      274,719
  Total stockholders' equity...    40,397     70,290      (70,290)(8)   40,397
                                 --------   --------     --------     --------
    Total liabilities and
     stockholders' equity......  $114,578   $132,854     $ 67,684     $315,116
                                 ========   ========     ========     ========

                                  KEVCO, INC.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) The Shelter Acquisition was accounted for using the purchase method of accounting. The aggregate purchase price was determined as follows:

     Shares outstanding at September 30, 1997........................     7,765
     Options outstanding at September 30, 1997.......................       376
                                                                       --------
       Total.........................................................     8,141
     Purchase price per share........................................  $  17.50
                                                                       --------
                                                                       $142,468
     Exercise of options outstanding(a)..............................    (3,625)
                                                                       --------
     Purchase price..................................................  $138,843
     Acquisition costs(b)............................................     5,410
                                                                       --------
       Total purchase price..........................................  $144,253
                                                                       ========

  (a) Represents cash to be received by Kevco in settlement of stock options outstanding as of September 30, 1997 (options outstanding to purchase 376,000 shares of Shelter Common Stock at an average price of $9.64 per share).
  (b) Represents fees and costs directly associated with the Shelter Acquisition consisting of investment banking, legal and other professional costs.

(2) Reflects the utilization of existing cash to finance a portion of the Shelter Acquisition.

(3) Goodwill was adjusted to reflect (i) the elimination of existing goodwill of Shelter and (ii) the excess of purchase cost over the fair value of net assets acquired which amount will be amortized on a straight line basis over an estimated life of 40 years.

(4) Intangibles were adjusted to reflect the capitalization of financing costs that will be amortized over the life of the Senior Credit Facility and the Notes.

(5) Current portion of long-term debt was adjusted to reflect the retirement of a portion of long-term debt of Shelter. See note (7).

(6) The adjustment reflects accrued severance costs related to the involuntary termination of employees resulting from the Shelter Acquisition.
(7) Long-term debt was adjusted to reflect gross proceeds of $105,000 from the issuance of the Notes and additional borrowings of $48,754 from the Senior Credit Facility, net of $14,444 of long-term debt of Shelter that was retired.

(8) The adjustment reflects the elimination of the stockholders' equity of Shelter.

                                  KEVCO, INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  LAST TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          KEVCO    SHELTER
                           PRO       PRO                     THE OLD       KEVCO
                          FORMA     FORMA      SHELTER        NOTES       COMBINED
                          TOTALS    TOTALS   ACQUISITION    OFFERING        PRO
                           (A)        (B)    ADJUSTMENTS   ADJUSTMENTS     FORMA
Net sales............... $384,269  $470,907   $     --      $     --      $855,176
Cost of sales...........  330,583   404,977         --            --       735,560
                         --------  --------   --------      --------      --------
  Gross profit..........   53,686    65,930         --            --       119,616
Commission income.......    6,224     2,706         --            --         8,930
                         --------  --------   --------      --------      --------
                           59,910    68,636         --            --       128,546
Selling, general and
 administrative
 expenses...............   41,035    54,356    (5,346)(1)                   91,014
                                               (1,232)(2)
                                                2,201 (3)
                         --------  --------   --------      --------      --------
  Operating income......   18,875    14,280      4,377            --        37,532
Interest expense........   (4,068)   (1,039)        --       (18,580)(4)   (19,536)
                                                               4,862 (4)
                                                                (711)(4)
Other income............      174       447         --            --           621
                         --------  --------   --------      --------      --------
  Income before income
   taxes................   14,981    13,688      4,377       (14,429)       18,617
Income taxes                5,992     5,267      1,751(5)     (4,632)(5)     8,378
                         --------  --------   --------      --------      --------
  Net income............ $  8,989  $  8,421   $  2,626      ($ 9,797)     $ 10,239
                         ========  ========   ========      ========      ========
Earnings per share...... $   1.30                                         $   1.48
                         ========                                         ========
Weighted average shares
outstanding.............    6,916                                            6,916
                         ========                                         ========
OTHER DATA:
  Operating income...... $ 18,875  $ 14,280   $  4,377      $     --      $ 37,532
  Depreciation and
   amortization.........    3,346     3,839        969            --         8,154
                         --------  --------   --------      --------      --------
  EBITDA (6)............ $ 22,221  $ 18,119   $  5,346      $     --      $ 45,686
                         ========  ========   ========      ========      ========

---------------------
(A) Includes the pro forma effect of the Public Offering and the Kevco Acquisitions. See details in "Unaudited Pro Forma Financial Data," beginning on page P-1.
(B) Includes the pro forma effect of the sale of the operations and certain assets of Danube and the PSI Acquisition. See details in "Unaudited Pro Forma Financial Data," beginning on page P-1.

                                  KEVCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  LAST TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                            (DOLLARS IN THOUSANDS)

(1) Pursuant to EITF 95-3, Kevco has accrued liabilities for the involuntary termination of certain employees which are included in the financial statements along with the pro forma effect of the elimination of duplicate costs. Costs include only direct costs and benefits of these employees. Kevco believes that the elimination of duplicate employees will have no material effect on the other reported amounts within the unaudited pro forma condensed combined financial statements.

(2) To eliminate the historical amortization of goodwill of Shelter.

(3) Represents the amortization of excess purchase price over fair value of net assets acquired related to the Shelter Acquisition over a period of 40 years.

(4) Interest expense was adjusted to reflect: (i) $18,580 resulting from the effective interest rate of the Senior Credit Facility at 8.25% and the Notes at 10 3/8%; (ii) the elimination of interest on existing debt of $4,862 to be repaid from the proceeds of the Senior Credit Facility and
    (iii) the amortization of financing costs of $711 over the life of the indebtedness.

(5) Income tax expense was adjusted to reflect an effective tax rate of 45%, which is the expected effective tax rate of the Company after giving effect to the Shelter Acquisition. The effective rate is higher than the statutory rate of approximately 40% because of the nondeductibility of goodwill resulting from the Shelter Acquisition.

(6) EBITDA is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income.

                                  KEVCO, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THE OLD
                           KEVCO     SHELTER     SHELTER        NOTES         KEVCO
                         PRO FORMA  PRO FORMA  ACQUISITION    OFFERING      COMBINED
                         TOTALS(A)  TOTALS(B)  ADJUSTMENTS   ADJUSTMENTS    PRO FORMA
Net sales............... $289,952   $362,139     $   --       $    --       $652,091
Cost of sales...........  250,896    311,329         --            --        562,225
                         --------   --------     -------      --------      --------
  Gross profit..........   39,056     50,810         --            --         89,866
Commission income.......    4,506      2,074         --            --          6,580
                         --------   --------     -------      --------      --------
                           43,562     52,884         --            --         96,446
Selling, general and
 administrative
 expenses...............   30,667     41,239      (3,597)(1)       --         69,077
                                                    (883)(2)
                                                   1,651 (3)
                         --------   --------     -------      --------      --------
  Operating income......   12,895     11,645       2,829           --         27,369
Interest expense........   (2,869)      (612)        --        (13,935)(4)   (14,652)
                                                                 3,297 (4)
                                                                  (533)(4)
Other income............       52        447         --            --            499
                         --------   --------     -------      --------      --------
  Income before income
   taxes................   10,078     11,480       2,829       (11,171)       13,216
Income taxes............    4,031      4,422       1,054 (5)    (3,561)(5)     5,946
                         --------   --------     -------      --------      --------
  Net income............ $  6,047   $  7,058     $ 1,775      $ (7,610)     $  7,270
                         ========   ========     =======      ========      ========
Earnings per share...... $   0.87                                           $   1.05
                         ========                                           ========
  Weighted average
   shares outstanding...    6,916                                              6,916
                         ========                                           ========
OTHER DATA:
  Operating income...... $ 12,895   $ 11,645     $ 2,829      $    --       $ 27,369
  Depreciation and
   amortization.........    2,455      2,864         768           --          6,087
                         --------   --------     -------      --------      --------
  EBITDA(6)............. $ 15,350   $ 14,509     $ 3,597      $    --       $ 33,456
                         ========   ========     =======      ========      ========

---------------------
(A) Includes the pro forma effect of the Kevco Acquisitions. See details in "Unaudited Pro Forma Financial Data," beginning on page P-1.

(B) Includes the pro forma effect of the PSI Acquisition. See details in "Unaudited Pro Forma Financial Data," beginning on page P-1.

                                  KEVCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                            (DOLLARS IN THOUSANDS)

(1) Pursuant to EITF 95-3, Kevco has accrued liabilities for the involuntary termination of certain employees which are included in the financial statements along with the pro forma effect of the elimination of duplicate costs. Costs include only direct costs and benefits of these employees. Kevco believes that the elimination of duplicate employees will have no material effect on the other reported amounts within the unaudited pro forma condensed combined financial statements.

(2) To eliminate the historical amortization of goodwill of Shelter.

(3) Represents the amortization of excess purchase price over fair value of net assets acquired related to the Shelter Acquisition over a period of 40 years.

(4) Interest expense was adjusted to reflect: (i) $13,935 resulting from the effective interest rate of the Senior Credit Facility at 8.25% and the Notes at 10 3/8%; (ii) the elimination of interest on existing debt of $3,297 to be repaid from the proceeds from the Senior Credit Facility and
    (iii) the amortization of financing costs of $533 over the life of the indebtedness.

(5) Income tax expense was adjusted to reflect an effective tax rate of 45%, which is the expected effective tax rate of the Company after giving effect to the Shelter Acquisition. The effective rate is higher than the statutory rate of approximately 40% because of the nondeductibility of goodwill resulting from the Shelter Acquisition.

(6) EBITDA is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income.

                                  KEVCO, INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THE OLD
                           KEVCO     SHELTER     SHELTER        NOTES        KEVCO
                         PRO FORMA  PRO FORMA  ACQUISITION    OFFERING     COMBINED
                         TOTALS(A)  TOTALS(B)  ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
Net sales............... $401,119   $454,567     $  --         $   --      $855,686
Cost of sales...........  341,473    391,440        --             --       732,913
                         --------   --------     ------        -------     --------
  Gross profit..........   59,646     63,127        --             --       122,773
Commission income.......    6,900      2,459        --             --         9,359
                         --------   --------     ------        -------     --------
                           66,546     65,586        --             --       132,132
Selling, general and
 administrative
 expenses...............   42,264     50,553     (4,914)(1)        --        88,722
                                                 (1,382)(2)
                                                  2,201 (3)
                         --------   --------     ------        -------     --------
  Operating income......   24,282     15,033      4,095            --        43,410
Interest expense........   (4,420)    (1,994)        --        (18,580)(4)  (19,536)
                                                                 6,169 (4)
                                                                  (711)(4)
Other income............       61        --         --             --            61
                         --------   --------     ------        -------     --------
  Income before income
   taxes................   19,923     13,039      4,095        (13,122)      23,935
Income taxes............    7,969      5,072      1,535(5)      (3,805)(5)   10,771
                         --------   --------     ------        -------     --------
  Net income............ $ 11,954   $  7,967     $2,560        $(9,317)    $ 13,164
                         ========   ========     ======        =======     ========
Earnings per share...... $   1.73                                          $   1.90
                         ========                                          ========
Weighted average shares
 outstanding............    6,911                                             6,911
                         ========                                          ========
OTHER DATA:
  Operating income...... $ 24,282   $ 15,033     $4,095        $   --      $ 43,410
  Depreciation and
   amortization.........    3,418      3,596        819            --         7,833
                         --------   --------     ------        -------     --------
  EBITDA(6)............. $ 27,700   $ 18,629     $4,914        $   --      $ 51,243
                         ========   ========     ======        =======     ========

---------------------
(A) Includes the pro forma effect of the Public Offering and the Kevco Acquisitions. See details in "Unaudited Pro Forma Financial Data," beginning on page P-1.
(B) Includes the pro forma effect of the sale of Danube and the PSI Acquisition. See details in "Unaudited Pro Forma Financial Data," beginning on page P-1.

                                  KEVCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

(1) Pursuant to EITF 95-3, Kevco has accrued liabilities for the involuntary termination of certain employees which are included in the financial statements along with the pro forma effect of the elimination of duplicate costs. Costs include only direct costs and benefits of these employees. Kevco believes that the elimination of duplicate employees will have no material effect on the other reported amounts within the unaudited pro forma condensed combined financial statements.

(2) To eliminate the historical amortization of goodwill of Shelter.

(3) Represents the amortization of excess purchase price over fair value of net assets acquired related to the Shelter Acquisition over a period of 40 years.

(4) Interest expense was adjusted to reflect: (i) $18,580 resulting from the effective interest rate of the Senior Credit Facility at 8.25% and the Notes at 10 3/8% (ii) the elimination of interest on existing debt of $6,169 to be repaid from the proceeds from the Senior Credit Facility and
    (iii) the amortization of financing costs of $711 over the life of the indebtedness.

(5) Income tax expense was adjusted to reflect an effective tax rate of 45%, which is the expected effective tax rate of the Company after giving effect to the Shelter Acquisition. The effective rate is higher than the statutory rate of approximately 40% because of the nondeductibility of goodwill resulting from the Shelter Acquisition.

(6) EBITDA is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF KEVCO

  The selected consolidated financial data for the five years ended December 31, 1996 are derived from Kevco's audited consolidated financial statements. The financial data for the nine months ended September 30, 1996 and 1997 are derived from Kevco's unaudited consolidated financial statements, which in the opinion of management reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of results for such periods. Results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full year. In the second quarter of fiscal 1997, Kevco changed the method of accounting for its inventories from the last-in, first-out method to the first-in, first-out method. Financial results for all periods presented prior to the change have been restated to effect the new method of accounting for inventories. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                        NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                         ---------------------------------------------  ------------------
                           1996      1995     1994     1993     1992      1997      1996
                                           (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales............... $267,344  $182,519  $99,279  $80,257  $61,169  $271,957  $205,048
Cost of sales...........  226,653   155,641   83,356   67,884   50,530   235,138   174,055
                         --------  --------  -------  -------  -------  --------  --------
  Gross profit..........   40,691    26,878   15,923   12,373   10,639    36,819    30,993
Commission income.......    5,497     2,610    1,066    1,274    1,234     4,413     4,100
                         --------  --------  -------  -------  -------  --------  --------
                           46,188    29,488   16,989   13,647   11,873    41,232    35,093
Selling, general and
 administrative
 expenses...............   29,723    20,889   11,941   10,550    9,491    28,738    22,590
                         --------  --------  -------  -------  -------  --------  --------
  Operating income......   16,465     8,599    5,048    3,097    2,382    12,494    12,503
Other income............      --        --       800      --       --        --        --
Interest expense, net...   (2,058)   (1,337)    (281)    (342)    (334)   (2,354)   (1,626)
                         --------  --------  -------  -------  -------  --------  --------
  Income before income
   taxes................   14,407     7,262    5,567    2,755    2,048    10,140    10,877
Income taxes............    1,695        45       51      --       --      4,056        30
                         --------  --------  -------  -------  -------  --------  --------
  Net income............ $ 12,712  $  7,217  $ 5,516  $ 2,755  $ 2,048  $  6,084  $ 10,847
                         ========  ========  =======  =======  =======  ========  ========
OTHER DATA:
EBITDA(1)............... $ 18,257  $  9,640  $ 5,447  $ 3,406  $ 2,645  $ 14,666  $ 13,821
Ratio of earnings to
 fixed charges(2).......     5.1x      3.8x     5.8x     4.0x     3.6x      3.7x      4.9x
                                       DECEMBER 31,                       SEPTEMBER 30,
                         ---------------------------------------------  ------------------
                           1996      1995     1994     1993     1992      1997      1996
BALANCE SHEET DATA:
Working capital......... $ 24,526  $ 19,744  $ 5,078  $ 4,363  $ 5,640  $ 35,127  $ 17,729
Total assets............   55,739    55,669   18,067   15,365   12,007   114,578    61,772
Total debt..............    9,831    31,263    6,385    5,547    1,815    45,849    25,428
Stockholders' equity....   34,193     9,556    6,094    3,850    6,169    40,397    15,190

---------------------
(1) EBITDA for any relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income. EBITDA should not be construed as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management believes that certain readers may find it to be a useful tool for analyzing operating performance, leverage, liquidity, and a company's ability to service debt. See Kevco's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.
(2) Ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the estimated interest component of rent expense.

                SELECTED CONSOLIDATED FINANCIAL DATA OF SHELTER

  The selected consolidated financial data for the five years ended December 31, 1996 are derived from Shelter's audited consolidated financial statements. The financial data for the nine months ended September 30, 1996 and 1997 are derived from Shelter's unaudited consolidated financial statements, which in the opinion of management reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of results for such periods. Results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full year. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                           NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                         ------------------------------------------------  ------------------
                           1996      1995      1994      1993      1992      1997      1996
                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales............... $521,022  $462,323  $333,104  $236,958  $193,627  $357,879  $397,065
Cost of goods sold......  447,701   393,775   281,808   198,311   161,448   307,906   339,549
                         --------  --------  --------  --------  --------  --------  --------
 Gross profit...........   73,321    68,548    51,296    38,647    32,179    49,973    57,516
Commission income.......    2,459     3,005     3,111     1,851     1,151     2,074     1,827
                         --------  --------  --------  --------  --------  --------  --------
                           75,780    71,553    54,407    40,498    33,330    52,047    59,343
Selling, general and
 administrative
 expenses...............   60,194    52,709    39,136    29,120    25,165    40,810    44,291
                         --------  --------  --------  --------  --------  --------  --------
 Operating income.......   15,586    18,844    15,271    11,378     8,165    11,237    15,052
Other income (expense)
 Interest income........      177       142        38        80        47       755       102
 Interest expense.......   (1,831)   (2,472)   (1,035)     (696)   (1,212)   (1,219)   (1,398)
 Gain on sale of
  assets................    5,919       --        --        --        --        447       --
                         --------  --------  --------  --------  --------  --------  --------
  Total other income
   (expense)............    4,265    (2,330)     (997)     (616)   (1,165)      (17)   (1,296)
                         --------  --------  --------  --------  --------  --------  --------
  Income before income
   taxes................   19,851    16,514    14,274    10,762     7,000    11,220    13,756
Income taxes............    8,153     6,476     5,577     4,200     2,780     4,320     5,365
                         --------  --------  --------  --------  --------  --------  --------
  Net income............ $ 11,698  $ 10,038  $  8,697  $  6,562  $  4,220  $  6,900  $  8,391
                         ========  ========  ========  ========  ========  ========  ========
OTHER DATA:
EBITDA(1)...............  $18,936   $21,741   $17,303  $ 12,818  $  9,785  $ 13,691  $ 17,497
                                         DECEMBER 31,                        SEPTEMBER 30,
                         ------------------------------------------------  ------------------
                           1996      1995      1994      1993      1992      1997      1996
BALANCE SHEET DATA:
Working capital......... $ 50,084  $ 41,729  $ 40,776  $ 22,998  $ 21,148  $ 48,089  $ 45,621
Total assets............  120,910   107,414    87,332    61,917    47,647   132,854   126,321
Total debt..............   24,543    26,328    23,634    13,442     9,782    20,215    20,651
Stockholders' equity....   62,780    51,168    38,116    29,729    23,336    70,290    59,598

---------------------
(1) EBITDA for any relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income. EBITDA should not be construed as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management believes that certain readers may find it to be a useful tool for analyzing operating performance, leverage, liquidity, and a company's ability to service debt. See Shelter's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  From 1992 through 1996 Kevco experienced significant growth in earnings. This growth was the result of internal expansion, including the opening of new distribution centers, as well as the acquisition of distribution and manufacturing facilities from Service Supply Systems, Inc. ("Service Supply") in June 1995, for approximately $17.7 million in cash. In 1997, Kevco has continued its expansion strategy through the acquisitions of Consolidated Forest on February 27, 1997 and Bowen on February 28, 1997. The aggregate purchase price for the Consolidated Forest and Bowen acquisitions was $33.5 million, including $31.0 million in cash. Through the Bowen and Consolidated Forest acquisitions and the opening of one new distribution facility and one new manufacturing facility, Kevco has increased the number of its distribution and manufacturing facilities to 26 and five, respectively, from 21 and three on December 31, 1996.

  Shelter has experienced significant growth in sales and earnings from 1991 through 1996. This growth was the result of internal expansion, including opening new distribution and manufacturing facilities and adding new product lines. Shelter has also made several strategic acquisitions over this period including acquisitions of Design Components, Inc., a wallboard laminating company, in 1993; acquisitions of two distributors of products to the manufactured housing and RV industries, TATCO, Inc. in 1994 and BABSCO, Inc. ("BABSCO") in 1995; and the June 1997 acquisition of PSI, a manufacturer of injection molded plastic components. As a result, Shelter has increased the number of its distribution and manufacturing facilities to 21 and nine, respectively. In December 1996, Shelter sold the operations and certain assets of its Danube subsidiary.

  The Company's revenue and earnings growth are affected by changes in the volume of industry-wide shipments of manufactured housing and RVs as well as its ability to increase penetration of these markets. From 1992 through 1996, manufactured housing shipments grew from approximately 211,000 to approximately 363,400, a compound annual growth rate of 14.6%. Over the same period, Kevco's sales grew from $61.2 million to $267.3 million, a compound annual growth rate of 44.6%, and Shelter's sales grew from $193.6 million to $521.0 million, a compound annual growth rate of 28.1%. The Company strives to achieve revenue growth in excess of manufactured housing industry shipment growth. The Company has been able to accomplish this growth by increasing its product offerings, entering new markets, completing strategic acquisitions and by developing strong customer relationships through its service-oriented approach.

  Management expects the consolidation of the two companies' operations to result in substantial cost savings over time. The Company will seek to capitalize on the significant common geographic presence of Kevco and Shelter and shared customer relationships to obtain distribution and sales cost reductions. In addition, the Company will seek to obtain greater utilization of its existing corporate administrative resources to reduce the combined overhead expense. The Company intends to eliminate redundant corporate administrative functions and reduce warehousing and distribution staffs, resulting in an estimated annual reduction in employee compensation of $5.3 million. The Company also intends to pursue opportunities to achieve greater benefits over time through (i) the combination of multiple warehouse facilities in single, larger facilities in certain markets, and (ii) achieving economies of scale in purchasing materials and supplies as a larger combined entity. There can be no assurances that the cost savings discussed here or elsewhere will be realized or that there will not be significant delays in achieving such cost savings.

  The Company recognizes revenues from product sales at the time of shipment (or the time of product receipt, in the case of direct shipments from suppliers to customers). In some cases the Company sells on a commission basis. Commissions are recognized when earned and represent amounts earned in selling, warehousing and delivering products for certain manufacturers of building products with which the Company has distribution agreements. Commission arrangements do not require inventory investments or receivable financing, and therefore are significantly less expensive to the Company than traditional sales. To the extent the volume of items warehoused and shipped under commission arrangements increases faster or slower than the volume of items related to traditional sales, changes in net sales may not be representative of actual shipment volume increases or decreases.

RESULTS OF OPERATIONS

KEVCO

  The following table sets forth, for the periods indicated, certain Statements of Income data and that data as a percentage of Kevco's net sales.

                                                                             NINE MONTHS ENDED SEPTEMBER
                                    YEAR ENDED DECEMBER 31,                              30,
                          ------------------------------------------------  --------------------------------
                               1996             1995            1994             1997             1996
                                                   (DOLLARS IN THOUSANDS)
Net sales...............  $267,344  100.0% $182,519  100.0% $99,279  100.0% $271,957  100.0% $205,048  100.0%
Cost of sales...........   226,653   84.8   155,641   85.3   83,356   84.0   235,138   86.5   174,055   84.9
                          --------  -----  --------  -----  -------  -----  --------  -----  --------  -----
 Gross profit...........    40,691   15.2    26,878   14.7   15,923   16.0    36,819   13.5    30,993   15.1
Commission income.......     5,497    2.1     2,610    1.4    1,066    1.1     4,413    1.6     4,100    2.0
                          --------  -----  --------  -----  -------  -----  --------  -----  --------  -----
                            46,188   17.3    29,488   16.1   16,989   17.1    41,232   15.1    35,093   17.1
Selling, general and
 administrative
 expenses...............    29,723   11.1    20,889   11.4   11,941   12.0    28,738   10.5    22,590   11.0
                          --------  -----  --------  -----  -------  -----  --------  -----  --------  -----
Operating income........    16,465    6.2     8,599    4.7    5,048    5.1    12,494    4.6    12,503    6.1
Other income............       --     0.0       --     0.0      800    0.8       --     0.0       --     0.0
Interest expense, net...    (2,058)  (0.8)   (1,337)  (0.7)    (281)  (0.3)   (2,354)  (0.9)   (1,626)  (0.8)
                          --------  -----  --------  -----  -------  -----  --------  -----  --------  -----
 Income before income
  taxes.................  $ 14,407    5.4% $  7,262    4.0% $ 5,567    5.6% $ 10,140    3.7% $ 10,877    5.3%
                          ========  =====  ========  =====  =======  =====  ========  =====  ========  =====

 COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

  Net sales increased by $67.0 million, or 32.7%, to $272.0 million for the nine month period ended September 30, 1997 from $205.0 million for the comparable 1996 period. The net sales increase primarily resulted from the effect of the Kevco Acquisitions in February 1997. However, net sales, without the effect of the Kevco Acquisitions, decreased from $205.0 million to $196.6 million, a decrease of 4.1%, which is comparable to the reported manufacturing housing shipment decline of 3.4% from January through August 1997, as compared to the prior period. Sales to the manufactured housing industry represented approximately 90% of net sales for the nine months ended September 30, 1997.

  Gross profit increased by $5.8 million, or 18.7%, to $36.8 million for the nine month period ended September 30, 1997 from $31.0 million for the comparable 1996 period due primarily to the Kevco Acquisitions. Gross profit, as a percent of net sales, decreased to 13.5% for the nine month period ended September 30, 1997 from 15.1% for the comparable 1996 period. The decrease in gross profit, as a percent of net sales, is a result of lower gross margins associated with the Consolidated Acquisition and lower margin dollars earned from wood products as a whole due to declining lumber prices throughout the nine months ended September 30, 1997 (such wood products represent approximately 38% of net sales). To a lesser extent, gross margins from non-lumber related business decreased primarily as a result of temporary price increases of a major product line.

  Commission income increased by $0.3 million, or 7.3%, to $4.4 million for the nine month period ended September 30, 1997 from $4.1 million for the comparable 1996 period. The increase was primarily attributable to Kevco's expansion in commission-based distribution arrangements.

  Selling, general and administrative expenses increased by $6.1 million, or 27.0%, to $28.7 million for the nine month period ended September 30, 1997 from $22.6 million for the comparable 1996 period. The increase was primarily due to increased sales volume related to the Kevco Acquisitions. Selling, general and administrative expenses, as a percent of net sales, decreased to 10.5% for 1997 from 11.0% for the comparable 1996 period. The decrease reflects Kevco's continued efforts in increasing efficiency.

  Net income decreased by $0.6 million, or 9.0%, to $6.1 million for the nine months ended September 30, 1997 from $6.7 million for the comparable 1996 period on a pro forma basis giving effect to Kevco's conversion from an S corporation to a C corporation. The decrease in net income is primarily attributable to lower gross margins as discussed above.

 COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

  Net sales increased by $84.8 million, or 46.5%, to $267.3 million in 1996 from $182.5 million in 1995. The increase in net sales was primarily attributable to the inclusion of a full year of sales from the Service Supply acquisition in 1996 compared to six months of sales from the Service Supply acquisition in 1995. However, net sales, on a combined basis as if the acquisition of Service Supply had occurred on January 1, 1995, increased from $241.8 million in 1995 to $267.3 million in 1996, an increase of 10.5%. The increase in net sales on such a combined basis primarily resulted from an increase in the volume and variety of products sold. Management believes the increase in the volume and variety of products sold was primarily the result of the establishment of national plumbing products accounts with several customers, sales of Kevco product lines to existing Service Supply customers (as well as sales of Service Supply product lines to existing Kevco customers) and improved customer demand. The increase in net sales, on such a combined basis, was in excess of the 6.9% increase in reported manufactured home shipments in 1996 compared to 1995 (approximately 363,400 homes reported shipped in 1996 compared to approximately 340,000 homes reported shipped in
1995). Sales to the manufactured housing industry represented approximately 90% of Kevco's net sales in 1996.

  Gross profit increased by $13.8 million, or 51.3%, to $40.7 million in 1996 from $26.9 million in 1995. This increase in gross profit was primarily attributable to the inclusion of a full year of gross profit from the Service Supply acquisition in 1996 compared to six months gross profit from the Service Supply acquisition in 1995. Gross profit, on a combined basis as if the acquisition of Service Supply had occurred on January 1, 1995, increased from $34.0 million in 1995 to $40.6 million in 1996, an increase of 19.4%. This increase in gross profit on such a combined basis resulted primarily from an overall increase in the volume of net sales. Actual gross profit, as a percent of actual net sales, increased to 15.2% in 1996 from 14.7% in 1995. This increase was primarily the result of improving margins associated with Service Supply's sales. Gross profit, as a percent of net sales, on a combined basis as if the acquisition of Service Supply had occurred on January 1, 1995, increased from 14.1% in 1995 to 15.2% in 1996. Management believes that both the increase in actual gross profit, as a percent of net sales, and the increase in gross profit, as a percent of net sales, on a combined basis are a direct result of Kevco's ability to take advantage of purchasing opportunities following the acquisition of Service Supply.

  Commission income increased by $2.9 million, or 111.5%, to $5.5 million in 1996 from $2.6 million in 1995. Although a portion of the increase resulted from the inclusion of a full year of commission income from the Service Supply acquisition in 1996 compared to six months of commission income from the Service Supply acquisition in 1995, the most significant factor in the increase was that Kevco entered into commission-based distribution arrangements with two manufacturers of component products.

  Selling, general and administrative expenses increased by $8.8 million, or 42.1%, to $29.7 million in 1996 from $20.9 million in 1995. The increase was primarily related to the inclusion of a full year of selling, general and administrative expenses from the Service Supply acquisition in 1996 compared to six months of selling, general and administrative expenses in 1995 and, to a lesser extent, the increased expenses related to the overall net sales increase. Selling, general and administrative expenses, as a percent of net sales, decreased to 11.1% in 1996 from 11.4% in 1995, reflecting the reduction of redundant overhead and warehousing costs associated with Service Supply and, generally, Kevco's ability to increase sales without a proportionate increase in related operating expenses.

  Net income increased by $7.1 million, or 97.3%, to $14.4 million in 1996 from $7.3 million in 1995. The increase was primarily a result of the inclusion of a full year of gross profit from the Service Supply acquisition in 1996 compared to six months of gross profit from the Service Supply acquisition in 1995, and the remainder of the increase was attributable to the increase in net sales without a proportionate increase in operating expenses. The increase in net income was net of additional interest expense incurred of $0.5 million in 1996 related to the term loan associated with the acquisition of Service Supply, outstanding for a full year period compared to six months in 1995.

 COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

  Net sales increased by $83.2 million, or 83.8%, to $182.5 million in 1995 from $99.3 million in 1994. The increase in net sales was primarily attributable to the inclusion of six months of sales from the Service Supply facilities in 1995. However, net sales, on a combined basis as if the acquisition of Service Supply had occurred on January 1, 1994, also increased in 1995 to $241.8 million from $200.2 million in 1994, an increase of 20.8%. The increase in net sales on such a combined basis primarily resulted from an increase in the volume and variety of products sold. Management believes the increase in the volume and variety of products sold was primarily the result of the establishment of national plumbing products accounts with several customers, sales of Kevco product lines to existing Service Supply customers (as well as sales of Service Supply product lines to existing Kevco customers) and improved customer demand. The increase in net sales, on such a combined basis, was in excess of the 11.8% increase in reported manufactured home shipments in 1995 compared to 1994 (approximately 340,000 homes reported shipped in 1995 compared to approximately 304,000 homes reported shipped in
1994). Sales to the manufactured housing industry represented approximately 85% of Kevco's net sales in 1995.

  Gross profit increased by $11.0 million, or 69.2%, to $26.9 million in 1995 from $15.9 million in 1994. This increase in gross profit was primarily attributable to the inclusion of six months of gross profit from the Service Supply facilities in 1995. Gross profit, on a combined basis as if the acquisition of Service Supply had occurred on January 1, 1994, increased in 1995 to $34.0 million from $28.5 million in 1994, an increase of 19.3%. This increase in gross profit on such a combined basis resulted primarily from an overall increase in the volume of net sales. Actual gross profit, as a percent of actual sales, decreased to 14.7% in 1995 from 16.0% in 1994. This decrease was primarily the result of lower margins associated with Service Supply's sales. Gross profit, as a percent of sales, on a combined basis as if the acquisition of Service Supply had occurred on January 1, 1994, decreased to 14.1% in 1995 from 14.3% in 1994, a decrease which management believes was primarily the result of competition from other suppliers attempting to increase their market shares.

  Commission income increased by $1.5 million, or 136.4%, to $2.6 million in 1995 from $1.1 million in 1994. A significant amount of the increase resulted from the inclusion of six months of commission income from the Service Supply facilities in 1995. An additional significant factor in this increase was the increase in sales volume for which Kevco is compensated on a commission basis.

  Selling, general and administrative expenses increased by $9.0 million, or 75.6%, to $20.9 million in 1995 from $11.9 million in 1994. The increase was primarily related to the inclusion of six months of selling, general and administrative expenses from the Service Supply facilities in 1995 and, to a lesser extent, the increased expenses related to the overall net sales increase. Selling, general and administrative expenses, as a percent of sales, decreased to 11.4% in 1995 from 12.0% in 1994, reflecting the reduction of redundant overhead and warehousing costs associated with Service Supply and, generally, Kevco's ability to increase sales without a proportionate increase in related operating expenses.

  Net income increased by $1.7 million, or 30.4%, to $7.3 million in 1995 from $5.6 million in 1994. Excluding insurance proceeds of $0.8 million recognized as income in 1994 related to a former officer's disability, the increase in net income from 1994 to 1995 would have been 59.1%. The increase was primarily a result of the inclusion of six months of gross profit from the Service Supply facilities in 1995, and the remainder of the increase was attributable to the increase in net sales without a proportionate increase in operating expenses. Also, the increase in net income was net of additional interest expense incurred of $0.6 million in 1995 related to the term loan associated with the acquisition of Service Supply.

 RECENT OPERATING RESULTS

  The Company believes that Kevco's net sales for the three months ending December 31, 1997 are likely to be lower than its net sales for the three months ended December 31, 1996 (on a pro forma basis after giving effect to the Kevco Acquisitions), primarily as a result of reduced shipments of manufactured housing units by Kevco's customers. Operating income is expected to decrease for the three months ending December 31, 1997, as compared to the three months ended December 31, 1996 (on a pro forma basis after giving effect to the Kevco

Acquisitions), primarily as a result of reduced margins on sales of wood products, which as previously discussed, declined in the third quarter of 1997 due to a prolonged decrease in lumber prices during the period. While lumber prices and wood margins have stabilized and improved slightly in October and in the first part of November from the three months ended September 30, 1997, Kevco's wood margins will most likely be below fourth quarter levels of 1996. Operating income will also likely be reduced from the decline in industry shipments.

SHELTER

 SIGNIFICANT FACTORS

  The 1995 and 1996 results include the acquired electrical distribution operations of BABSCO, acquired on January 1, 1995. Pro forma information regarding the 1994 results of this acquisition is reflected in Note 9 of the Notes to Consolidated Financial Statements.

  The results for the three years ended December 31, 1996 also include the operations of Danube, Shelter's wholly-owned carpet manufacturing and yarn processing subsidiary, the operations and certain assets of which were sold on December 31, 1996. Historical financial information regarding Danube's results of operations is reflected in Note 10 of the Notes to Consolidated Financial Statements.

 RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain Statements of Income data and that data as a percentage of Shelter's net sales.


                                         YEAR ENDED DECEMBER 31,              NINE MONTHS ENDED SEPTEMBER 30,
                          -------------------------------------------------  --------------------------------
                               1996             1995             1994             1997             1996
                                                    (DOLLARS IN THOUSANDS)
Net sales...............  $521,022  100.0% $462,323  100.0% $333,104  100.0% $357,879  100.0% $397,065  100.0%
Cost of sales...........   447,701   85.9   393,775   85.2   281,808   84.6   307,906   86.0   339,549   85.5
                          --------  -----  --------  -----  --------  -----  --------  -----  --------  -----
 Gross profit...........    73,321   14.1    68,548   14.8    51,296   15.4    49,973   14.0    57,516   14.5
Commission income.......     2,459    0.5     3,005    0.7     3,111    0.9     2,074    0.5     1,827    0.4
                          --------  -----  --------  -----  --------  -----  --------  -----  --------  -----
                            75,780   14.6    71,553   15.5    54,407   16.3    52,047   14.5    59,343   14.9
Selling, general and
 administrative
 expenses...............    60,194   11.6    52,709   11.4    39,136   11.7    40,810   11.4    44,291   11.1
                          --------  -----  --------  -----  --------  -----  --------  -----  --------  -----
Operating income........    15,586    3.0    18,844    4.1    15,271    4.6    11,237    3.1    15,052    3.8
Interest expense, net...    (1,654)  (0.3)   (2,330)  (0.5)     (997)  (0.3)     (464)  (0.1)   (1,296)  (0.3)
Gain on sale of assets..     5,919    1.1        --     --        --     --       447    0.1        --     --
                          --------  -----  --------  -----  --------  -----  --------  -----  --------  -----
 Income before income
  taxes.................  $ 19,851    3.8% $ 16,514    3.6% $ 14,274    4.3% $ 11,220    3.1% $ 13,756    3.5%
                          ========  =====  ========  =====  ========  =====  ========  =====  ========  =====

 COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

  Net sales decreased by $39.2 million, or 9.9%, to $357.9 million for the nine month period ended September 30, 1997 from $397.1 million for the comparable 1996 period. On a comparable operations basis (excluding Danube from 1996) net sales increased by $18.8 million, or 5.5%. Shelter's distribution sales increased by 7.1% while (comparable operations) manufacturing sales declined by 2.4%. Shelter increased its market share in electrical, plumbing and doors distributed during the period to overcome the 3.4% decline in manufactured homes shipped through August 1997 compared to the same period in 1996.

  Gross profit decreased $7.5 million, or 13.0%, to $50.0 million for the nine month period ended September 30, 1997 from $57.5 million for the comparable 1996 period. Gross profit margin for the nine month period ended September 30, 1997 was 14.0% compared to 14.5% for the first nine months of 1996. Excluding Danube, gross profit margin was 13.8% for the first nine months of 1996. Shelter experienced higher gross margin as certain lower manufacturing raw material costs contributed to the improvements. Shelter has also begun to realize some of the labor and overhead efficiencies anticipated in recent investments in new equipment at certain manufacturing operations. Improvements in manufacturing gross margin were partially offset by an increase in lower margin distribution sales as a percentage of total sales.

  Operating expenses decreased $3.5 million, or 7.9%, to $40.8 million for the nine month period ended September 30, 1997 from $44.3 million for the comparable 1996 period. As a percent of net sales, operating expenses increased to 11.4% for the nine month period ended September 30, 1997 from 11.1% for the comparable 1996 period. Pro forma operating expenses were 10.8% of net sales for the first nine months of 1996. The increase in this percentage reflects higher self-insured medical claims in 1997 as well as the absorption of fixed administrative overhead costs by the remaining operations subsequent to the December 1996 sale of Danube's operations and the amortization of goodwill from the June 1997 purchase of the net assets and operations of PSI.

  Interest income increased $0.7 million to $0.8 million for the nine month period ended September 30, 1997 from $0.1 million for the comparable 1996 period, due to the income earned on funds available from the December 1996 sale of Danube's operations.

  Interest expense decreased by $0.2 million, or 14.3%, to $1.2 million for the nine month period ended September 30, 1997 from $1.4 million for the comparable 1996 period, due to the elimination of short-term borrowing requirements using funds available from the December 1996 sale of Danube's operations, coupled with scheduled principal reductions in long-term debt. 1997 interest expense includes charges accrued for the $3.5 million notes issued in connection with the June 1997 purchase of the net assets and operations of PSI.

  Income taxes as a percentage of income before income taxes decreased to 38.5% for the nine month period ended September 30, 1997 from 39.0% for the comparable 1996 period, due to strategies implemented by Shelter to reduce its overall state and local tax burdens.

  Net income decreased $1.5 million, or 17.9%, to $6.9 million for the nine month period ended September 30, 1997 from $8.4 million for the comparable 1996 period. As a percent of net sales, net income decreased to 1.9% for the nine month period ended September 30, 1997 from 2.1% for the comparable 1996 period. Pro forma net income was 1.9% of pro forma net sales for the first nine months of 1996. The 1997 results include gains on the sale of certain excess real estate totaling $0.4 million (pre-tax) which had a 0.1% favorable impact on net income as a percentage of net sales.

 COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

  Net sales increased by $58.7 million, or 12.7%, to $521.0 million in 1996 from $462.3 million in 1995. Sales to the manufactured housing industry represented approximately 75% of consolidated net sales in 1996. The manufactured housing industry recorded a 6.9% increase in homes shipped in 1996 (363,400 homes) compared to 1995 (340,000 homes). With the exception of carpeting, Shelter improved its market share in all major product categories during 1996 to account for the total sales increase in excess of increased industry demand. During the year, Shelter was particularly successful at improving its market share in electrical products, stemming from the January 1, 1995 acquisition of BABSCO. Shelter's sales also benefitted from new regional distribution operations added in 1995 in Arizona, Minnesota, and Pennsylvania, where Shelter has established its presence. Management estimates that less than 2% of the sales increase during 1996 compared with 1995 was due to selling price increases.

  Gross profit increased by $4.8 million, or 7.0%, to $73.3 million in 1996 from $68.5 million in 1995. Gross profit margin decreased from 14.8% in 1995 to 14.1% in 1996. Of the 0.7% decrease in gross profit margin as a percentage of net sales, 0.6% relates to Shelter's carpet manufacturing operations and 0.1% is attributed to the remaining operations. During 1996, the finishing operation of the carpet mill reached production levels in excess of "efficient capacity" and required a percentage of the finishing to be outsourced at a cost considerably higher than the internal cost of this process. It was discovered that the inventory costing system did not adequately recognize these higher costs and a negative year-end adjustment was necessary, adversely impacting Shelter's consolidated results for the fourth quarter of 1996.

  In addition to the decreased margins from the carpet manufacturing operations, Shelter experienced a reduction in gross profit margins at its Design Components laminating operations. This reduction was due to strong competition in the marketplace combined with increases in the cost of gypsum during 1996. Shelter's distribution operations experienced a modest decline in gross margins primarily due to an increase in lower margin "direct ship" business (for truckload quantities) as a percentage of all distributed product sales.

  Commission income is earned by Shelter's distribution operations from selling, warehousing and delivery services to certain product manufacturers. Commission income decreased by $0.5 million, or 16.7%, from $3.0 million in 1995 to $2.5 million in 1996 primarily due to a decrease in the commission rate received for warehousing and delivery of wood molding products and a change to a buy-sell arrangement on certain plumbing products.

  Selling, general and administrative expenses increased $7.5 million, or 14.2%, to $60.2 million in 1996 from $52.7 million in 1995. As a percent of net sales, selling, general and administrative expenses increased to 11.6% in 1996 from 11.4% in 1995. Management has begun to implement strategies to reduce its selling, general, and administrative expenses as a percentage of net sales including efforts to eliminate duplicate costs as well as reviewing staffing levels and incentive systems.

  Interest expense decreased $0.7 million, or 28.0%, from $2.5 million in 1995 to $1.8 million in 1996, due to strong cash flows during 1996 which resulted in a reduction in average borrowings outstanding on Shelter's $25 million bank revolving line of credit during the year. Shelter increased its average accounts payable balance with certain vendors by negotiating more favorable payment terms, thus reducing the need for bank borrowings. In addition, Shelter negotiated lower market-based rates on its bank revolver.

  Income taxes increased $1.7 million, or 26.2%, to $8.2 million in 1996 from $6.5 million in 1995. Income taxes as a percentage of income before income taxes, increased from 39.2% in 1995 to 41.1% in 1996. The increase in the effective rate in 1996 is due to the write-off of $800,000 of non-deductible goodwill in connection with the sale of the carpet and yarn operations.

  Net income increased $1.7 million, or 17.0%, to $11.7 million in 1996 from $10.0 million in 1995. The 1996 results include a $3.2 million (after-tax) gain on the sale of the carpet manufacturing and yarn processing operations. Net income for 1996, exclusive of this gain, was 1.6% of net sales. Net income, as a percent of net sales, exclusive of both the carpet and yarn operations and the gain on the sale thereof, decreased from 1.9% in 1995 to 1.8% in 1996. The reduction in this percentage, exclusive of the gain on the sale of the carpet operations, is primarily due to poor performance experienced in Shelter's carpet manufacturing operations in 1996, and other factors as discussed above.

 COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1994

  Net sales increased by $129.2 million, or 38.8%, to $462.3 million in 1995 from $333.1 million in 1994. The increase consisted of 18% attributable to the acquired electrical distribution operations of BABSCO and 21% by the other operating units of Shelter. The 21% increase in comparable sales compared favorably with the 12% increase in manufactured homes shipped in 1995 compared to 1994, which reported 340,000 homes shipped in 1995 compared to 304,000 homes shipped in 1994. Sales to the manufactured housing industry represented approximately 75% of Shelter's net sales in 1995. Shelter improved its market share in 1995, particularly in decorative wallboard (produced by Design Components) and in Shelter's building products distribution operations, as sales in new territories continued to grow.

  Management estimates that less than 3% of the sales increase during 1995 compared with 1994, was due to selling price increases.

  Gross profit increased $17.2 million, or 33.5%, to $68.5 million in 1995 from $51.3 million in 1994. Gross profit margin decreased from 15.4% in 1994 to 14.8% in 1995. The reduction of gross profit margin in 1995 reflects the increased sales of lower margin laminated decorative wallboard and other building products at a faster growth rate than certain of Shelter's other products. Also, the increased demand for truckload quantities of product on a "direct ship" basis had a slightly adverse impact on overall gross margin.

  Commission income decreased $0.1 million, or 3.2%, from $3.1 million in 1994 to $3.0 million in 1995 primarily due to a decrease in the commission rate on certain products distributed by Shelter for unaffiliated manufacturers.

  Selling, general and administrative expenses increased $13.6 million, or 34.8%, to $52.7 million in 1995 from $39.1 million in 1994. As a percent of sales, selling, general and administrative expenses decreased from 11.7% in 1994 to 11.4% in 1995. The reduction in this percentage reflected Shelter's capacity to increase sales without a proportionate increase in fixed costs.

  Interest expense increased $1.5 million, or 150.0%, to $2.5 million in 1995 from $1.0 million in 1994 due to the debt incurred and assumed in connection with the January 1995 acquisition of the operations and net assets of BABSCO. The increase also reflected higher prevailing short-term borrowing rates on working capital debt outstanding during 1995 as compared to short-term borrowing rates in 1994.

  Income taxes as a percentage of income before income taxes were 39% for 1995 and 1994.

  Net income increased $1.3 million, or 14.9%, to $10.0 million in 1995 from $8.7 million in 1994. As a percent of net sales, net income decreased from 2.6% for 1994 to 2.2% for 1995, respectively. The primary cause of the decline in this percentage was the acquisition of BABSCO in 1995. BABSCO accounted for 13% of 1995 net sales and less than 2% of net income. The addition of these operations had a 0.3% adverse effect on 1995 net income as a percentage of net sales. The remaining decline of 0.1% was a result of the decline in gross margins as a percentage of net sales, as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, Kevco's growth has been financed through cash flow from operations, borrowings under its bank credit facilities, proceeds from the November 1996 initial public offering and the expansion of trade credit. Net cash provided by operating activities was $12.2 million, $8.4 million and $3.1 million in 1996, 1995 and 1994, respectively. Kevco's capital expenditures were $1.6 million, $2.8 million and $0.4 million in 1996, 1995 and 1994, respectively. For the nine months ended September 30, 1997, cash flow from operations and capital expenditures were $6.2 million and $2.0 million, respectively. In November 1996, Kevco raised approximately $26.0 million through its initial public offering, a portion of the proceeds of which were used to repay all of its then outstanding debt. Kevco is also obligated to make payments on various capital leases in varying amounts, maturing through 2007. Additionally, Kevco is obligated to make payments under non-compete and consulting agreements, related to the Service Supply acquisition, in varying amounts, maturing through 1999. See Notes 4 and 6 to Kevco's Consolidated Financial Statements.

  Shelter has historically funded its growth through cash flow from operations, borrowings under various credit facilities and the December 1996 sale of the operations and certain assets of its Danube subsidiary. Net cash provided (used) by operating activities was $15.0 million, $11.9 million and ($6.8) million in 1996, 1995 and 1994, respectively. Shelter's capital expenditures were $8.4 million, $2.8 million and $2.1 million in 1996, 1995 and 1994, respectively. For the nine months ended September 30, 1997, cash flow from operations and capital expenditures were $7.4 million and $6.2 million, respectively. In 1996, Shelter generated $16.4 million in proceeds from the sale of the operations and net assets of Danube (net of expenses paid in 1996 in connection with the divestiture).

  As a result of the Transactions, the Company has a substantial amount of indebtedness. As of September 30, 1997, after giving pro forma effect to the Transactions, the Company had consolidated debt of $203.1 million consisting of: (i) $1.4 million in capital lease obligations; (ii) $3.5 million of long-term notes payable; (iii) $3.2 million outstanding under the Revolving Credit Facility; (iv) $90.0 million under the Term Loan Facility; and (v) $105.0 million of the Notes. See "Capitalization" and "The Transactions."

  In addition, the Indenture contains certain covenants, including, but not limited to, covenants prohibiting or limiting: (i) the incurrence by the Company and its Restricted Subsidiaries (as defined in the Indenture) of additional Indebtedness (as defined in the Indenture); (ii) the payment of dividends or the making of other restricted payments by the Company; (iii) the creation of liens by the Company and its Restricted Subsidiaries; (iv) the creation or existence of restrictions on the ability of Restricted Subsidiaries to pay dividends or make other payments to the Company; (v) transactions by the Company and its Restricted Subsidiaries with affiliates; (vi) certain sales of assets by the Company and its Restricted Subsidiaries; (vii) the ability of the Company and the Restricted Subsidiaries to engage in certain lines of business; and (viii) the Company's ability to consolidate or merge with or into, or transfer all or substantially all of its assets to, another person.

  The Company's primary capital requirements following completion of the Transactions are for working capital, capital expenditures and payments of interest expense. The Company expects combined capital expenditures before any acquisitions of approximately $9.0 million in 1997 and ranging from $8.5 million to $9.5 million in 1998.

  On December 1, 1997, Kevco entered into an amended and restated $125.0 million credit facility (the "Senior Credit Facility"), with NationsBank of Texas, N.A. as lender and administrative agent and certain other banks consisting of a $90.0 million term loan and a $35.0 million revolving credit facility. See "Description of Senior Credit Facility."

  The Company intends to increase the number of its manufacturing, and to a lesser extent, distribution facilities, primarily through acquisitions. Management believes there are currently a number of acquisition opportunities in the manufactured housing and RV industries, and from time to time additional opportunities will arise. On December 12, 1997, the Company acquired the inventory and certain distribution rights of certain building products distributed by the Manufactured Housing and Recreational Vehicle division of Shepherd Products Company for a cash purchase price payable at closing of $5.9 million, with an additional $2.0 million payable over a five-year period following the acquisition.

  The Company believes that cash flow from operations, plus, if necessary, additional borrowings under the Senior Credit Facility, will be sufficient to meet its capital and operating needs and debt service requirements through the end of 1998.

ASSET MANAGEMENT

  The Company actively manages its assets and liabilities. All corporate and profit center managers participate in an incentive-based compensation plan that measures the individual's effectiveness in net asset control and return on net assets employed. Managers are rewarded for receivables collection, inventory control and profits in relation to these and other net assets employed.

  For Kevco as of December 31, 1996, days sales in average receivables was approximately 22 days, days sales in average inventory was approximately 33 days and days sales in average payables was approximately 27 days. For Shelter as of December 31, 1996, days sales in average receivables was approximately 17 days, days sales in average inventory was approximately 37 days and days sales in average payables was approximately 19 days.

INFLATION

  Generally, inflation and changing prices have had a minimal impact on the Company's operating results, as increases in the sales prices of products have closely followed increases in materials costs.

SEASONALITY

  The business and results of the Company are seasonal. Historically, manufactured housing shipments have been strongest in the spring and summer and weaker in the winter as a result of the impact of adverse weather on retail sales of manufactured homes. Accordingly, the Company usually experiences higher levels of revenue in the second and third fiscal quarters and relatively lower levels of revenue in the first and fourth fiscal quarters.

QUARTERLY RESULTS

  The following table represents certain unaudited historical financial information for the quarters indicated and does not include pro forma adjustments.

                                                                  NINE MONTHS ENDED
                            YEAR ENDED DECEMBER 31, 1996         SEPTEMBER 30, 1997
                         ----------------------------------- --------------------------
                           1ST      2ND      3RD      4TH      1ST      2ND      3RD
                         QUARTER  QUARTER  QUARTER  QUARTER  QUARTER  QUARTER  QUARTER
                                             (DOLLARS IN THOUSANDS)
KEVCO
-----
  Net Sales............. $ 64,234 $ 71,364 $ 69,449 $ 62,297 $ 72,099 $101,305 $ 98,553
  Gross profit..........    9,488   10,853   10,652    9,698   10,123   13,871   12,825
  Operating income......    3,552    4,521    4,434    3,958    3,721    5,402    3,371
  EBITDA................    4,019    4,957    4,849    4,432    4,301    6,208    4,157
SHELTER
-------
  Net Sales............. $119,796 $137,958 $139,311 $123,957 $106,532 $122,801 $128,546
  Gross profit..........   17,516   19,681   20,319   15,805   15,281   16,889   17,803
  Operating income......    4,182    5,140    5,730      534    2,801    4,201    4,235
  EBITDA................    4,914    5,913    6,670    1,439    3,512    4,987    5,192

RECENT ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 simplifies the standards for computing earnings per share ("EPS") previously found in APB Opinion No. 15, Earnings Per Share
("Opinion 15"), and makes them comparable to international EPS standards. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS 128 requires restatement of all prior-period EPS data presented. The Company is currently evaluating SFAS 128. However, management does not believe that it will have a material impact on the consolidated financial statements of the Company.

  In February 1997, The FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129"). SFAS No. 129 establishes standards for disclosing information about an entity's capital structure and applies to all entities. This statement is effective for financial statements for periods ending after December 15, 1997. It is not expected that the Company will experience any material revision in its disclosures when SFAS No. 129 is adopted.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This statement has no impact on the financial condition or results of operations of the Company, but may require changes to the Company's disclosure requirements.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for fiscal years beginning after December 15, 1997. This statement has no impact on the financial condition or results of operations of the Company, but may require changes in the Company's disclosure requirements.

                                   BUSINESS

THE COMPANY

  The Company believes it is the largest wholesale distributor of building products to the United States manufactured housing industry. Through its 47 distribution centers, the Company provides national distribution of more than 75,000 items to approximately 530 manufactured housing (79% of 1996 net sales) and recreational vehicle ("RV") and other manufacturing facilities (21% of 1996 net sales) throughout the United States. In addition to its distribution activities, the Company manufactures wood products, laminated wallboard and thermoformed bathtubs and shower enclosures for the manufactured housing industry. The Company believes that the combination of Kevco and Shelter results in substantial operating synergies due to their complementary product lines, overlapping marketing functions and national distribution networks, and significant economies of scale. During the latest twelve months ended September 30, 1997, the Company's pro forma net sales and EBITDA were $855.2 million and $45.7 million, respectively.

  The manufactured housing industry has experienced significant growth over the last several years. Since 1992, the number of manufactured home shipments has experienced a compound annual growth rate of approximately 14.6%, growing from 210,787 homes shipped in 1992 to 363,411 homes shipped in 1996, which resulted in approximately $14 billion in retail sales in 1996. As a result of this growth, manufactured housing has outpaced traditional site-built housing growth, and increased as a percentage of total new single family houses sold, growing from 25.7% in 1992 to 32.4% in 1996. The Company believes that demand for manufactured housing has grown and will continue to grow due to: (i) the increased quality of manufactured homes and the accompanying widespread consumer acceptance of manufactured homes; (ii) steady employment and economic growth in key regions; (iii) greater availability of mortgage financing for manufactured homes; and (iv) continued substantial price advantages of manufactured homes compared to site-built homes.

  Suppliers and customers have been increasingly relying on distributors in an attempt to focus on their core businesses and improve inventory management. Larger, national distributors, like the Company, have benefited from trends in
(i) suppliers and customers reducing the number of distributors they use to increase operating efficiencies and reduce costs; (ii) suppliers and manufacturers selecting distributors that are able to serve their needs through national distribution networks; and (iii) manufacturers requiring distributors to carry more comprehensive product lines. In addition, the Company believes it leads the industry in providing value-added services to its customers, including inventory management, product support and training, and implementation of cost saving measures, all of which are services the Company believes its suppliers cannot directly provide manufacturers in a cost-effective manner.

  Since its founding in 1964 by Jerry E. Kimmel, the Company's majority shareholder, Chairman, Chief Executive Officer and President, the Company has experienced substantial growth. In addition to positive manufactured housing industry trends which favor larger distributors, the Company has primarily grown through: (i) completing eight complementary acquisitions since the beginning of 1993; (ii) adding distribution and manufacturing facilities to serve new markets; and (iii) increasing sales to existing customers by distributing additional product lines. As a result, the Company has increased net sales at a compound annual growth rate of 35.4% since 1992, from $254.8 million on a historical combined basis in 1992 to $855.7 million on a pro forma combined basis in 1996. During the same time period, EBITDA grew at a compound annual growth rate of 42.3% from $12.4 million on a historical combined basis in 1992 to $51.2 million on a pro forma combined basis in 1996.

SHELTER ACQUISITION BENEFITS

  The Company expects the following strategic and operating benefits as a result of the Shelter Acquisition:

  . INDUSTRY LEADERSHIP. The Company believes that the Shelter Acquisition improves its competitive position by making it the largest wholesale distributor of building products to the United States manufactured housing industry, based on total sales. The Company expects to benefit from its improved competitive position by: (i) better serving its customers through its enhanced national distribution network; (ii) serving as the exclusive distributor for certain of its suppliers that are seeking to consolidate distributors of their products to the manufactured housing and RV industries; and (iii) continuing to be a leader in the consolidation of the industry.

  . ACQUISITION OF COMPLEMENTARY PRODUCT LINES. While Shelter and Kevco served a similar customer base, each company primarily distributed and manufactured product lines with little overlap. Kevco had significant market share in plumbing fixtures and supplies and wood products, including wood trusses and cut lumber. Shelter had significant market share in electrical products, exterior building products, laminated wallboards, thermoformed products and hardware.

  . SUBSTANTIAL COST REDUCTION OPPORTUNITIES. The Company believes the Shelter Acquisition affords it substantial opportunities to eliminate certain administrative and corporate positions and expenses. In addition, the Company believes that it will be able to reduce selling expense by consolidating its sales operations as both Kevco and Shelter maintain active relationships with approximately 90% of all manufactured housing production facilities. As the largest wholesale distributor in the industry, the Company believes that it will be able to obtain economies of scale through its increased purchasing volume. The Company believes it will be able to increase the volume of purchases by consolidating its purchases from suppliers where it has overlapping product lines and by increasing sales from cross-selling its product lines.

  . RATIONALIZATION OF NATIONAL DISTRIBUTION NETWORKS. The Company believes that it will be able to reduce operating costs by consolidating distribution facilities and reducing overhead at such facilities. Substantially all of Kevco's and Shelter's distribution facilities serve the same geographic regions. On a pro forma combined basis, 45 of the Company's 47 total distribution facilities serve overlapping markets providing the Company significant opportunities to realize distribution efficiencies over time.

BUSINESS STRATEGY

  The Company's primary objective is to maintain and strengthen its position as the leading national distributor of building products to the manufactured housing and RV industries. The Company intends to continue to pursue this objective through internal growth and opportunistic acquisitions. To achieve its objective, the Company has adopted a strategy based on the following key elements:

  . PROVIDE SUPERIOR CUSTOMER SERVICE. The Company believes that its emphasis on customer service differentiates it from other distributors and fosters long-term relationships with its customers. The Company is committed to a Total Quality Management program to serve its customers' needs and to work in partnership with its suppliers and customers to improve their operations. The Company seeks to be an integral part of its customers' inventory management activities and manufacturing process. The Company has received several industry awards in recognition of its high level of customer service.

  . LEVERAGE NATIONAL DISTRIBUTION NETWORK. The Company will continue to use its national distribution network as a platform for growth and profitability. The Company believes that its national presence provides it with a significant competitive advantage due to its ability to service the nationwide needs of its customers' manufacturing facilities. The Company believes that its national distribution network has allowed it to develop close relationships with its product suppliers and to become the exclusive supplier of certain product lines.

  . INCREASE CUSTOMER PENETRATION AND PRODUCT OFFERINGS. The Company supplies over 90% of all manufactured housing plants in the United States with one or more product lines. This established customer base provides the Company with a significant opportunity to supply a greater portion of its customers' building products needs as the customers seek to reduce the number of their suppliers. The Company also intends to add new product lines through internal growth and opportunistic acquisitions. With its existing national distribution infrastructure, the Company believes that additional product lines can be offered to existing customers, thereby increasing net sales without adding significant costs.

  . EXPAND MANUFACTURING CAPABILITIES. The Company intends to expand its manufacturing capabilities through internal growth and opportunistic vertical acquisitions. By manufacturing certain of its own products, the Company believes it can achieve greater profitability from its sales, while obtaining direct control over product availability and quality. The Company currently operates five wood products manufacturing facilities and plans to expand to new markets, including opening new manufacturing facilities in Arizona and North Carolina by the second quarter of 1998. Through the Shelter Acquisition, the Company obtained additional manufacturing platforms, including plastic thermoforming, injection molding and laminated wallboard operations. The Company believes that there are significant opportunities to grow its manufacturing business through additional acquisitions and new facilities.

  . PURSUE OPPORTUNISTIC ACQUISITIONS. The Company intends to selectively explore the acquisition of other distributors and manufacturers of building products. The Company seeks to acquire distributors, that offer complementary product lines to extend its existing offerings and realize significant operating synergies.

GENERAL

  On November 6, 1996, Kevco consummated its initial public offering of 2,100,000 shares (and an additional 315,000 shares in connection with the exercise of the underwriter over-allotment option on December 3, 1996) of the common stock, par value $.01 per share.

  Jerry E. Kimmel, the Company's Chairman of the Board, Chief Executive Officer and President, has over 35 years of experience in the industry. The other members of Kevco's senior management have an average of more than 10 years of experience in the industry.

  The Company's principal executive offices are located at University Centre I, 1300 S. University Drive, Suite 200, Fort Worth, Texas 76107. The Company's telephone number is (817) 332-2758.

RECENT ACQUISITIONS

  On February 27, 1997, Kevco consummated the acquisition of substantially all of the assets, and assumed certain liabilities, of Consolidated Forest (a manufacturer of wood products for the manufactured housing industry) in exchange for approximately $13.0 million in cash and two promissory notes in the aggregate original principal amount of approximately $1.0 million. On February 28, 1997, Kevco consummated the acquisition of all of the outstanding stock of Bowen (a wholesale distributor of building products to the manufactured housing and RV industries) in exchange for approximately $18.0 million in cash and three promissory notes in the aggregate original principal amount of $2.5 million. On June 27, 1997, Shelter consummated the acquisition of the net assets of PSI, a manufacturer of injection molded plastic parts, for approximately $0.9 million in cash and $3.5 million in convertible notes payable to the sellers. On December 1, 1997, Kevco consummated the acquisition of approximately 95.5% of the then issued and outstanding shares of Shelter Common Stock pursuant to the Tender Offer. Kevco acquired the remaining outstanding shares of Shelter Common Stock by merger on January 16, 1998. On December 12, 1997, the Company consummated the acquisition of the inventory and certain distribution rights of certain building products distributed by the Manufactured Housing and Recreational Vehicle division of Shepherd Products Company for a cash purchase price payable at closing of $5.9 million, with an additional $2.0 million payable over a five year period following the acquisition.

INDUSTRY

  For the year ended December 31, 1996, approximately 79% of the Company's net sales were to producers of manufactured homes. A manufactured home is a complete single-family residence that is built in a factory and transported to a site. Manufactured homes offer most of the amenities of, and are generally built with the same materials as, site-built homes. Unless otherwise noted, statistics in this Prospectus were obtained from the Manufactured Housing Institute ("MHI") and Recreational Vehicle Industry Association ("RVIA"). MHI and RVIA compile data from the U.S. Department of Commerce, Bureau of the Census, National Conference of States, Building Codes and Standards, and other industry sources.

  Manufactured housing has historically served as one of the most affordable alternatives for the home buyer. In 1996, the average cost per square foot was $25.18 for a single-section manufactured home and $29.56 for a multi-section manufactured home, as compared to an average cost of $58.66 per square foot for a site-built home, each excluding land costs. In 1996, reported retail sales of new manufactured homes totaled approximately $14.0 billion. Approximately 363,400 manufactured homes were reported as shipped in 1996 (which represents approximately 32.4% of all new single family homes sold in 1996). Reported shipments of new manufactured homes experienced compound annual growth of approximately 14.6% for the four years ended December 31, 1996.

  The Company believes steady employment growth, reduced inventories of repossessed homes, greater availability of retail financing for the home buyer and enhanced quality of manufactured homes have contributed to improved industry conditions. Although the manufactured housing industry has experienced significant growth over the past five years, the industry is cyclical and is affected by many of the same factors that influence the housing industry generally, including inflation, interest rates, availability of financing, regional economic and demographic conditions and consumer confidence levels, as well as the affordability and availability of alternative housing, such as apartments, condominiums and conventional, site-built homes.

  The ten highest volume producers of manufactured homes in 1996 reportedly accounted for approximately 71% of total manufactured home shipments in that year. Management believes that only a few distributors are capable of distributing a broad line of building products to meet the needs of these manufacturers on a national basis.

  For the year ended December 31, 1996, approximately 21% of the Company's net sales were to producers of RVs and to other industries. RVs are motorized and non-motorized vehicles that provide comfortable, self-contained living facilities for short periods of time, but are not generally designed for permanent living. RV shipments to retailers reportedly totaled approximately $12.4 billion (at retail) in 1996. Although reported RV shipments declined approximately 1.8% in 1996, the RV industry has experienced compound annual growth in reported shipments of approximately 9.7% since 1992. Historically, demand for RVs has been influenced by a number of factors, including the availability and terms of financing to dealers and retail purchasers, the abundance of motor vehicle fuels and fuel prices, as well as general economic conditions.

  The Company believes that the acquisition of Shelter enables the Company:
(i) to better serve its customers by supplying a more expansive product line as Kevco's and Shelter's products have minimal overlap; (ii) to expand upon Shelter's customer relationships through the application of Kevco's dedication to Total Quality Management; (iii) to capitalize through the contacts of the combined sales force on cross selling opportunities within the combined product line; (iv) to further its goal of selective vertical integration through the addition of manufacturing platforms in thermoforming bathtubs, shower enclosures and tub wall surrounds for manufactured homes and RVs as well as in laminated wall shelving systems for the retail home improvement industry and (v) to realize economies of scale through centralized distribution efficiencies and increased volume of purchases.

SUPPLIER AND CUSTOMER RELATIONSHIPS

  The Company acts with its suppliers and customers to provide value-added services in the distribution of manufactured home and RV building products by managing inventories, providing product support and training, introducing cost saving measures and providing a marketing and distribution network with warehousing capabilities. The Company believes that the specialized product knowledge and high level of service provided by the Company results in strong ties between the Company and its customers and suppliers.

  . INVENTORY MANAGEMENT. The Company's customers generally attempt to minimize inventories and maximize the use of their facilities for the assembly of manufactured homes and RVs. For this reason, the Company actively manages customers' inventories of products supplied by the Company. The Company's sales representatives generally visit customers' plants weekly to count inventories, review production schedules, prepare purchase orders and schedule deliveries in order to achieve the

     Company's goal of being a just-in-time supplier. In addition, because of their detailed awareness of existing building codes for manufactured homes and RVs, the Company's sales representatives are able to assist customers in planning for, and maintaining product inventories in accordance with, building code changes.

  . PRODUCT SUPPORT AND TRAINING. At their weekly visits, sales representatives also take the opportunity to resolve product problems and train customer employees in the proper installation of products. The Company has found that its willingness and availability to solve product problems has resulted in its customers first turning to Company representatives, rather than the Company's suppliers, when they have problems with or questions about products. This benefits both the Company's customers and suppliers in that the Company provides customer support that the supplier might otherwise have to provide in order to achieve the same level of customer satisfaction, and the Company's customers receive support from individuals with expertise in serving the manufactured housing and RV industries. The Company has also found that its customers benefit from the training given by sales representatives in the proper installation of products, since the Company's sales representatives generally have significant expertise in the installation and service of the products they sell. Sales representatives also take the opportunity during their weekly visits to promote other Company products, thus educating customers as to additional products the customers can purchase from the Company and receive similar product support.

  . COST SAVING MEASURES. The Company's sales force also works with the Company's customers and suppliers in suggesting and implementing cost saving measures. The Company actively works to find ways for producers of manufactured homes or RVs to reduce the number of stock-keeping units ("SKUs") they use in production in order to further reduce their inventories. In its wood products operations, the Company also builds steel forms to its customers' specifications to ensure the dimensional tolerances of the roof trusses it manufactures, as strict adherence to design specifications translates into reduced manufacturing costs for the Company's customers.

  . MARKETING AND DISTRIBUTION NETWORK. The Company believes that its suppliers also benefit by utilizing the Company's extensive marketing and distribution network. The Company also believes that it is generally not cost effective for its suppliers to provide the same level of service and delivery responsiveness as the Company to producers of manufactured homes and RVs.

TOTAL QUALITY MANAGEMENT

  The Company is committed to maintaining Total Quality Management throughout its operations. The key elements of this operating philosophy are: (i) to increase customer satisfaction by seeking to meet or exceed all customer requirements and ensuring that all associates are "customer focused," which the Company believes results in the Company becoming the supplier of choice;
(ii) to create the mindset and awareness within all of its associates that each is responsible and accountable for the results of the Company's operations; and (iii) to work with the Company's suppliers and customers to create an environment where all are working together to improve the value of the products supplied to the manufactured home or RV consumer. The Company's executive office and profit centers hold weekly Total Quality Management meetings attended by all employees. The meetings focus on training and on reaffirming the Company's mission, quality and value statements in order to achieve the goal of being the distributor, customer and employer of choice. An integral part of the entire quality process is creating a culture where communication can flourish among all internal and external parties, including associates, customers and suppliers.

PRODUCTS

  The Company distributes one of the most comprehensive product lines to the manufactured housing and RV industries. Kevco is a leading industry participant in its core manufactured housing/RV plumbing products distribution business, while Shelter is a market leader in the manufactured housing/RV electrical products, exterior building products and hardware distribution segment. Prior to the Shelter Acquisition, Kevco distributed approximately 17,000 SKUs and Shelter distributed approximately 62,000 SKUs. Some of Kevco's and Shelter's

SKUs overlap, and the Company intends to rationalize and reduce total SKUs as Shelter is integrated into the Company's operations.

 KEVCO PRODUCT LINES

  Plumbing Products. Kevco distributes a wide variety of plumbing fixtures and supplies including tubs, toilets, faucets, ABS pipe, connectors and fittings. Kevco supplies substantially everything necessary to carry water into and out of a manufactured home or RV. For 1996, Kevco's plumbing products represented 18.3% of the Company's combined historical net sales.

  Wood Products. At its five manufacturing facilities, Kevco manufactures roof trusses and lumber cut to customer specifications for use in manufactured homes. Roof trusses are rectangular or triangular structures that form the principal roof support for a manufactured home. Kevco also distributes plywood and mill direct lumber. For 1996, Kevco's wood products represented 8.1% of the Company's combined historical net sales.

  Other Building Products. Kevco distributes other building products, including insulation, roof shingles, patio doors, aluminum and wood windows, vinyl siding, fireplaces, kitchen cabinetry, aluminum siding, water heaters (under an exclusive arrangement with State Industries) and electrical products (including load-centers, circuit breakers and copper wire). For 1996, Kevco's other building products represented 11.3% of the Company's combined historical net sales.

 SHELTER PRODUCT LINES

  Building Products. Shelter distributes a wide variety of building products, including vinyl windows, wood moulding, exterior wood and vinyl siding, visqueen, gypsum board, parquet wood flooring, and windows. For 1996, Shelter's building products represented 24.2% of the Company's combined historical net sales.

  Hardware, Fasteners, Power Tools and Mill Supplies. Shelter distributes screws, bolts and nuts of various sizes and dimensions, lock sets, cabinet door pulls, hinges, door slides and drapery hardware, stationary power tools, table saws, hoists and related equipment used in the manufactured home and RV manufacturing cycle, including complete plant set-ups, plastic film, tape, glue, caulking, chemicals and abrasives. For 1996, Shelter's hardware, fasteners, power tools and mill supplies represented 8.6% of the Company's combined historical net sales.

  Electrical Components. Shelter distributes electrical components, including wire, wiring devices, power generators, circuit breakers, panels, air conditioners, mill supplies and machinery. For 1996, Shelter's electrical components represented 10.7% of the Company's combined historical net sales.

  Plumbing Products. Shelter also distributes drain waste vent systems, potable water systems and fixtures. For 1996, Shelter's plumbing products represented 4.7% of the Company's combined historical net sales.

  Thermoformed Products. Shelter manufactures and distributes bathtubs, shower enclosures and tub wall surrounds for the manufactured housing and RV industry using the thermoforming process. For 1996, Shelter's thermoformed products represented 6.2% of the Company's combined historical net sales.

  Laminated Wallboards. Shelter manufactures and distributes laminated wallboard products primarily for the manufactured housing and RV industries and, to a lesser extent, manufactures laminated wall shelving systems for the retail home improvement industry. For 1996, Shelter's laminated wallboards represented 7.9% of the Company's combined historical net sales.

SALES AND MARKETING

  The Company's marketing programs center on fostering strong customer relationships and providing superior customer service. The Company believes its competitive advantage lies in its breadth of product offerings, the knowledge and expertise of its sales representatives and its just-in-time delivery capabilities, regular calling program, dedication to Total Quality Management and competitive pricing. To certain producers of manufactured homes and RVs, the Company is the sole provider of certain core product lines on a national basis.

  Kevco's national accounts are supported by a profit center manager and by Kevco's management. Each potential customer within a distribution center's geographic reach is regularly contacted by a sales representative, usually at the purchasing manager level. Because of the specific nature of the wood products business, these sales forces generally work independently. Each sales representative works within an assigned sales territory associated with one of Kevco's distribution centers or manufacturing facilities and is actively supported by a manager at such distribution center or facility. Kevco intends to integrate Shelter's sales force into a similar structure.

  As of December 31, 1996, the Company marketed its products through 266 sales representatives. Sales representatives, consisting of salespersons and sales managers, are all Company employees and are generally compensated on a salary and incentive based compensation arrangement. The incentive portion of the salespersons' compensation is based on a percentage of the profits of the sales region "profit center" in which that salesperson operates. The incentive portion of the sales manager's compensation is determined by a variety of factors, which include the profit center's sales and return as well as a discretionary element.

  The Company maintains active customer relationships with approximately 530 manufactured home production plants and RV production plants in 45 states. The Company's two largest customers, Champion Enterprises, Inc. and Fleetwood Enterprises, Inc., accounted for approximately 14% and 12%, respectively, of the Company's combined historical net sales in 1996. Although the Company has ongoing supply relationships with these customers, it does not have a formal supply contract with these customers or most of its other customers. The Company's business could be adversely affected if these customers, or other major customers, substantially reduced or discontinued purchases from the Company. Further, the Company can give no assurance that its sales to such customers will continue at historical levels. The Company believes that it has good relationships with its manufactured home and RV customers.

DISTRIBUTION

  The Company maintains a national distribution network covering all of the major locations in which manufactured homes are built. The Company's facilities are strategically located near its customers' manufacturing plants in order to provide prompt delivery and responsive customer service. In most cases, the Company's desired service area is within a 250-mile radius of each distribution center. As Kevco's 26 and Shelter's 21 distribution facilities have significant geographical overlap, the Company expects to achieve synergies through warehouse and management consolidation.

  The Company generally uses a decentralized management structure that emphasizes individual distribution center profit-and-loss responsibility. A distribution center is typically comprised of warehouse and receiving space, secure outdoor holding space and office space. Local sales efforts are coordinated and supported at the distribution centers. The remaining distribution center activities relate to receiving, storing and delivering products.

  Substantially all of Kevco's distribution centers are equipped with real-time management information systems. In addition, Shelter is currently enhancing its own management information system. The Company intends to evaluate both management information systems with a view of integrating them into a single, company-wide system. Kevco's system allows the distribution centers to control and monitor inventory levels, perform invoicing and order entry, and establish delivery schedules and routes. Corporate management also uses Kevco's information system to monitor sales, inventory and profitability by distribution center. By utilizing its computerized inventory management system, Kevco is able to accurately predict inventory turns and minimize inventory levels. Each morning, management is supplied with detailed accounts receivable aging and inventory status reports from each distribution center. Kevco is currently implementing an improved management information system with a particular focus on inventory management, which will allow managers to create customized, Microsoft Windows-based reports and to obtain faster access to detailed inventory data. The Company anticipates that the upgrade will be completed within the next year.

  Kevco's inventories are kept on the perpetual method, with daily physical counts of at least five items in each warehouse and a complete physical inventory count performed twice a year. Shelter manages its inventory in a similar manner, and the Company anticipates integrating Shelter into its inventory management system. For book and tax purposes, the Company records purchased inventories under the FIFO method.

  In most cases the Company warehouses products before distributing them to customers. The Company delivers the products it sells either by Company truck or common carrier. Delivery is a key component of the Company's dedication to customer service and is a competitive requirement. In some instances, suppliers will "drop ship" products directly to the Company's customers, with the Company retaining responsibility for selling, billing and collection. Also, under certain arrangements, the Company receives fees for warehousing, delivering, selling or other services without taking title to the products. The Company records such fees as commission income.

PURCHASING AND SUPPLIERS

  Inasmuch as the Company believes it is the largest distributor of building products to the manufactured housing industry, the Company anticipates that it will be able to achieve economies of scale in its purchasing. As a distributor, the Company plays a valued role in linking product manufacturers with customers and provides the level of customer service and just-in-time delivery its customers require. The Company's position in the marketplace and financial condition have enabled it to take advantage of volume discounts, product promotions and other buying opportunities from suppliers, which allow the Company to market a wide variety of products to its customers at attractive prices.

  The Company generally sells products from manufacturers on a non-exclusive basis without geographical restrictions. In certain limited instances, a supplier will grant the Company the exclusive right to market its products in the manufactured housing or RV industries. Management believes that its increased size, its national distribution capability and general industry trends toward such exclusive relationships will allow the Company to increase the number of products it distributes on a national and/or exclusive basis.

  The Company generally negotiates the price and other purchase terms with its vendors on a company-wide or regional basis. Payment, discount and volume purchase programs are negotiated directly by the Company with its major suppliers, with a significant portion of the Company's purchases made from suppliers offering these programs. Distribution center managers are responsible for inventory selection and ordering on terms negotiated centrally, so that the Company remains responsive to local market demand. Distribution center managers are also responsible for inventory management.

  The Company continuously seeks to expand the variety of products it sells. While the loss of a major supplier could have a material adverse effect on the Company's business, the Company believes alternative suppliers for similar products in each of its product lines are available. In addition, raw material used by the Company for its manufactured products are generally available from a number of sources and the loss of any one source would not have a material adverse effect on the Company. The Company believes its relations with its suppliers are good.

  The Company has established a Supplier Certification Program, in which the Company identifies the performance level of a supplier to the Company and benchmarks such performance on a regular basis. Such benchmarking criteria include minimum order fill rates and other factors.

MANUFACTURING

  The Company manufactures wood products, laminated wallboard products, plastic injection molded products and thermoformed bathtubs, shower enclosures and tub wall surrounds.

  The Company manufactures wood products for distribution principally to producers of manufactured homes. The Company's wood products include roof trusses and lumber cut to customer specifications for structural support within the manufactured home unit. Each of the Company's roof trusses are built to meet the customer's specific requirements.

  The Company utilizes automated saws to reduce the cutting time needed to process raw wood, and fabricates steel forms based on customer specifications in order to ensure the dimensional tolerances of its roof trusses. The quality and structural strength of roof trusses are monitored closely by manufactured home producers. Wind zone construction standards require that roof trusses sold for use in certain regions meet increased strength benchmarks. Roof trusses that meet exacting specifications can reduce customer installation costs. The Company believes that its ability to produce roof trusses of consistent quality that adhere to customer specifications provides a competitive advantage.

  The Company's wood products customers include producers of manufactured homes as well as contract, "cut-to-order" customers outside of the manufactured housing industry. Substantially all of the Company's wood product sales are to manufactured home producers. The Company has roof truss manufacturing facilities in Spruce Pine, Alabama; Ashburn, Georgia; Waco, Texas; Haleyville, Alabama; and Baxter, Tennessee. The Company is planning to open new facilities in Arizona and North Carolina by the end of the second quarter of 1998.

  The Company manufactures laminated wallboard products primarily for the manufactured housing and RV industries and, to a lesser extent, manufactures laminated wall shelving systems for the retail home improvement industry. Decorative paper or vinyl wall coverings are laminated onto 48 x 88 sheets of gypsum, MDF or lauan and are shipped directly to the customers from one of Shelter's five manufacturing facilities located in Indiana, Georgia, Tennessee, and Texas (two plants).

  Further, the Company manufactures bathtubs, shower enclosures and tub wall surrounds for the manufactured housing and RV industry using the thermoforming process. Thermoforming is the heating of plastic sheet to a softening temperature and forcing the hot flexible material over a mold by the use of mechanical and vacuum pressure. Allowed to cool, the plastic retains the shape and detail of the mold.

  The Company has developed such manufacturing operations in furtherance of its vertical integration strategy. In June 1995, the Company acquired Sunbelt, which added wood products manufacturing for the manufactured housing and RV industries to its operations. In February 1997, the Company acquired Consolidated Forest, which substantially strengthened the Company's position in this wood products industry. The acquisition of Shelter furthers the Company's vertical integration strategy through the addition of manufacturing platforms in laminated wallboard products, plastic injection molded products and thermoformed bath products. The Company intends to continue to seek vertical acquisitions on a selective basis as opportunities arise.

WARRANTY AND RETURNS

  The Company's customers generally rely on the warranties issued by the manufacturer of the products sold by the Company. The Company generally provides a one year limited warranty on the products it sells, which warranty covers the product and service calls. The Company's warranty on the product itself is generally not utilized because the product manufacturer provides a more comprehensive warranty. The Company's warranty expense in 1996 was negligible. The Company also has an informal, unwritten return policy under which, for one year following sale, the Company will generally accept the nonwarranty return of unused products, after inspection by the Company personnel, for a restocking charge.

  In the event a manufactured home experiences a failure of a roof truss manufactured by the Company, the Company will inspect the home to determine whether there is a covered defect in the roof truss. If a covered defect is discovered, the Company generally pays to replace the roof truss and the roof. The Company has only had one such claim in the past three years. The Company also maintains a limited warranty on its thermoformed products, which generally ranges from one to five years, covers defects in materials and workmanship by repair or replacement of the defective item and excludes labor and consequential damages.

FACILITIES

  The following table sets forth certain information with respect to Kevco's and Shelter's distribution and manufacturing facilities, which are leased unless otherwise indicated. Kevco also leases its executive offices of approximately 12,000 square feet in Fort Worth, Texas. Further, Shelter owns its executive offices of approximately 19,000 square feet in Elkhart, Indiana.

                                                       APPROXIMATE
                   LOCATION                    COMPANY SQUARE FEET   FUNCTION
Alabama
 Bear Creek*..................................   Kevco    50,000   Distribution
 Bear Creek*.................................. Shelter    90,000   Distribution
 Haleyville*..................................   Kevco    86,000   Distribution
 Haleyville...................................   Kevco   146,000   Manufacturing
 Haleyville...................................   Kevco    44,000   Manufacturing
 Phil Campbell................................   Kevco    30,000   Manufacturing
 Spruce Pine*.................................   Kevco    54,000   Manufacturing
Arizona
 Phoenix......................................   Kevco    70,000   Distribution
 Phoenix...................................... Shelter    59,000   Distribution
California
 Riverside.................................... Shelter    35,000   Distribution
 San Bernardino...............................   Kevco    42,000   Distribution
 Woodland.....................................   Kevco    18,000   Distribution
Colorado
 Fort Morgan..................................   Kevco    13,000   Distribution
Florida
 Lakeland..................................... Shelter    36,000   Distribution
 Ocala*.......................................   Kevco    50,000   Distribution
Georgia
 Americus.....................................   Kevco     6,000   Distribution
 Ashburn*.....................................   Kevco   100,000   Manufacturing
 Cordele*.....................................   Kevco    60,000   Distribution
 Douglas......................................   Kevco    72,000   Distribution
 Tifton*...................................... Shelter    22,000   Manufacturing
 Valdosta..................................... Shelter    73,000   Distribution
Idaho
 Caldwell.....................................   Kevco    24,000   Distribution
Indiana
 Elkhart......................................   Kevco    61,000   Distribution
 Elkhart......................................   Kevco    90,000   Distribution
 Elkhart......................................   Kevco    35,000   Distribution
 Elkhart......................................   Kevco    57,000   Distribution
 Elkhart*..................................... Shelter    94,000   Distribution
 Elkhart...................................... Shelter    15,000   Distribution
 Elkhart*..................................... Shelter    65,000   Distribution
 Elkhart*..................................... Shelter    70,000   Distribution
 Elkhart*..................................... Shelter    27,000   Distribution
 Elkhart...................................... Shelter     8,000   Distribution
 Elkhart*..................................... Shelter    74,000   Manufacturing
 Elkhart*..................................... Shelter    20,000   Manufacturing
 Plymouth..................................... Shelter     5,000   Distribution
 SouthBend.................................... Shelter    43,000   Manufacturing
 Warsaw....................................... Shelter    10,000   Distribution

                                                       APPROXIMATE
                   LOCATION                    COMPANY SQUARE FEET   FUNCTION
Kansas
 Newton.......................................   Kevco    38,000   Distribution
 Newton*...................................... Shelter    85,000   Distribution
Michigan
 Edwardsburg*................................. Shelter    70,000   Manufacturing
 Edwardsburg.................................. Shelter     7,000   Manufacturing
Minnesota
 Redwood Falls*............................... Shelter    24,000   Distribution
 Worthington..................................   Kevco    15,000   Distribution
New Mexico
 Albuquerque..................................   Kevco    16,000   Distribution
 Albuquerque.................................. Shelter    15,000   Distribution
North Carolina
 Albemarle....................................   Kevco    62,000   Distribution
 Concord*..................................... Shelter    65,000   Distribution
 Richfield*...................................   Kevco    44,000   Distribution
Oregon
 Milwaukee.................................... Shelter    38,000   Distribution
 Tigard.......................................   Kevco    23,000   Distribution
Pennsylvania
 Lancaster.................................... Shelter   119,000   Distribution
 Leola........................................   Kevco    11,000   Distribution
 Leola........................................   Kevco    26,000   Distribution
Tennessee
 Baxter.......................................   Kevco    55,000   Manufacturing
 Cookeville...................................   Kevco    30,000   Distribution
 Madisonville................................. Shelter    38,000   Manufacturing
 Morristown................................... Shelter    42,000   Distribution
Texas
 Fort Worth................................... Shelter   110,000   Distribution
 Hillsboro*...................................   Kevco    48,000   Distribution
 Mansfield*................................... Shelter    25,000   Manufacturing
 Temple....................................... Shelter    44,000   Manufacturing
 Waco.........................................   Kevco    90,000   Distribution
 Waco.........................................   Kevco   135,000   Manufacturing
 Waxahachie*.................................. Shelter   192,000   Manufacturing

---------------------
* Company owned facility.

COMPETITION

  The Company believes it is the largest distributor of building products to the manufactured housing industry; however, the building products wholesale distribution industry is highly competitive. Numerous companies, both public and private, are in direct competition with the Company and many of those competitors have longer operating histories and greater financial and other resources than the Company. The Company believes its prices, wide array of products and ability to deliver on short notice are competitive.

  The Company believes that its business strategy has permitted it to compete effectively in its marketing areas. While price is an important competitive factor in the Company's business, the Company believes that its sales are principally dependent upon its service, technical expertise, reputation and experience. The Company's principal competitive strengths include (i) quality assurance, service and installation support, (ii) a wide array of products and product availability due to the Company's ability to attract major product manufacturers and (iii) the prompt and reliable delivery of products to customers.

  Certain product manufacturers sell and distribute their products directly to producers of manufactured homes and RVs. However, the Company believes that, for most product manufacturers, providing the same level of service and offering the same delivery responsiveness as the Company is not cost-effective.

EMPLOYEES

  As of December 31, 1997, Kevco employed 899 persons. Kevco is a party to one collective bargaining agreement, which covered, as of December 31, 1997, 10 employees at one of the Company's facilities in Elkhart, Indiana. Kevco has not experienced any work stoppages as a result of labor disputes and the Company considers its employee relations to be good.

  As of December 31, 1997, Shelter had 1,208 full-time employees. Shelter has experienced no work stoppage arising from labor disputes and considers employee relations to be good. None of Shelter's employees are covered by collective bargaining agreements, except that effective February 1, 1997, certain employees at Shelter's plastics operation in Texas are covered by a two-year collective bargaining agreement.

LITIGATION

  The Company is, and may be in the future, party to litigation arising in the course of its business. While the Company has no reason to believe that any pending claims are material, there can be no assurance that the Company's insurance coverage will be adequate to cover all liabilities arising out of such claims or that any such claims will be covered by the Company's insurance. Any material claim that is not covered by insurance may have an adverse effect on the Company's business. Claims against the Company, regardless of their merit or outcome, may also have an adverse effect on the Company's reputation and business.

REGULATION

  The Company's suppliers and customers are subject to a variety of federal, state and local laws and regulations. The National Manufactured Housing Construction and Safety Standards Act of 1974 and regulations promulgated thereunder by HUD impose comprehensive national construction standards for manufactured homes and preempt conflicting state and local regulations. HUD has adopted regulations that divide the United States into three "Wind Zones" and impose more stringent construction standards for homes to be sold in areas designated as Wind Zones II or Ill. These regulations have resulted in higher manufacturing and dealer costs. The Company cannot predict if additional regulations will be adopted or the effect any such regulations would have on the Company. To the extent regulations make manufactured housing less competitive with other housing alternatives, the Company's operations could be negatively impacted.

  The Company's operations are also subject to federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. Governmental authorities have the power to enforce compliance with their regulations, and violations may result in the payment of fines, the entry of injunctions or the imposition of other requirements necessary to achieve compliance. While the Company does not believe it will be required under existing environmental laws and enforcement policies to expend amounts which will have a material adverse effect on its operations or financial condition, the Company is unable to predict the ultimate cost of compliance with environmental laws and enforcement policies. From time to time, the Company has taken remedial actions with respect to environmental conditions at certain of its properties, and it is likely that the Company will continue to do so from time to time in the future. In connection with a pending contract to transfer certain Company properties to a third party, the Company has agreed to oversee any required remedial actions in connection with the properties to be transferred. The Company is currently engaged in discussions with the proposed transferee of such properties, as well as with environmental consultants, to determine the extent of the required remediation at such properties. Although the Company does not anticipate that costs incurred in connection with any required remediation will be material, there can be no assurance that such will be the case.

                                  MANAGEMENT

  The following table sets forth certain information concerning the Company's directors, certain officers and certain key employees. Inclusion in this list as an officer or officer nominee is not intended to act as an admission that such individual is or will become subject to Section 16 under the Exchange Act.


   NAME                     AGE POSITION
   Jerry E. Kimmel......... 60  Chairman of the Board, Chief Executive Officer and President
   Clyde A. Reed, Jr. ..... 62  Executive Vice President, Chief Operating Officer and Director
   Ellis L. McKinley, Jr... 46  Vice President, Chief Financial Officer, Treasurer and Director
   Richard S. Tucker....... 53  Secretary and Director
   C. Lee Denham........... 49  President, Sunbelt
   Gregory G. Kimmel....... 29  Vice President, Corporate Development and Director
   Martin C. Bowen......... 54  Director
   Richard Nevins.......... 50  Director

  Jerry E. Kimmel is a founder of the Company and has spent his entire career in this industry. Mr. Kimmel has served as President of Kevco since 1978 and has served as Chairman of the Board and Chief Executive Officer of the Company since 1993. In 1992, Mr. Kimmel was inducted into the MH/RV Hall of Fame.
Mr. Kimmel served as the Chairman of the Board of Governors of the Manufactured Housing Institute, a leading manufactured housing trade group, in 1983 and 1984, and has served in various other Manufactured Housing Institute board capacities. Mr. Kimmel's term of office as a director of the Company will expire in the year 2000.

  Clyde A. Reed joined the Company in 1965 and has served as Executive Vice President since 1986 and Chief Operating Officer since 1991. From 1978 to 1986, Mr. Reed served as Vice President of the Company. Mr. Reed has been a director of the Company since November 1996. Mr. Reed's term of office as a director of the Company will expire in 1999.

  Ellis L. McKinley, Jr. joined the Company in 1995, has served as Vice President and Chief Financial Officer since such time and has served as a director and Treasurer of the Company since November 1996. From 1994 to 1995, Mr. McKinley was Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of Renters Choice, Inc. From 1976 until 1994, Mr. McKinley was employed with Grant Thornton, a public accounting firm in Dallas, Texas, where he served as an audit partner from 1987 through 1994. Mr. McKinley received his B.B.A. in Accounting from the University of Texas in 1976. Mr. McKinley's term of office as a director of the Company will expire in 1999.

  Richard S. Tucker has served as a director of the Company since 1976, as an assistant secretary of the Company since 1988, and as the Secretary of the Company since November 1996. Since 1995, Mr. Tucker has been a partner in the law firm of Jackson Walker L.L.P., the Company's outside legal counsel. From 1984 to 1995, Mr. Tucker was a member of the law firm of Simon, Anisman, Doby & Wilson, a Professional Corporation, located in Fort Worth, Texas. Mr. Tucker received his B.B.A. in Accounting from the University of Texas in 1966 and his J.D. from Southern Methodist University School of Law in 1969. Mr. Tucker's term of office as a director of the Company will expire in the year 2000.

  C. Lee Denham has served as President of Kevco's Sunbelt subsidiary since November 1996 and as Vice President of the Sunbelt division of Kevco from 1995 to November 1996. Mr. Denham was division manager of Sunbelt from 1991 to 1995. From 1981 to 1991, Mr. Denham was President of Sunbelt. From 1970 until founding Sunbelt in 1981, Mr. Denham was employed by Universal Forest Products, Inc. Mr. Denham received his B.B.A. in Marketing from the University of Georgia in 1970.

  Gregory G. Kimmel joined the Company in 1994 and has served as Vice President since January 1996, as Vice President, Corporate Development since August 1997 and as a director of the Company since May 1997. Mr. Kimmel received his B.S. in Education from McMurry University in 1994. Gregory G. Kimmel is the son of Jerry E. Kimmel, the Chairman, President and Chief Executive Officer of the Company. Mr. Kimmel's term of office as a director of the Company will expire in the year 2000.

  Martin C. Bowen has served as a director of the Company since November 1996. Mr. Bowen has served as President and Chief Executive Officer of Performing Arts Fort Worth, Inc. since 1993, Vice President of Fine Line, Inc. since January 1996 and as a director of Aztec Manufacturing Company since November 1993. From 1989 to 1992 he was Chairman of the Fort Worth Region for Team Bank. From 1987 to 1989, Mr. Bowen served as Chairman & CEO of Texas American Bank/Houston. From 1985 to 1987 he served as Executive Vice President of Texas American Bank/Fort Worth. Mr. Bowen received his B.B.A. in Finance from Texas A&M University in 1964 and his Bachelor of Foreign Trade degree from the American Institute of Foreign Trade, Phoenix, Arizona, in 1968. Additionally, he received his J.D. from Baylor University School of Law in 1973. Mr. Bowen's term of office as a director of the Company will expire in 1998.

  Richard Nevins has served as a director of the Company since November 1996. Since 1992, Mr. Nevins has served as President of Richard Nevins & Associates, a financial advisory firm. Mr. Nevins was elected as a director of Fruehauf Trailer Corporation ("Fruehauf") in 1995 and was elected as Chairman of Fruehauf's executive committee in August 1996. On October 7, 1996, Fruehauf filed for relief under Chapter 11 of the Bankruptcy Code of the United States. Together with the other members of the Fruehauf board who had been elected by the shareholders, Mr. Nevins resigned his positions with Fruehauf effective October 9, 1996. During 1996, Mr. Nevins has served as acting Chief Operating Officer and Chief Restructuring Officer for Sun World International, a California agricultural firm, following the filing of a petition in bankruptcy by Sun World International. From 1995 to 1996, Mr. Nevins served as a director of Ampex Corporation and from 1993 to 1995 he served as a director of The Actava Group (now Metromedia International Group). From 1990 to 1992 he was a Managing Director of Smith Barney Harris Upham & Co. Mr. Nevins received his B.A. in Economics from the University of California, Riverside in 1972 and his M.B.A. from Stanford Graduate School of Business in 1975. Mr. Nevin's term of office as a director of the Company will expire in 1998.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid during each of Kevco's last three fiscal years to Kevco's Chief Executive Officer and each of Kevco's four other most highly compensated executive officers, based on salary and bonus earned during 1997.

                                                          LONG TERM
                                      ANNUAL            COMPENSATION
                                   COMPENSATION            AWARDS
                                ------------------       SECURITIES
NAME AND PRINCIPAL       FISCAL                          UNDERLYING       ALL OTHER
POSITION                  YEAR  SALARY($) BONUS($)     OPTIONS/SARS(#) COMPENSATION(5)
Jerry Kimmel, ..........  1997  $250,000  $174,312(12)        --           $13,593(1)
 Chairman of the Board,   1996  $366,271  $249,600            --           $17,163(2)
 President and Chief      1995  $398,479  $191,530            --           $19,643(3)
 Executive Officer
Clyde A. Reed, Jr. .....  1997  $204,540  $ 33,361(12)        --           $12,655(4)
 Executive Vice
  President               1996  $188,088  $ 96,667         11,750          $29,756(5)
 and Chief Operating
  Officer                 1995  $179,737  $154,007          7,096          $26,440(6)
Ellis L. McKinley,
 Jr. ...................  1997  $162,975  $ 11,120(12)        --           $ 1,047(7)
 Vice President,          1996  $145,980  $ 29,167         14,400          $ 1,057(7)
 Chief Financial Officer  1995  $ 54,527  $ 25,000          7,050              --
 and Treasurer
C. Lee Denham,..........  1997  $114,095  $ 42,806(12)        --           $ 1,594(8)
 President, Sunbelt       1996  $ 95,850  $222,221          9,400          $ 1,434(9)
                          1995  $ 39,000  $110,000                         $ 4,292(10)
M. O'Neal Miller........  1997  $144,711       --             --           $ 5,000(11)
                          1996       --        --             --               --
                          1995       --        --             --               --

---------------------
 (1) Consists of $12,546, representing personal use of a Company supplied car and $1,047, representing the Company's contribution to such individual's 401(k) Plan account.
 (2) Consists of $12,546, representing personal use of a Company supplied car, $3,560, representing payments by the Company for medical insurance premiums and $1,057, representing the Company's contribution to such individual's 401(k) Plan account.
 (3) Consists of $12,546, representing personal use of a Company supplied car, $3,866, representing payments by the Company for medical insurance premiums and $3,051, representing the Company's contribution to such individual's 401(k) Plan account.
 (4) Consists of $3,851, representing personal use of a Company supplied car, $7,757, representing expense recognized by the Company in 1997 relating to future payments to be made under a deferred compensation agreement and $1,047, representing the Company's contribution to such individual's 401(k) Plan account.
 (5) Consists of $4,518, representing personal use of a Company supplied car, $24,181, representing expense recognized by the Company in 1996 relating to future payments to be made under a deferred compensation agreement and $1,057, representing the Company's contribution to such individual's 401(k) Plan account.
 (6) Consists of $2,491, representing personal use of a Company supplied car, $20,898, representing expense recognized by the Company in 1995 relating to future payments to be made under a deferred compensation agreement and $3,051, representing the Company's contribution to such individual's 401(k) Plan account.
 (7) Represents the Company's contribution to such individual's 401(k) Plan account.

 (8) Consists of $547, representing personal use of a Company supplied car and $1,047, representing the Company's contribution to such individual's 401(k) Plan account.
 (9) Consists of $377, representing personal use of a Company supplied car and $1,057, representing the Company's contribution to such individual's 401(k) Plan account.
(10) Consists of $1,241, representing personal use of a Company supplied car and $3,051, representing the Company's contribution to such individual's 401(k) Plan account.
(11) Represents personal use of a Company supplied car.
(12) Excludes a portion of such individual's bonus earned in 1997 that is based on Company year end operating results that have not yet been computed.

YEAR END OPTION VALUES

  The following table presents the information regarding the value of stock options outstanding at December 31, 1997 held by each of the Named Executive Officers. No stock options were exercised by the Named Executive Officers in 1997.

                                NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS/SARS
                              OPTIONS/SARS AT FY-END(#)       AT FY-END($)(1)
                              -------------------------- -------------------------
     NAME                     EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
     Jerry E. Kimmel.........      --            --            --           --
     Clyde A. Reed, Jr. .....   18,846(2)        --       $139,690          --
     C. Lee Denham...........    9,400(3)        --       $ 50,102          --
     Ellis L. McKinley,
      Jr. ...................   16,950(4)      4,500(5)   $128,165      $13,500
     M. O'Neal Miller........      --            --            --           --

---------------------
(1) The closing price for the Kevco's Common Stock as reported through The Nasdaq National Market on December 31, 1997, was $16.50. Value is calculated on the basis of the difference between the option exercise price and $16.50 multiplied by the number of shares of Common Stock underlying the option.

(2) Consists of options to acquire 7,096 shares of Common Stock at $5.64 per share and options to acquire 11,750 shares of Common Stock at $11.17 per share.

(3) Consists of options to acquire 9,400 shares of Common Stock at $11.17 per share.

(4) Consists of options to acquire 7,050 shares of Common Stock at $5.64 per share, options to acquire 9,400 shares of Common Stock at $11.17 per share and options to acquire 500 shares of Common Stock at $13.50 per share.

(5) Consists of options to acquire shares of Common Stock at $13.50 per share, vesting 10% on each December 16 up to and including December 16, 2006, the date the options expire.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives a fee of $1,000 for attendance at each Board of Directors meeting and $500 for attendance at each Board committee meeting (unless held on the same day as a Board of Directors meeting). All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other out-of-pocket expenses incurred in their capacity as directors of the Company.

EMPLOYMENT AGREEMENTS

  Mr. Kimmel has entered into a five year employment agreement with the Company providing for an annual base salary of $250,000. In addition to base salary, Mr. Kimmel, through his employment agreement, is eligible for an annual bonus equal to 2.4% of the Company's income before income taxes for the year provided that income before income taxes is at least $5.0 million. Such salary and bonus are subject to increase, but not decrease, by the Company. Increases in Mr. Kimmel's compensation will be reviewed annually by the Company's Compensation Committee in a manner so as to qualify under the performance based compensation provisions of the Internal Revenue Code. Under the agreement, Mr. Kimmel has agreed to perform services on behalf of the Company and its subsidiaries in Fort Worth, Texas as he reasonably determines are necessary to carry out his duties under the agreement. Mr. Kimmel, his spouse and dependents are, until the death of the survivor of Mr. Kimmel and his spouse, entitled to participate at the Company's expense in health programs offered to Company employees generally or, if insurance coverage is not available, to have their health care costs reimbursed by the Company. Upon the death of Mr. Kimmel, the Company must continue to pay his base salary for the remainder of the then existing agreement term. The agreement can be terminated by the Company only for cause (as defined in such agreement). The employment agreement, which is guaranteed by the subsidiaries of the Company, is automatically extended for an additional year at the end of each year's service.

  Effective May 24, 1977, Mr. Reed entered into a retirement agreement with the Company that generally provides that the Company will pay Mr. Reed or his beneficiaries $55,000 per year for 10 years if Mr. Reed is employed with the Company at age 65 or upon death or disability. Such agreement also provides for a smaller lump sum payment that the Company will make upon Mr. Reed's termination of employment prior to age 65, death or disability. Such lesser amount equals approximately $14,000 for each year following the effective date of the agreement, up to such termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company leases three of its warehouse locations from an affiliated partnership (K&E Land & Leasing, a Texas general partnership) of which Mr. Kimmel is a managing partner. The Company also leases computer equipment from K&E Land & Leasing. These leases (i) expire in November 2003, April 2005, October 2007 and October 2003, respectively, (ii) provide for total future (i.e. post 1997) base rent payments of approximately $758,000, $670,000, $2.3 million and $1.3 million, respectively, and (iii) require payments to be made in equal monthly amounts. As of December 31, 1997, Jerry Kimmel's indirect interest in such leases was 38.0% and Gregory G. Kimmel's aggregate beneficial interest in such leases was 4%. As of December 31, 1997, Mr. Kimmel's immediate family members (including Gregory G. Kimmel's beneficial interest) owned indirect interests in such leases of 12.0%. Aggregate expenditures by the Company under such leases in 1997 were approximately $672,000, of which approximately $255,000 was indirectly attributable to Jerry Kimmel's interests in such partnership (excluding immediate family members' interests) and of which approximately $27,000 was indirectly attributable to Gregory G. Kimmel's beneficial interest. It is anticipated that aggregate expenditures by the Company under such leases for the remainder of their terms will be approximately $5.0 million, of which approximately $1.9 million will be indirectly payable (less partnership expenses) to Jerry Kimmel (excluding immediate family members' interests) and of which approximately $200,000 will be indirectly payable (less partnership expenses) to Gregory G. Kimmel. The Company believes that the amounts it has paid or will pay under such leases have not been and the Company believes will not be less favorable to the Company than had the leases been negotiated on an arms-length basis. Two of the leased warehouses were financed through economic development and industrial revenue bonds; one series of which was issued by Newton, Kansas in the original principal amount of $575,000, and with respect to which the Company is the sub-lessee of the premises and a co-guarantor, and one series of which was issued by Elkhart, Indiana in the original principal amount of $400,000, and with respect to which the Company is the lessee of the premises and had agreed to perform the obligation of the lessor contained in the mortgage.

  Prior to October 26, 1993, Billy T. Everett owned 50% of the then outstanding common stock of Kevco and served as its Chairman of the Board. Effective October 26, 1993, Kevco repurchased 13% of Mr. Everett's Common Stock holdings in exchange for the issuance of a promissory note in the original principal amount of $747,500 and bearing interest at a floating rate, which was 6% per annum on the date of the note; such note was retired in 1994. Also effective October 26, 1993, Mr. Kimmel purchased Mr. Everett's remaining Common Stock holdings in exchange for approximately $5.0 million cash and, in order to facilitate such purchase, the Company loaned Mr. Kimmel $5.0 million. The loan is payable in monthly principal installments of $62,500 plus interest at 9% per annum as of December 31, 1995 with the final installment due in November 1997. As of June 30, 1996, $3.1 million remained outstanding under such loan, and effective as of such date the note evidencing this loan was distributed to Kevco's shareholders.

  Gregory G. Kimmel and James Kimmel, Jerry Kimmel's brother, earned, in the aggregate, approximately $143,000 and $137,000 in compensation in 1997 and 1996, respectively. Mr. Tucker, Secretary and a director of the Company, is a partner in Jackson Walker L.L.P., which is the Company's principal outside legal counsel.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth information with respect to beneficial ownership of Common Stock as of January 12, 1998 and includes (i) all persons known to the Company to be the beneficial owner of 5% or more of the Common Stock, (ii) each director of the Company, (iii) the chief executive officer and each of the Company's four other most highly compensated executive officers whose total annual compensation for 1997 based on salary and bonus earned during 1997 exceeded $100,000 (the "Named Executive Officers"), and
(iv) all the Company directors and executive officers as a group. This table does not include shares of Common Stock that may be purchased pursuant to options not exercisable within 60 days of January 12, 1998. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. As of January 12, 1998, Kevco had 6,828,809 shares of Common Stock issued and outstanding.


   NAME OF BENEFICIAL OWNER OR            AMOUNT AND NATURE
   NUMBER OF PERSONS IN GROUP          OF BENEFICIAL OWNERSHIP PERCENT OF CLASS
   Jerry E. Kimmel(1)................         3,744,760(2)           54.8%
   Clyde A. Reed, Jr.................            30,014(3)             *
   Ellis L. McKinley, Jr.............            21,950(4)             *
   Richard S. Tucker.................             5,500(5)             *
   Martin C. Bowen...................             3,000(5)             *
   M. O'Neal Miller..................             5,100(7)             *
   Richard Nevins....................             7,405(5)             *
   C. Lee Denham.....................             9,400(6)             *
   Gregory G. Kimmel.................           221,086(9)            3.2%
   All directors and executive
    officers as a group (8 persons)..         4,043,115(8)           58.6%

---------------------
  * Less than 1%
(1) The address of Mr. Kimmel is University Centre I, 1300 S. University Drive, Suite 200, Fort Worth, Texas 76107.
(2) Excludes 626,386 shares of outstanding Common Stock and 15,299 shares of Common Stock issuable upon exercise of options beneficially owned by Mr. Kimmel's adult children and his brother. Mr. Kimmel disclaims beneficial ownership of such shares.
(3) Includes 18,846 shares of Common Stock subject to presently exercisable options.
(4) Includes 16,950 shares of Common Stock subject to presently exercisable options, or options exercisable within 60 days.
(5) Includes 2,500 shares of Common Stock subject to presently exercisable options.
(6) Consists of 9,400 shares of Common Stock subject to presently exercisable options.
(7) Includes 2,100 shares of Common Stock beneficially owned by such individual's spouse.
(8) Includes 65,644 shares of Common Stock subject to presently exercisable options and excludes 5,100 shares of Common Stock attributable to M. O'Neal Miller, who is no longer an executive officer of the Company.
(9) Includes 12,949 shares of Common Stock subject to presently exercisable options and excludes 2,406 shares of Common Stock held as custodian for such individual's children.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

  General. On December 1, 1997, Kevco entered into an amended and restated $125 million credit facility with Nations Bank of Texas, N.A., as lender and administrative agent, and certain other banks, consisting of $90 million in aggregate principal amount of term loans (the "Term Loan Facility"), which facility includes a $40 million tranche A term loan subfacility and a $50 million tranche B term loan subfacility and a $35 million revolving credit facility (the "Revolving Credit Facility"), which facility includes a sublimit for letters of credit. The Company has used the Term Loan Facility and a portion of the Revolving Credit Facility to refinance indebtedness of Kevco Delaware, Inc. to NationsBank of Texas, N.A. and the lenders under an Amended and Restated Credit Agreement, dated February 27, 1997, as amended, and to provide a portion of the funds necessary to consummate the Transactions. See "Use of Proceeds." This information relating to the Senior Credit Facility is qualified in its entirety by reference to the complete text of the Senior Credit Facility a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part. The following is a description of the general terms of the Senior Credit Facility.

  Security. Indebtedness of the Company under the Senior Credit Facility is guaranteed by each of Kevco's domestic subsidiaries (direct or indirect), thereafter acquired, and is secured by: (i) a first priority security interest in substantially all of the assets and properties (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts and contract rights, trademarks, copyrights, patents, license agreements and general intangibles) of the Company and each of its domestic subsidiaries (direct or indirect) then existing or thereafter acquired; (ii) a first priority perfected pledge of all capital stock of each of Kevco's domestic subsidiaries (direct or indirect) then existing or thereafter acquired (other than SCCAC and Shelter until the merger of SCCAC with and into Shelter); and (iii) a first priority perfected pledge of 65% of the capital stock of foreign subsidiaries of Kevco or any of its domestic subsidiaries.

  Interest. Indebtedness under the Senior Credit Facility bears interest at a floating rate. Indebtedness under the Term Loan Facility and the Revolving Credit Facility initially bear interest at a rate based (at the Company's option) upon (i) LIBOR for one, two, three or six months, plus 2.25% with respect to the Tranche A Term Loan Facility and the Revolving Credit Facility or plus 2.75% with respect to the Tranche B Term Loan Facility, or (ii) the Alternate Base Rate (as defined in the Senior Credit Facility) plus 0.75% with respect to the Tranche A Term Loan Facility and the Revolving Credit Facility or plus 1.25% with respect to the Tranche B Term Loan Facility; provided, however, the interest rates are subject to several quarter point reductions in the event the Company meets certain performance targets.

  Maturity. The Tranche B Term Loan Facility will mature on December 31, 2004. The Tranche A Term Loan Facility and the Revolving Credit Facility will mature on December 31, 2003. The Term Loan Facility is subject to repayment according to quarterly amortization of principal based upon a schedule specified in the Senior Credit Facility.

  Prepayments. The Senior Credit Facility provides for mandatory prepayments of the Term Loan Facility and the Revolving Credit Facility. Prepayments on the Term Loan Facility will be applied pro rata to reduce scheduled amortization payments as provided in the Senior Credit Facility. The mandatory prepayments defined in the Senior Credit Facility include the lesser of (1) an amount, if any, which would result in the leverage ratio being 3.5 to 1 after such pre-payment and (2) each of the following as applicable, (a) 100% of the net cash proceeds received by the Company or any subsidiary from asset sales (including the capital stock of any subsidiary) in excess of $500,000 each fiscal year, subject to de minimis baskets, certain exceptions, and reinvestment provisions and net of selling expenses and taxes to the extent such taxes are paid; (b) 75% of Excess Cash Flow pursuant to an annual cash sweep arrangement; (c) 100% of the net cash proceeds from the issuance of debt (excluding the Notes and certain other debt proceeds) by the Company, or any subsidiary; and (d) 50% of the net cash proceeds from the sale or disposition by the Company or any of its subsidiaries to any Person of any capital stock of the Company (other than proceeds that are concurrently applied to complete a permitted Acquisition (as defined therein)). In addition, the Company may prepay the Senior Credit Facility in whole or in part at any time without penalty, subject to reimbursement of certain costs of the Lenders.

  Fees. The Company is required to pay to the Lenders in the aggregate a commitment fee equal to 0.50 per annum on the committed undrawn amount of the Revolving Credit Facility during the preceding quarter; provided that this fee may be subject to reduction in the event the Company meets certain performance targets. The Company also is required to pay to the Lenders participating in the Revolving Credit Facility letter of credit fees, due quarterly in arrears, equal to 100% of the applicable margin over LIBOR (being LIBOR for loans under the Revolving Credit Facility) for standby letters of credit issued under the Revolving Credit Facility or 50% of the applicable margin over LIBOR (being LIBOR for loans under the Revolving Credit Facility) for commercial letters of credit issued under the Revolving Credit Facility, plus a fronting fee payable to the issuing bank equal to the greater of (a) $250 or (b) the product of 0.125% times the face amount of the letter of credit being issued. Fees to Lenders participating in letters of credit will be calculated on the aggregate undrawn portion of each letter of credit for the duration thereof.

  Covenants. The Senior Credit Facility requires the Company to meet certain financial tests, including a minimum fixed charge coverage ratio, maximum leverage ratio and maintenance of a minimum net worth amount. The Senior Credit Facility also contains covenants which include, without limitation (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens; (viii) limitations on mergers, consolidations and sales of assets; (ix) limitations on incurrence of debt; (x) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) limitations on investments; (xii) ERISA (as defined) matters; (xiii) limitation on transactions with affiliates; (xiv) limitations on acquisitions;
(xv) limitation on sale and leasebacks; (xvi) limitation on sale or discount of receivables; and (xvii) limitation on capital expenditures.

  Default. The Senior Credit Facility provides for certain customary events of default, including an event of default upon the occurrence of a change of control of the Company.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were originally sold by the Company on December 1, 1997 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the completion of the Old Notes Offering, the Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company agreed to use its reasonable best efforts to cause to be filed with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to an offer to exchange the Old Notes for Exchange Notes. The Exchange Notes will be substantially identical to the Old Notes, except that the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and therefore will not contain terms with respect to transfer restrictions (other than those that might be imposed by state securities laws) and will not be entitled to registration rights or other rights under the Registration Rights Agreement.

  Under existing interpretations of the staff of the Commission, the Exchange Notes would, in general, be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of the Company or intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each Holder who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) it is not an affiliate of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes and (iii) it is acquiring the Exchange Notes in the ordinary course of its business. In addition, broker-dealers receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of Exchange Notes. The Commission has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow such broker-dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for a period of one year after the Expiration Date (or such shorter period during which all such resales have occurred).

  The Registration Rights Agreement provides that if (i) the Exchange Offer is not permitted by applicable law or (ii) if any Holder of Old Notes shall notify the Company within 20 Business Days following the Expiration Date that
(A) such Holder was prohibited by law or Commission policy from participating in the Exchange Offer or (B) such Holder may not resell the Exchange Notes to the public without delivering a prospectus and the Prospectus relating to the Exchange Offer is not appropriate or available for such resales by such Holder or (C) such Holder is a Broker-Dealer and holds Old Notes acquired directly from the Company or any of its affiliates, then the Company and the Guarantors shall: (1) cause to be filed, on or prior to 45 days after the earlier of (i) the date on which the Company determines that the Exchange Offer is not permitted by applicable law and (ii) the date on which the Company receives such notice from a Holder, a Shelf Registration Statement, relating to all Old Notes, and (2) shall use their respective reasonable best efforts to cause such Shelf Registration Statement to become effective on or prior to 120 days after the date on which the obligation of the Company and the Subsidiary Guarantors to file the Shelf Registration Statement arises.

  The Company and the Subsidiary Guarantors shall use their respective reasonable best efforts to keep any Shelf Registration Statement continuously effective for a maximum of two years (or such shorter period in which all Old Notes covered by such Shelf Registration Statement have been sold).

  If (i) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or prior to the date specified for such filing, (ii) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (iii) the Company fails to consummate the Exchange Offer on or prior to 30 days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement (if the Company is required by the Registration Rights Agreement to complete the Exchange Offer), or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then the Company will be required to pay Liquidated Damages to each Holder affected by such Registration Default on each interest payment date. Liquidated Damages shall accrue from and after the date of each Registration Default, and shall continue to accrue thereafter until such Registration Default has been cured or waived as set forth in the Registration Rights Agreement, in an amount equal to, with respect to the first 90-day period immediately following the occurrence of such Registration Default, $0.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages, if any, of $0.30 per week per $1,000 principal amount of such Notes. All accrued Liquidated Damages, if any, will be paid by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement) to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wife transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. At such time as all Registration Defaults have been cured, the accrual of Liquidated Damages, if any, will cease.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

  Following the consummation of the Exchange Offer, Holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights generally will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $105,000,000 aggregate principal amount of Old Notes were outstanding. The Company has fixed the close of business on January 30, 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Old Notes do not have any appraisal or dissenters rights under the Texas Business Corporation Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all changes and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York time, on March 4, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such Exchange Note or, if no interest has been paid or duly provided for on such Old Note, from December 1, 1997. Interest on the Exchange Notes is payable semi-annually on each June 1 and December 1, commencing on June 1, 1998.

  Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last date to which interest has been paid or duly provided for on the Old Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived, the right to receive any interest on such Old Notes accrued from and after the last date to which interest has been paid or duly provided for on the Old Notes or, if no such interest has been paid or duly provided for, from and after December 1, 1997.

PROCEDURES FOR TENDERING

  For a holder of Old Notes to tender Old Notes validly pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer), an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York time, on the Expiration Date. In addition, prior to 5:00 p.m., New York time, on the

Expiration Date, either (a) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (b) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal).

  The term "Agent's Message" means a message transmitted by the Depository, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that the Depository has received an express acknowledgment from the participant in the Depository tendering Old Notes which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by the Depository and received by the Exchange Agent, which states that the Depository has received an express acknowledgment from the participant in the Depository tendering Old Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

  By tendering Old Notes pursuant to the procedures set forth above, each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holdees name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company ("DTC", the "Depositary" or the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Old Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cure or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificates representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth in the Letter of Transmittal prior to 5:00 p.m., New York time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including, any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but that are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

  United States Trust Company of New York, N.A. (the "Exchange Agent") has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent at the address indicated in the Letter of Transmittal. Delivery to an address other than as set forth in the Letter of Transmittal will not constitute a valid delivery.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, (iii) pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel, if the Company so requests), (iv) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (v) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

  With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties (for example, the letters of the commission to (i) Exxon Capital Holdings Corporation, available May 13, 1988, (ii) Morgan Stanley & Co., Inc. available June 5, 1991 and (iii) Shearman & Sterling, available July 2, 1993), the Company believes that a holder or other person (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes and (iii) it is acquiring the Exchange Notes in its ordinary course of business. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or such other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Notes for a period ending 180 days after the date on which the Exchange Offer Registration Statement is declared effective. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of Exchange Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth in the Letter of Transmittal. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

                           DESCRIPTION OF THE NOTES

GENERAL

  The Old Notes have been, and the Exchange Notes will be, issued pursuant to the Indenture between the Company, the Subsidiary Guarantors and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the Issue Date. The Notes are subject to all such terms, and the Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under the caption "--Certain Definitions." As used in this "Description of the Notes" section, the "Company" means Kevco, Inc. and not any of its Subsidiaries.

  The Company's obligations under the Indenture and the Notes are guaranteed on a senior subordinated basis by all of the Company's existing Restricted Subsidiaries and, pursuant to the terms of the Indenture, will be jointly and severally guaranteed by all future Subsidiaries of the Company not designated as Unrestricted Subsidiaries as described under the caption "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries." See "-- Subsidiary Guarantees." As of the Issue Date, all of the Company's Subsidiaries were Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate one or more of its existing or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

  The Notes are limited to $105.0 million in aggregate principal amount. The Notes will mature on December 1, 2007. The Notes will bear interest at the rate set forth on the front cover of this Prospectus. Interest on the Notes is payable semi-annually in cash in arrears on June 1 and December 1 in each year, commencing June 1, 1998, to Holders of record of Notes at the close of business on the May 15 or November 15 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Old Notes have been, and the Exchange Notes will be, issued in denominations of $1,000 and integral multiples thereof.

  Principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar in New York, New York. Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and the Company may pay principal and interest by check and may mail checks to a Holder's registered address; provided that all payments with respect to Notes, the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. The Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "--Transfer and Exchange." The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to Holders of Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

SUBORDINATION

  The payment of principal of and premium, if any, interest and Liquidated Damages, if any, on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. The Indenture permits the incurrence of additional Senior Indebtedness in the future, subject to provisions of the covenant described below under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness."

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full in cash or Cash Equivalents, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of Notes may receive Junior Securities and payments made from the trust described under the caption "--Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment of principal of, premium, if any, interest or Liquidated Damages, if any, on the Notes (except in Junior Securities or from the trust described under the caption "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of or premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a written notice (with a copy to the Company) of such other default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the date of receipt by the Trustee of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes that have come due have been paid in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice (it being understood that any subsequent action, or any breach of any covenant for a period commencing after the date of receipt by the Trustee of such Payment Blockage Notice, that, in either case, would give rise to such a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

  The Indenture further requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company, Holders of Notes may recover less ratably than creditors of the Company and the Subsidiary Guarantors who are holders of Senior Indebtedness. On a pro forma basis, after giving effect to the Transactions, the aggregate principal amount of Senior Indebtedness of the Company on a consolidated basis outstanding at September 30, 1997 was approximately $98.1 million and, subject to compliance with certain financial ratios, the Company would have had unused availability under the Senior Credit Facility of $31.8 million. The Indenture and the Senior Credit Facility will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its Restricted Subsidiaries can Incur. See "--Certain Covenants-- Limitation on Incurrence of Indebtedness."

SUBSIDIARY GUARANTEES

  The Company's obligations under the Indenture and the Notes are jointly and severally guaranteed on a senior subordinated basis by all of the Company's existing Restricted Subsidiaries and all future Subsidiaries (other than Unrestricted Subsidiaries) of the Company in accordance with the covenant described below under the caption "--Certain Covenants--Future Subsidiary Guarantors" (each such guaranteeing Subsidiary a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors"). Each Subsidiary Guarantee will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of each Subsidiary Guarantor (including such Subsidiary Guarantor's Obligations under the Senior Credit Facility) to the same extent that the Notes are subordinated to Senior Indebtedness of the Company. The obligations of any Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

  The Indenture provides that, subject to the provisions described in the next succeeding paragraph, no Subsidiary Guarantor may consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee, in form satisfactory to the Trustee; (ii) immediately after such transaction, no Default or Event of Default exists; (iii) the Company and its Restricted Subsidiaries would, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable Reference Period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio test set forth in the first paragraph of the covenant described under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness"; (iv) if required by the Trust Indenture Act, the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel; and (v) such Subsidiary Guarantor (if such Subsidiary Guarantor is the surviving Person) shall have delivered a written instrument in form satisfactory to the Trustee confirming its Subsidiary Guarantee after giving effect to such consolidation, merger or transfer. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into, consolidate with or transfer all or part of its properties or assets to the Company or one or more Subsidiary Guarantors or one or more Subsidiaries which become Subsidiary Guarantors concurrently therewith.

  The Indenture provides that in the event of a sale, assignment, transfer, lease, conveyance or other disposition of all of the Equity Interests in, or all or substantially all of the assets of, a Subsidiary Guarantor to any Person that is not the Company or any of its Restricted Subsidiaries, whether by way of merger, consolidation or otherwise, if (i) the Net Proceeds of such sale or other disposition are applied in accordance with provisions of the Indenture described under the caption "--Certain Covenants--Limitation on Sale of Assets and Restricted Subsidiary Stock," (ii) no Default or Event of Default exists or would exist under the Indenture after giving effect to such transaction, (iii) all obligations of such Subsidiary Guarantor under any other Indebtedness of the Company or any of its Restricted Subsidiaries shall have been terminated (including, without limitation, all Guarantees of any such Indebtedness), (iv) all Liens on assets of such Subsidiary Guarantor that secure any other Indebtedness of the Company or any of its Restricted Subsidiaries shall have been terminated, and (v) all obligations of the Company and its Restricted Subsidiaries under other Indebtedness of such Subsidiary Guarantor shall have been terminated (including, without limitation, all Guarantees of such Indebtedness), then (A) in the case of such a sale or other disposition, whether by way of merger, consolidation or otherwise, of all of the Equity Interests in such former Subsidiary Guarantor, such former Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, or (B) in the case of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, the Person acquiring such assets will not be required to assume the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

OPTIONAL REDEMPTION

  The Company does not have the right to redeem any Notes prior to December 1, 2002 (other than out of the Net Proceeds of a Public Equity Offering as described in the next paragraph). The Notes are redeemable for cash at the option of the Company, in whole or in part, at any time on or after December 1, 2002, upon not less than

30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount of the Notes) if redeemed during the 12-month period commencing December 1, of the years indicated below (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date), in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date:

            YEAR                               PERCENTAGE
            ----                               ----------
            2002..............................  105.188%
            2003..............................  103.458%
            2004..............................  101.729%
            2005 and thereafter...............  100.000%

  Until December 1, 2000, if the Company consummates a Public Equity Offering of Common Stock for cash, up to 35% of the aggregate principal amount of the Notes originally outstanding may be redeemed at the option of the Company within 90 days of such Public Equity Offering, upon not less than 30 days nor more than 60 days notice to each Holder of the Notes to be redeemed, using the Net Proceeds of such Public Equity Offering, at a redemption price equal to 110.375% of the principal amount of the Notes (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date), together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that at least 65% of the aggregate principal amount of the Notes originally outstanding remain outstanding immediately following such redemption.

  In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

  Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in the payment thereof.

MANDATORY REDEMPTION

  Except as set forth below under the captions "--Escrow of Proceeds; Special Redemption," "--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "--Certain Covenants--Limitation on Sale of Assets and Restricted Subsidiary Stock," the Company is not required to make any mandatory redemption, repurchase or sinking fund payments with respect to the Notes.

CERTAIN COVENANTS

 REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

  The Indenture provides that, upon the occurrence of a Change of Control, each Holder of Notes shall have the right, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control

Offer shall be made within 20 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

  The Senior Credit Facility prohibits the Company from purchasing any Notes and also provides that certain change of control events with respect to the Company will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. The Indenture provides that in the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, then prior to purchasing the Notes in a Change of Control Offer, the Company shall either repay in full and terminate all commitments under all Senior Indebtedness that contains such prohibitions or obtain the requisite consents, if any, under all agreements governing such Senior Indebtedness. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase all Notes validly tendered and not withdrawn under such Change of Control would constitute an Event of Default under the Indenture which may, in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. See "Risk Factors--Inability to Purchase Notes Upon a Change of Control."

  As used herein, a "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger of consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), except to the Existing Majority Stockholder,
(ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Existing Majority Stockholder, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares) or (iv) during any period of 24 consecutive months after the Issue Date, individuals who at the beginning of any such 24-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by the Company to the Holder thereof. The Company publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

  The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, the Company's ability to pay the Change of Control Purchase Price is, and may in the future be, limited by the terms of the Senior Credit Facility or other agreements relating to Indebtedness that constitute Senior Indebtedness. The occurrence of certain of the events that would constitute a Change of Control would also constitute a default under the Senior Credit Facility. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under Indebtedness constituting Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Also, the Company's ability to pay cash to Holders of Notes upon a Change of Control may be limited by the Company's then existing financial resources. No assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

 LIMITATION ON INCURRENCE OF INDEBTEDNESS

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if, at the time of Incurrence of such Indebtedness, after giving pro forma effect to such Incurrence as of such date and to the use of proceeds therefrom (including the application or the use of the net proceeds therefrom to repay Indebtedness or make any Restricted Payment) (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such Incurrence of Indebtedness and (ii) on the date of such Incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such Incurrence of Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would exceed 2.25 to 1 if such date is on or prior to the date which is the second anniversary of the Issue Date, or 2.50 to 1 for any date thereafter (the "Debt Incurrence Ratio").

  "Permitted Indebtedness" means any and all of the following:

    (i) (A) Indebtedness of the Company and its Restricted Subsidiaries pursuant to the Senior Credit Facility (including all Guarantees thereof) up to an amount at any time Incurred equal to the greater of (1) $35 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay any such Indebtedness or, in the case of any such revolving Indebtedness, permanently reduce the commitments therefor pursuant to the covenant under the caption "--Certain Covenants--Limitation on Sale of Assets and Restricted Subsidiary Stock" and (2) 75% of Eligible Receivables and (B) Indebtedness of the Company and its Restricted Subsidiaries pursuant to the Senior Credit Facility (including all Guarantees thereof) in an aggregate amount not to exceed $90 million (which, in the event that and for so long as less than 100% but more than 50% (on a fully diluted basis) of the Shelter Common Stock is acquired in the Tender Offer, shall be reduced by an amount equal to the cash consideration necessary to purchase the amount of Shelter Common Stock not so acquired until such Shelter Common Stock is so acquired or until the merger is consummated with Kevco owning 100% of Shelter), less the aggregate amount of all repayments thereof;

    (ii) Indebtedness represented by the Notes, the Indenture and the Subsidiary Guarantees;

    (iii) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that (A) if the Company is an obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (B) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, shall be deemed to constitute a new Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

    (iv) Permitted Refinancing Indebtedness Incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, (A) Indebtedness (other than Permitted Indebtedness) that was Incurred in compliance with the Indenture, (B) Indebtedness referred to in clauses (i) or (ii) of the definition of the term "Permitted Indebtedness," or (C) Existing Indebtedness (other than Existing Indebtedness, if any, related to the Indebtedness refinanced by the Senior Credit Facility);

    (v) Indebtedness of a Restricted Subsidiary of the Company constituting a Guarantee of Indebtedness of the Company or a Restricted Subsidiary which Indebtedness was Incurred pursuant to this definition or the Debt Incurrence Ratio test set forth in the first paragraph of the covenant described under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness;"

    (vi) the Incurrence by the Company or any Restricted Subsidiary of Hedging Obligations of the following types: (A) Interest Rate Hedges with respect to any Indebtedness of such Person that is permitted by the terms of the Indenture to be outstanding, the notional principal amount of which does not exceed the principal amount of the Indebtedness to which such Interest Rate Hedge relates, and (B) Currency Hedges that do not increase the outstanding loss potential or liabilities other than as a result of fluctuations in foreign currency exchange rates;

    (vii) the Incurrence by the Company or any Restricted Subsidiary, if no Default or Event of Default shall have occurred and be continuing, of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $25 million (which amount may, but need not, be incurred under the Senior Credit Facility); and

    (viii) Existing Indebtedness.

  Indebtedness of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary of the Company (including upon designation of any Unrestricted Subsidiary or other Person as a Restricted Subsidiary) or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company shall be deemed to have been Incurred at the time such Person becomes such a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or a Restricted Subsidiary, as applicable.

 LIMITATION ON RESTRICTED PAYMENTS

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any Restricted Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation) other than dividends or distributions (a) paid or payable in Equity Interests (other than Disqualified Stock) of the Company or (b) paid or payable to the Company or any Wholly Owned Restricted Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (except, if no Default or Event of Default is continuing or would result therefrom, any such payment, purchase, redemption, defeasance or other acquisition or retirement for value made (a) out of Excess Proceeds available for general corporate purposes if (1) such payment or other action is required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued and (2) the Company has purchased all Notes properly tendered pursuant to an Asset Sale Offer required under the caption "--Certain Covenants--Limitation on Sale of Assets and Restricted Subsidiary Stock" or (b) upon the occurrence of a Change of Control if (1) such payment or other action is required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued and (2) the Company has purchased all Notes properly tendered pursuant to the Change of Control Offer resulting from such Change of Control); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Reference Period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio test set forth in the first paragraph of the covenant described under the caption "--Certain Covenants--Limitation on Incurrence Indebtedness"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by the Company and its Restricted Subsidiaries after the Issue Date shall not exceed, at the date of determination, the sum of (1) 50% of aggregate Consolidated Net Income of the Company from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale after the Issue Date of Equity Interests of the Company or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (3) the aggregate net cash proceeds received by the Company as capital contributions to the Company (other than from a Subsidiary of the Company) after the Issue Date, plus (4) the amount equal to the net reduction in Restricted Investments made after the Issue Date resulting from a sale or liquidation of a Restricted Investment for cash, to the extent such amount is not included in the Consolidated Net Income of the Company, not to exceed the lesser of (A) the Net Proceeds from such sale or liquidation to the extent received by the Company or any Restricted Subsidiary, and (B) the initial amount of such Restricted Investment, plus
  (5) in the event an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, an amount equal to the net reduction in Restricted Investments made in Unrestricted Subsidiaries, not to exceed the lesser of (A) the Fair Market Value of such Unrestricted Subsidiary, and (B) the amount of Restricted Investments which were made in such Unrestricted Subsidiary.

  The foregoing provisions do not prohibit the following Restricted Payments:
(i) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company (other than Disqualified Stock) in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) of the preceding paragraph (both for purposes of determining the aggregate amount of Restricted Payments made and for purposes of determining the aggregate amount of Restricted Payments permitted); (iii) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent Incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (in each case other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such payment, purchase, redemption, defeasance or other acquisition or retirement shall be excluded from clause
(c) of the preceding paragraph (both for purposes of determining the aggregate amount of Restricted Payments made and for purposes of determining the aggregate amount of

Restricted Payments permitted); (iv) so long as no Default or Event of Default is continuing, the repurchase of Equity Interests of the Company from former employees of the Company or any Restricted Subsidiary thereof (or the estates, heirs or legatees of such former employees) for consideration which does not exceed $500,000 in the aggregate in any fiscal year; (v) any Restricted Investment made with the net cash proceeds from a substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock) and (vi) so long as no Default or Event of Default is continuing, any Restricted Investment which, together with all other Restricted Investments outstanding made pursuant to this clause (vi) does not exceed $5 million. Except to the extent specifically noted above, Restricted Payments made pursuant to this paragraph shall be included in calculating the amount of Restricted Payments made after the Issue Date.

  The amount of all Restricted Payments not made in cash shall be the Fair Market Value (which, if it exceeds $1 million, shall be determined by, and set forth in, a resolution of the Board of Directors of the Company and described in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payments were permitted and setting forth the basis upon which the calculations required by the covenant described under the caption "--Certain Covenants-- Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

 LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i)
(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries,
(iii) transfer any of its properties to the Company or any of its Restricted Subsidiaries, (iv) grant any Liens in favor of the Holders of the Notes and the Trustee or (v) guarantee the Notes or any renewals or refinancings thereof, except for such encumbrances or restrictions existing under or by reason of (A) Existing Indebtedness, (B) the Senior Credit Facility, (C) applicable law, (D) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties of any Person, other than the Person, or the property of the Person, so acquired, provided that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be Incurred, (E) customary non-assignment provisions in leases, licenses, sales agreements or other contracts (but excluding contracts related to the extension of credit) entered into in the ordinary course of business and consistent with past practices, (F) restrictions imposed pursuant to a binding agreement for the sale or disposition of all or substantially all of the Equity Interests or assets of any Restricted Subsidiary, provided such restrictions apply solely to the Equity Interests or assets being sold, (G) restrictions imposed by Permitted Liens on the transfer of the assets that are subject to such Liens,
(H) Permitted Refinancing Indebtedness Incurred to refinance Existing Indebtedness or Indebtedness of the type described in clause (D) above, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, as a whole, than those contained in the agreements governing the Indebtedness being refinanced, and (I) the terms of Purchase Money Indebtedness, but only to the extent such Purchase Money Indebtedness encumbers or restricts the property acquired with such Purchase Money Indebtedness.

 LIMITATIONS ON LAYERING INDEBTEDNESS

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (other than the Notes) that is subordinate in right of payment to any other Indebtedness of the Company or a Restricted Subsidiary unless, by its terms, such Indebtedness is subordinate in right of payment to, or ranks pari passu with, the Notes or the Subsidiary Guarantees, as applicable.

 LIMITATION ON LIENS

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, affirm, assume or suffer to exist any Liens of any kind, other than Liens securing Senior Indebtedness and Permitted Liens, against or upon any assets or property now owned or hereafter acquired or any income or profits therefrom or assign or convey any right to receive income therefrom, unless (i) in the case of Liens securing Subordinated Indebtedness, the Notes are secured by a valid, perfected Lien on such assets, property or proceeds that is senior in priority to such Liens, (ii) in the case of Liens securing obligations subordinate to a Subsidiary Guarantee, such Subsidiary Guarantee is secured by a valid, perfected Lien on such assets, property or proceeds that is senior in priority to such Liens, and (iii) in all other cases, the Notes (and, if such Lien secures obligations of a Restricted Subsidiary, a Subsidiary Guarantee of such Restricted Subsidiary) are equally and ratably secured.

 LIMITATION ON SALE OF ASSETS AND RESTRICTED SUBSIDIARY STOCK

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (which, if it exceeds $1 million, shall be determined by, and set forth in, a resolution of the Board of Directors of the Company and described in an Officers' Certificate of the Company delivered to the Trustee) of the assets (including, if appropriate, Equity Interests) disposed of or issued, as appropriate, and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, that the 75% limitation referred to above shall not apply to any Asset Sale in which the cash portion of the consideration received therefor, determined in accordance with the following sentence, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation. For purposes of this covenant (and not for purposes of any other provision of the Indenture), the term "cash" shall be deemed to include (a) any notes or other obligations received by the Company or such Restricted Subsidiary as consideration as part of such Asset Sale that are immediately converted by the Company or such Restricted Subsidiary into actual cash or Cash Equivalents (to the extent of the actual cash or Cash Equivalents so received), and (b) any liabilities of the Company or such Restricted Subsidiary (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary) that (1) are assumed by the transferee of the assets which are the subject of such Asset Sale as consideration therefor in a transaction the result of which is that the Company and all of its Subsidiaries are released from all liability for such assumed liability, (2) are not by their terms subordinated in right of payment to the Notes, (3) are not owed to the Company or any Subsidiary of the Company, and (4) constitute short-term liabilities (as determined in accordance with GAAP).

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply, directly or indirectly, such Net Proceeds (a) to repay permanently Senior Indebtedness of the Company or Senior Indebtedness of the Restricted Subsidiaries, or (b) to the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Related Business. Pending the final application of any such Net Proceeds, the Company or the Restricted Subsidiaries, as the case may be, may temporarily reduce Indebtedness under the Senior Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. If the aggregate principal amount of Notes tendered by Holders thereof is less than the amount of

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

Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (i) such transfer, conveyance, sale, lease or other disposition is of all of the Capital Stock of such Restricted Subsidiary owned by the Company and its Restricted Subsidiaries or is otherwise permitted under the covenant described under the caption "--Certain Covenants--Limitations on Issuance, Sale and Ownership of Capital Stock of Restricted Subsidiaries" and (ii) such transaction is conducted in accordance with the covenant described in the preceding two paragraphs.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes using Excess Proceeds.

 LIMITATION ON ISSUANCE, SALE AND OWNERSHIP OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to (i) sell, assign, transfer, convey or otherwise dispose of, any Equity Interests of any Restricted Subsidiary, other than to the Company or a Wholly Owned Restricted Subsidiary, (ii) permit any Restricted Subsidiary to issue any Equity Interests (including, without limitation, pursuant to any merger, consolidation, recapitalization or similar transaction) other than to the Company or a Wholly Owned Restricted Subsidiary or (iii) permit any Person other than the Company or a Wholly Owned Restricted Subsidiary to own any Equity Interests of any Restricted Subsidiary, except that (A) the Company or a Restricted Subsidiary may consummate a sale to a Person of all of the Equity Interests of a Restricted Subsidiary if such sale is made by the Company or a Restricted Subsidiary in compliance with the covenant described under the caption "--Certain Covenants--Limitation on Sale of Assets and Restricted Subsidiary Stock," (B) the Company may issue, and permit the subsequent ownership by directors of, directors' qualifying shares,
(C) in the event that the Company acquires less than 100% (on a fully diluted basis) of the Shelter Shares, the remaining Shelter Shares may be owned by other Persons until such shares are acquired by the Company or a Wholly Owned Restricted Subsidiary of the Company or until the merger of Shelter with the Company or a Wholly Owned Restricted Subsidiary of the Company is consummated, and (D) the Company may permit the Persons (other than the Company and its Restricted Subsidiaries) who own Equity Interests in Encore Industries, Inc. to continue to own the number of shares of such Equity Interests owned by such other Persons as of the Issue Date.

 LIMITATION ON TRANSACTIONS WITH AFFILIATES

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (other than the Company or a Restricted Subsidiary), in one transaction or a series of transactions (each of the foregoing an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions after the Issue Date involving aggregate consideration in excess of $1 million, a resolution described in an Officers' Certificate, certifying that such Affiliate Transaction complies with clause (i) above and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions after the Issue Date involving aggregate consideration in excess of $5 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an independent nationally recognized investment banking firm or appraisal firm experienced in the appraisal or similar review of similar types of transactions; provided that the following types of transactions shall not constitute Affiliate Transactions: (1) any transaction with an officer or director of the Company or any Restricted Subsidiary in connection with such individual's compensation (including directors' fees), employee benefits, severance arrangements or indemnification (to the extent consistent with applicable law and the charter and bylaws of the Company or such Restricted Subsidiary), in each case entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (2) transactions between or among the Company and Restricted Subsidiaries, (3) Restricted Payments that are permitted by the provisions of the covenant described under the caption "--Certain Covenants--Limitation on Restricted Payments"; (4) sales of Capital Stock of the Company made at prevailing market rates; (5) transactions or agreements existing as of the Issue Date, including those described under the caption "Management Compensation--Compensation Committee Interlocks and Insider Participation" and "Management Compensation--Certain Transactions"; and (6) loans to officers, directors and employees of the Company and Restricted Subsidiaries made in the ordinary course of business and in furtherance of the Company's business in an aggregate amount not to exceed $1 million at any one time outstanding.

 SALE AND LEASEBACK TRANSACTIONS

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Restricted Subsidiary may enter into a sale and leaseback transaction if (a) the Company or such Restricted Subsidiary could have (i) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Debt Incurrence Ratio test set forth in the first paragraph of the covenant described under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "--Certain Covenants--Limitation on Liens," (b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the Fair Market Value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such sale and leaseback transaction are applied in compliance with, the covenant described under the caption "--Certain Covenants--Limitation on Sales of Assets and Restricted Subsidiary Stock."

 LIMITATION ON MERGER, SALE OR CONSOLIDATION

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person, unless (i) the Company is the surviving entity, or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;
(iii) immediately after giving effect to such transaction, no Default or Event of Default exists or would exist; (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will (treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred at the time of such transaction) have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable Reference Period, be

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

permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio test set forth in the first paragraph of the covenant described under the caption "--Certain Covenants--Limitation on Incurrence of Indebtedness"; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of the Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. For restrictions on mergers, consolidations and disposition of assets involving Restricted Subsidiaries, see provisions under the caption "--Subsidiary Guarantees."

 DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

  The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) such designation would not cause a Default or Event of Default, (ii) at the time of and after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio test set forth in the first paragraph of the covenant under the caption "--Certain Covenants-- Limitation on Incurrence of Indebtedness," and (iii) each of the other requirements of the definition of the term "Unrestricted Subsidiary" are satisfied. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant under the caption "--Certain Covenants--Limitation on Restricted Payments." All such outstanding Investments will be deemed to constitute Restricted Payments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the Fair Market Value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Upon being so designated as an Unrestricted Subsidiary, any Subsidiary Guarantee that was previously executed by such Unrestricted Subsidiary shall be deemed terminated.

 LIMITATION ON LINES OF BUSINESS

  The Indenture provides that neither the Company nor any of its Restricted Subsidiaries shall directly or indirectly engage in any line or lines of business activity other than a Related Business.

 PAYMENTS FOR CONSENT

  The Indenture provides that the Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement or any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes or the Subsidiary Guarantees, unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 FUTURE SUBSIDIARY GUARANTORS

  The Indenture provides that all Subsidiaries (other than Unrestricted Subsidiaries) will, jointly and severally, Guarantee irrevocably and unconditionally the payment of all principal of, premium, if any, interest and Liquidated Damages on the Notes on a senior subordinated basis, and requires the Company to cause any Person that becomes a Subsidiary (other than an Unrestricted Subsidiary), including any Subsidiary that was previously an Unrestricted Subsidiary and which becomes a Restricted Subsidiary, after the Issue Date to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee the payment of principal of, premium, if any, interest and Liquidated Damages on the Notes.

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

 LIMITATION ON STATUS AS INVESTMENT COMPANY

  The Indenture prohibits the Company and its Restricted Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

  The Indenture provides that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and, to each Holder and to prospective purchasers of Notes identified to the Company by an Initial Purchaser, within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or (if it were subject to such reporting obligations), would have been required to file with the Commission.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture), (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture), (iii) failure by the Company to comply with the provisions described under the captions "-- Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control," "--Certain Covenants--Limitation on Sales of Assets and Restricted Subsidiary Stock," or "--Certain Covenants--Limitation on Merger, Sale or Consolidation," (iv) failure by the Company for 30 days after written notice from the Trustee or Holders of 25% in principal amount of the then outstanding Notes to comply with any other covenant or agreement (except as provided in clause (i), (ii) and (iii) above) in the Indenture or the Notes,
(v) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee, (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal when due at final stated maturity (a "Payment Default"), or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more, (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed for a period of 60 days and are not covered by insurance and (viii) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Restricted Subsidiaries.

  If any Event of Default occurs and is continuing (other than an Event of Default specified in clause (viii) above), then either the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice") may declare all outstanding Notes to be due and payable, and the same (i) shall become immediately due and payable,

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

or (ii) if there are any amounts outstanding under the Senior Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facility or five Business Days after receipt by the Company and the representative of the holders of the Indebtedness under the Senior Credit Facility of such Acceleration Notice, but only if such Event of Default is then continuing. Notwithstanding the foregoing, in the case of an Event of Default specified in clause (viii) above, all outstanding Notes will be immediately due and payable without declaration or other action or notice on the part of the Trustee or the Holders of the Notes. Holders of the Notes may not enforce the Indenture or the Notes, except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (vi) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (vi) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and the Trustee has received written notice of such rescission and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and (b) all existing Events of Default, except nonpayment of principal, premium, if any, or interest or Liquidated Damages on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. The Trustee may withhold from the Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to December 1, 2002, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to December 1, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, interest or Liquidated Damages, if any, on such Notes which may only be waived with the consent of each Holder of the Notes affected.

  Upon any payment or distribution of assets of the Company and its Subsidiaries in a total or partial liquidation, dissolution, reorganization or similar proceeding, including a Default under clause (viii) above, there may not be sufficient assets remaining to satisfy the claims of any Holders of Notes given the contractual subordination of the Notes and the Subsidiary Guarantees to Senior Indebtedness of the Company and the Restricted Subsidiaries, respectively. See "Risk Factors--Subordination."

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that the Company may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes and Subsidiary Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, interest and Liquidated Damages on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;
(iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, guarantees, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

  If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of, premium, if any, interest and Liquidated Damages on the Notes when due, then the obligations of the Company and the Subsidiary Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

TRANSFER AND EXCHANGE

  Holders of Notes may transfer or exchange their Notes in accordance with the Indenture, but the Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture, in connection with any such transfer or exchange. Neither the Company nor the Registrar is required to issue, register the transfer of, or exchange (i) any Note selected for redemption or tendered pursuant to an Offer, or (ii) any Note during the period between (a) the date the Trustee receives notice of a redemption from the Company and the date the Notes to be redeemed are selected by the Trustee or (b) a record date and the next succeeding interest payment date. The registered Holder of a Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding under such Indenture, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding under the Indenture. Without the consent of any Holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption by a successor corporation of the Company's obligations to the Holders of Notes in accordance with the covenant described under the caption "--Certain Covenants--Limitation on Merger, Sale or Consolidation," to add further Subsidiary Guarantees with respect to the Notes, to release Subsidiary Guarantors when permitted by the Indenture, to secure the Notes, to add to the covenants of the Company and any Restricted Subsidiary of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company or any Restricted Subsidiary of the Company, to comply with the Trust Indenture Act, or to make any change that does not materially adversely affect the legal rights of any Holder of Notes.

  Without the consent of each Holder of Notes affected, the Company may not
(i) reduce the principal amount of Notes whose Holders must consent to an amendment to the Indenture or a waiver under the Indenture; (ii) reduce the rate of or change the interest payment time of the Notes, or alter the provisions with respect to the redemption of the Notes (other than the provisions relating to the covenants described above under the captions "-- Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "--Certain Covenants--Limitation on Sales of Assets and Restricted Subsidiary Stock"); (iii) reduce the principal of or change the fixed maturity of the Notes; (iv) make the Notes payable in money other than as stated in the Notes; (v) make any change in the provisions concerning waiver of Defaults or Events of Default by Holders of the Notes, or rights of Holders of the Notes to receive payment of principal or interest; (vi) waive any Default or Event of Default in the payment of principal of, premium, if any, or unpaid interest on, and Liquidated Damages, if any, with respect to the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and waiver of the payment default that resulted from such acceleration); (vii) make any change to the subordination provisions of the Indenture and the Notes in a manner that materially adversely affects the legal rights of any Holder of the Notes; (viii) waive a redemption or repurchase payment with respect to any Note (other than a payment required by one of the covenants described above under the captions "--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "--Certain Covenants--Limitations on Sales of Assets and Restricted Subsidiary Stock"); (ix) make any change in the foregoing amendment and waiver provisions; or (x) except as provided under the caption "--Legal Defeasance and Covenant Defeasance" or in accordance with the terms of any Subsidiary Guarantee, release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders of the Notes. Notwithstanding the foregoing, any amendment or waiver to the covenants described above under the captions "--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "--Certain Covenants--Limitation on Sales of Assets and Restricted Subsidiary Stock," will require the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.


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

  The subordination provisions contained in the Indenture are for the benefit of the holders from time to time of Senior Indebtedness and may not be rescinded, canceled, amended or modified in any way other than any amendment or modification that would not adversely affect the rights of any holder of Senior Indebtedness or any amendment or modification that is consented to by each holder of Senior Indebtedness that would be adversely affected thereby.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

  The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Subsidiary Guarantors or any successor entity shall have any personal liability in respect of the obligations of the Company or the Subsidiary Guarantors under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director, except to the extent such Person is the Company or a Subsidiary Guarantor.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means (a) the direct or indirect sale, lease, license, conveyance, transfer or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback or similar arrangement, by merger or consolidation) by the Company or a Restricted Subsidiary (a "disposition"), in one transaction or a series of transactions; provided that the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under the caption "--Repurchase of Notes at the Option of the Holder Upon a Change of Control" and/or the provisions described under the caption "--Certain Covenants--Limitation on Merger, Sale or Consolidation" and not by the provisions of the covenant described under the caption "--Certain Covenants--Limitation on Sales of Assets and Restricted Subsidiary Stock," and (b) the issuance or disposition by the Company or any of its Restricted Subsidiaries of Equity Interests of the Company's Restricted Subsidiaries. Notwithstanding the foregoing, none of the following will be deemed an Asset Sale: (i) a disposition of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to a Restricted Subsidiary; (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary; (iii) a Restricted Payment that is permitted by the covenant described under the caption "-- Certain Covenants--Limitation on Restricted Payments;" (iv) dispositions of $250,000 or less; (v) dispositions of assets or rights in the ordinary course of business consistent with past practices; (vi) a disposition of assets on or before the second anniversary of the Issue Date which meets the requirements of the first paragraph of the covenant described under the caption "--Certain Covenants--Limitation on Sale of Assets and Restricted Subsidiary Stock" the proceeds of which are used for Shelter Transition Expenditures on or before the second anniversary of the Issue Date; (vii) the grant in the ordinary course of business of any non-exclusive license of intellectual property rights; (viii) any liquidation of any Cash Equivalent; (ix) any disposition of defaulted receivables for collection; and (x) the grant of any Lien securing Indebtedness (or any foreclosure thereon) to the extent that such Lien is granted in compliance with the covenant set forth under the caption "--Certain Covenants--Limitation on Liens."

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

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

  "Beneficial Owner" or "beneficial owner" (including, with correlative meanings, the terms "Beneficial Ownership" and "Beneficially Owns") for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue
Date), whether or not applicable, except that a "person" (as such term is used in Sections 13(d)(3) of the Exchange Act) shall be deemed to have "Beneficial Ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

  "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) Government Securities having maturities of not more than twelve months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any member bank of the U.S. Federal Reserve System having capital and surplus in excess of $500 million, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, and (iv) commercial paper having the rating of at least P-1 from Moody's Investors Service, Inc. ("Moody's"), or any successor to its rating business, or at least A-1 from Standard & Poor's Ratings Group ("S&P"), or any successor to its rating business, and in each case maturing within 180 days after the date of acquisition.

  "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation, (i) acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period,
(ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the Incurrence of any Indebtedness or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to a Hedging Obligation (which by its terms will remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted in determining Consolidated Net Income), without duplication, the sum of (i) consolidated income tax expense, (ii) consolidated depreciation and amortization expense, and other non-cash charges required to be reflected as expenses for such period on the books and records of such Person and (iii) Consolidated Fixed Charges, less the amount of all cash payments made by such Person or any of its Restricted Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, interest payments in respect of Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, in each case, on a consolidated basis and in accordance with GAAP, and (iii) the product of (A) the aggregate amount of dividends paid (to the extent not accrued in a prior period) or accrued on Disqualified Stock of the Company and its Restricted Subsidiaries or preferred stock of the Company's Restricted Subsidiaries, to the extent such Disqualified Stock or preferred stock is owned by Persons other than the Company and its Restricted Subsidiaries and (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, local and foreign statutory tax rate of such Person, expressed as a decimal.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person as to which Consolidated Net Income is being calculated, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income would not be permitted at the date of determination directly or indirectly, pursuant to the terms of its charter and

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

by-laws and all agreements, instruments, judgments, decrees, orders, statutes, rules or governmental regulations applicable to such Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) income or loss attributable to discounted operations shall be excluded, and (vi) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries (including pursuant to any sale and leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common equity holders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred equity (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends or other distributions, unless such dividends or other distributions may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred equity, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Default" means any event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Indebtedness" means, (i) any Indebtedness outstanding under the Senior Credit Facility and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

  "Eligible Receivables" means the trade receivables of the Company and its Restricted Subsidiaries less the allowance for doubtful accounts, each of the foregoing determined in accordance with GAAP.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date after giving pro forma effect to the Transactions.

  "Existing Majority Stockholder" means (i) Jerry E. Kimmel; (ii) his beneficiaries, estates, spouse and lineal descendants, legal representatives of any of the foregoing and the trustee of any bona fide trust of which any of the foregoing are the sole beneficiaries or grantors and (iii) all Affiliates controlled by Jerry E. Kimmel (provided that, for purposes of this clause
(iii) only, the proviso set forth in the definition of the term "Affiliate" shall be deemed modified to provide that Beneficial Ownership of 50% or more of the voting securities of a Person shall constitute, and shall be necessary to constitute, control).

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy; provided that if such value exceeds $1 million, such determination shall be made in good faith by the Board of Directors of the Company.

  "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

  "Government Securities" means direct obligations of, or obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest or currency exchange rate swap agreements, interest or currency exchange rate cap agreements and interest or currency exchange rate collar agreements and (ii) other agreements or arrangements, in any case, designed to protect such Person against fluctuations in interest or currency exchange rates (as appropriate, "Interest Rate Hedges" and "Currency Hedges").

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

  "Indebtedness" means, with respect to any Person, (a) any liability of such Person, whether or not contingent (i) for borrowed money, or under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility; (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation); (iii) for the payment of money relating to a Capital Lease Obligation; (iv) for or pursuant to Disqualified Stock; (v) for or pursuant to preferred stock of any Restricted Subsidiary of the Company (other than preferred stock held by the Company or any of its Restricted Subsidiaries); (vi) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes a trade payable or accrued liability in the ordinary course of business that is not overdue by more than 90 days or is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted); or (vii) under or in respect of Hedging Obligations; (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability, or the payment of which is secured by (or for which the holder of such liability has an existing right to be secured by) any Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. The amount of any non-interest bearing or other discount Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer dated such date prepared in accordance with GAAP, but such Indebtedness shall be deemed to have been Incurred only on the date of the original issuance thereof.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations (but excluding endorsements of negotiable instruments for collection in the ordinary course of business)), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions (for consideration) of Indebtedness, Equity Interest or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

  "Initial Purchasers" means Donaldson, Lufkin & Jenrette Securities Corporation and NationsBanc Montgomery Securities, Inc.

  "Issue Date" means the date of first issuance of the Notes under the Indenture.

  "Junior Securities" of any Person means securities (including Capital Stock but excluding Disqualified Stock) issued by such Person to a Holder on account of the Notes that (a) has an Average Life and maturity or mandatory redemption obligation, if any, longer than, or occurring after the final maturity date of, all Designated Senior Indebtedness of such Person, (b) by their terms or by law are subordinated to Senior Indebtedness of such Person outstanding on the date of issuance of such Junior Securities at least to the same extent as the Notes and (c) are not secured by any assets or property of the Company or any of its Subsidiaries. As used herein, "Designated Senior Indebtedness of such Person outstanding on the date of issuance of such Junior Securities" shall include securities issued in connection with a reorganization pursuant to the bankruptcy laws of any jurisdiction to Persons which held "Designated Senior Indebtedness" in such reorganization proceeding.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any lease in the nature thereof).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

  "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of: (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the Notes) and legal, accounting, management and advisory and investment banking fees and sales commissions), (ii) taxes paid or payable as a result thereof, (iii) any portion of cash proceeds that the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date, (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof and (v) any cash amounts actually set aside by the Company or any Restricted Subsidiary as a reserve in accordance with GAAP against any retained liabilities associated with the asset disposed of in such transaction, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which the lenders have expressly waived any recourse which they may have, in law, equity or otherwise, whether based on misrepresentations, control, ownership or otherwise, to the Company or any of its Restricted Subsidiaries, including, without limitation, a waiver of the benefits of the provisions of Section 1111(b) of the U.S. Bankruptcy Code (Title 11, United States Code), as amended.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Investments" means (i) any Investment in the Company or in a Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents;
(iii) any Investment by the Company or any of its Restricted Subsidiaries in a Person engaged in a Related Business if, as a result of such Investment, (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (iv) Investments the payment for which consists exclusively of Equity Interests (excluding Disqualified Stock) of the Company; (v) Investments in shares of money market mutual or similar funds having assets in excess of $500 million; and (vi) Investments in negotiable instruments held for collection in the ordinary course of business and lease, utility and similar deposits.

  "Permitted Lien" means (i) Liens securing Permitted Indebtedness Incurred pursuant to clause (i) of the definition of such term; (ii) Liens in favor of the Company and/or its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any such Restricted Subsidiary; (iv) Liens securing any Acquired Indebtedness and which exist at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition;
(v) Liens arising under the Indenture in favor of the Trustee; (vi) Liens existing on the date of the Indenture; (vii) Liens arising by reason of (1) any judgment, decree or order of any court not constituting an Event of Default; (2) taxes not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP; (3) security for payment of workers' compensation or other insurance; (4) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of money), bids, licenses, performance or similar bonds and other obligations of a like nature, in the ordinary course of business; (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessees), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations or in lieu of surety or appeal bonds; (7) surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; or (8) operation of law or statute and incurred in the ordinary course of business, including without limitation, those in favor of mechanics, materialmen, suppliers, laborers or employees, and, if securing sums of money, for sums which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP; (viii) Liens resulting from the deposit of funds in trust for the purpose of decreasing or defeasing Indebtedness of the Company and its Restricted Subsidiaries so long as such deposit of funds and such decreasing or defeasing of Indebtedness are permitted under the caption "--Limitation on Restricted Payments" covenant; and (ix) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (iii),
(iv) and (vi) above; provided that the principal amount of the Indebtedness secured thereby shall not exceed the principal amount of Indebtedness secured thereby immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus improvements on such property).

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used by such Person to extend, refinance, renew, replace, defease or refund other Indebtedness of such Person ("Old Indebtedness"); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Old Indebtedness plus any premium or penalty payable thereon and any reasonable expenses incurred in connection therewith; (ii) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Old Indebtedness; (iii) if the Old Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Old Indebtedness; (iv) such Permitted Refinancing Indebtedness is on terms that are no more restrictive, as a whole, than those governing such Old Indebtedness; and (v) such Permitted Refinancing Indebtedness is Incurred only by the Company or the Restricted Subsidiary that is the obligor on the Old Indebtedness.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Public Equity Offering" means an underwritten offering of Equity Interests (other than Disqualified Stock) of the Company for cash pursuant to an effective registration statement under the Securities Act.

  "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any real or personal tangible property acquired after the Issue Date which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is Incurred within 180 days of such acquisition and is secured only by the assets so financed.

  "Reference Period" with regard to any Person means the four full fiscal quarters for which financial statements are available at the time of determination (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any such determination is to be made pursuant to the terms of the Notes or the Indenture.

  "Related Business" means the business conducted by the Company and its Restricted Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Senior Credit Facility" means the credit agreement entered into on the Issue Date among the Company, the guarantors named therein, and NationsBank of Texas, N.A. as agent and lender, and the other lenders party thereto, or any refinancing or increases thereof made in accordance with the covenant described under the caption "--Certain Covenants -- Limitation on Incurrence of Indebtedness."

  "Senior Indebtedness" means, with respect to any Person, (i) all Indebtedness of such Person outstanding under the Senior Credit Facility and all Hedging Obligations with respect thereto, (ii) any other Indebtedness of such Person permitted to be issued under the Indenture, provided, however, that Senior Indebtedness shall not include any Indebtedness which by the terms of the instrument creating or evidencing the same is on parity with or is subordinated or junior in right of payment in any respect to any other Indebtedness of such Person or its Restricted Subsidiaries or Affiliates and
(iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) any liability for Federal, state, local, foreign or other taxes, (ii) any Indebtedness of any such Person to any of its Subsidiaries or other Affiliates, (iii) any accounts payable or trade liabilities arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness that is incurred in violation of the Indenture, (v) Indebtedness of the Person to any shareholder of the Person, (vi) Indebtedness to, or guaranteed by the Person or any of its Subsidiaries for the benefit of, any director, officer or employee of the Person or any Subsidiary of the Person (including, without limitation, amounts owed for compensation), (vii) Capital Stock of such Person and Indebtedness represented by Disqualified Stock, (viii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Person and (ix) any Indebtedness or obligation which is subordinated in right of payment to any other Indebtedness or obligation of such Person. "Senior Indebtedness," when used with respect to a Subsidiary Guarantor, shall have a meaning substantially identical to that applied to the Indebtedness of the Person or its Subsidiaries.

  "Shelter Transition Expenditures" means costs and expenses incurred by the Company and its Restricted Subsidiaries to facilitate the consolidation of the distribution and manufacturing businesses of the Company and the Restricted Subsidiaries with Shelter.

  "Stated Maturity" means December 1, 2007.

  "Subordinated Indebtedness" means Indebtedness of the Company (or a Restricted Subsidiary) that is expressly subordinated in right of payment to the Notes (or a Subsidiary Guarantee, as appropriate).

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partner of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unless indicated to the contrary, "Subsidiary" refers to a direct or indirect Subsidiary of the Company.

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, but only to the extent that such Subsidiary and each of the Subsidiaries of such Subsidiary (i) has no Indebtedness at the time of designation, and does not thereafter Incur any Indebtedness, other than Non-Recourse Debt, (ii) does not own any Equity Interests of, or own or hold any Lien on, any property of the Company or any Restricted Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated), (iii) is not party to any material agreement, contract, rearrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, (iv) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, (v) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries and (vi) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that (i) such designation complied with the foregoing conditions, (ii) such designation was permitted by the covenant described under the caption "--Certain Covenants-- Limitation on Restricted Payments," (iii) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio test set forth in the first paragraph of the covenant described under the caption "--Certain Covenants-- Limitation on Incurrence of Indebtedness" and (iv) no Default or Event of Default would be in existence immediately following such designation. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Liens or agreements of such Subsidiary shall be deemed to be Incurred or created by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness, Liens or agreements are not permitted to be Incurred or created as of such date under the covenants of the Indenture, the Company shall be in default of such covenants). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an Incurrence of Indebtedness and a creation of Liens and agreements by a Restricted Subsidiary of the Company of any outstanding Indebtedness, Liens or agreements of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness, Liens and agreements are permitted under the covenants of the Indenture, and (ii) no Default or Event of Default would be in existence immediately following such designation.

  "Voting Stock" means any class or classes of Capital Stock of any Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors (or Persons performing similar functions) of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which are owned by the Company or one or more Wholly Owned Subsidiaries of the Company, other than directors' qualifying shares or an immaterial amount of shares to the extent required to be owned by other Persons pursuant to applicable law.

BOOK-ENTRY; DELIVERY AND FORM

  Except as set forth in the next paragraph, the Exchange Notes will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of the Exchange Offer (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee for the Depositary (such nominee being referred to herein as the "Global Note Holder").

  Exchange Notes that are issued as described below under "--Certificated Securities" will be issued in registered form (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of Exchange Notes being transferred.

  The Depositary has advised the Company that the Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's

Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Notes will be limited to such extent.

  So long as the Global Note Holder is the registered owner of any Exchange Notes, the Global Note Holder will be considered the sole owner or holder of such Exchange Notes outstanding under the Indenture. Beneficial owners of Exchange Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. The ability of a person having a beneficial interest in Exchange Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Exchange Notes.

  Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Exchange Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any).

  The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Exchange Notes in the form of Definitive Notes (as defined in the Indenture). Upon any such issuance, the Trustee is required to register such Exchange Notes in the name of, and cause the same to be delivered to, such person or persons. In addition, if (i) the

Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to appoint a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Definitive Notes under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Exchange Notes in such form will be issued to each person that the Depositary identifies as the beneficial owner of the related Exchange Notes.

  Neither the Company nor the Trustee shall be liable for any delay by the Depositary in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following summary describes certain United States federal income tax considerations to holders of the Exchange Notes who are subject to U.S. net income tax with respect to the Exchange Notes ("U.S. persons") and who will hold the Exchange Notes as capital assets. There can be no assurance that the U.S. Internal Revenue Service (the "IRS") will take a similar view of the purchase, ownership or disposition of the Exchange Notes. This summary is based upon the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions now in effect, all of which are subject to change. It does not include any discussion of the tax laws of any state, local or foreign governments or any estate or gift tax considerations that may be applicable to the Exchange Notes or holders thereof; nor does it discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor under his particular circumstances or to investors subject to special treatment under the U.S. federal income tax laws (for example, dealers in securities or currencies, S corporations, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and non-U.S. persons) and also does not discuss Exchange Notes held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprising an Exchange Note and one or more other investments, or situations in which the functional currency of the holders is not the U.S. dollar.

  Holders of Old Notes contemplating acceptance of the Exchange Offer should consult their tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

EXCHANGE OF NOTES

  The exchange of Old Notes for Exchange Notes should not be a taxable event to holders for United States federal income tax purposes. The exchange of Old Notes for the Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for United States federal income tax purposes, because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the Exchange Notes should have the same issue price as the Old Notes, and a holder should have the same adjusted basis and holding period in the Exchange Notes as it had in the Old Notes immediately before the exchange.

INTEREST ON EXCHANGE NOTES

  A holder of an Exchange Note will be required to report as ordinary interest income for U.S. federal income tax purposes interest earned on an Exchange
Note in accordance with the holder's method of tax accounting.

DISPOSITION OF EXCHANGE NOTES

  A holder's tax basis for an Exchange Note generally will be the holder's purchase price for the Old Note. Upon the sale, exchange, redemption, retirement or other disposition of an Exchange Note, a holder will recognize gain or loss equal to the difference (if any) between the amount realized and the holder's tax basis in the Exchange Note. Such gain or loss should be long-term capital gain or loss if the Exchange Note has been held for more than eighteen months, mid-term capital gain or loss if the Exchange Note has been held for more than one year but not more than eighteen months and otherwise should be short-term capital gain or loss (with certain exceptions to the characterization as capital gain if the Exchange Note was acquired at a market discount).

BACKUP WITHHOLDING

  A holder of an Exchange Note may be subject to backup withholding at the rate of 31% with respect to interest paid on the Exchange Note and proceeds from the sale, exchange, redemption or retirement of the Exchange Note, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of an Exchange Note who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS.

  A holder of an Exchange Note who is not a U.S. person will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting.

  Any amount paid as backup withholding will be creditable against the holder's U.S. federal income tax liability.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives Exchange Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities (other than a resale of an unsold allotment from the original sale of Old Notes). The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Notes for a period ending one year after the Expiration Date (or such shorter period during which all such resales have occurred). However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of Exchange Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth in the Letter of Transmittal. See "The Exchange Offer--Resales of Exchange Notes."

  The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. Exchange Notes received by Participating Broker-Dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells Exchange Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period ending 180 days from the date on which the Exchange Offer Registration Statement is declared effective, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

  The validity of the Notes and the Subsidiary Guarantees will be passed upon for the Company by Jackson Walker, L.L.P., Dallas, Texas. Richard S. Tucker, a partner in Jackson Walker L.L.P., is Secretary and a director of the Company.

                                    EXPERTS

  The consolidated balance sheets as of December 31, 1996 and 1995, of Kevco, Inc. and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996, included in this Prospectus have been included herein in reliance on the report, which includes an explanatory paragraph regarding a change in accounting method, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The statements of income, stockholders' equity and cash flows of Kevco, Inc. for the year ended December 31, 1994, included in this Prospectus have been included herein in reliance on the report of Rylander, Clay & Opitz, L.L.P., independent auditors, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of Shelter Components Corporation as of December 31, 1996 and 1995 and for the two years then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated statements of income, shareholders' equity and cash flows of Shelter Components Corporation and Subsidiaries for the year ended December 31, 1994, included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated balance sheets as of December 31, 1996 and 1995 of Bowen Supply, Inc. and Subsidiary and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, included in this Prospectus have been included herein in reliance on the report of Dougherty, McKinnon & Luby, independent auditors, given on the authority of that firm as experts in accounting and auditing.

  The balance sheets as of September 29, 1996 and October 1, 1995 of Consolidated Forest Products, L.L.C. and the related statements of income and retained earnings and cash flows for the year ended September 29, 1996 and the period December 1, 1994 to October 1, 1995, included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated statements of income and cash flows of Service Supply Systems, Inc. and Subsidiary for the year ended December 31, 1994, included in this Prospectus have been included herein in reliance on the report of Rumsey & Huckaby, P.C., independent auditors, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
KEVCO, INC.
Report of Independent Accountants........................................  F-3
Independent Auditor's Report.............................................  F-4
Consolidated Financial Statements as of December 31, 1996 and 1995 and
 for the three years in the period ended December 31, 1996
  Consolidated Balance Sheets............................................  F-5
  Consolidated Statements of Income......................................  F-6
  Consolidated Statements of Stockholders' Equity........................  F-7
  Consolidated Statements of Cash Flows..................................  F-8
  Notes to Consolidated Financial Statements............................. F-10
Consolidated Financial Statements as of September 30, 1997 and December
 31, 1996 and for the nine month periods ended September 30, 1997 and
 1996
  Consolidated Balance Sheets (unaudited)................................ F-20
  Consolidated Statements of Income (unaudited).......................... F-21
  Consolidated Statements of Cash Flows (unaudited)...................... F-22
  Notes to Consolidated Financial Statements (unaudited)................. F-23
SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES
Report of Independent Accountants........................................ F-28
Report of Independent Accountants........................................ F-29
Consolidated Financial Statements as of December 31, 1996 and 1995 and
 for the three years in the period ended December 31, 1996
  Consolidated Balance Sheets............................................ F-30
  Consolidated Statements of Income...................................... F-31
  Consolidated Statements of Shareholders' Equity........................ F-32
  Consolidated Statements of Cash Flows.................................. F-33
  Notes to Consolidated Financial Statements............................. F-34
Consolidated Financial Statements as of September 30, 1997 and December
 31, 1996 and for the nine month periods ended September 30, 1997 and
 1996
  Consolidated Balance Sheets (unaudited)................................ F-42
  Consolidated Statements of Income (Unaudited).......................... F-43
  Consolidated Statements of Cash Flows (Unaudited)...................... F-44
  Notes to Consolidated Financial Statements (Unaudited)................. F-45
BOWEN SUPPLY, INC., AND SUBSIDIARY
Independent Auditor's Report............................................. F-47
Consolidated Financial Statements as of December 31, 1996 and 1995 and
 for the two years in the period ended December 31, 1996
  Consolidated Balance Sheets............................................ F-48
  Consolidated Statements of Stockholders' Equity........................ F-49
  Consolidated Statements of Income...................................... F-50
  Consolidated Statements of Cash Flows.................................. F-51
  Notes to Consolidated Financial Statements............................. F-52

CONSOLIDATED FOREST PRODUCTS, L.L.C.
Report of Independent Accountants........................................  F-58
Consolidated Financial Statements as of September 29, 1996 and October 1,
 1995 and for the year ended September 29, 1996 and the period December
 2, 1994 to October 1, 1995
  Balance Sheets.........................................................  F-59
  Statements of Income and Retained Earnings.............................  F-60
  Statements of Cash Flows...............................................  F-61
  Notes to Financial Statements..........................................  F-62
SERVICE SUPPLY SYSTEMS, INC. AND SUBSIDIARY
Independent Auditor's Report.............................................  F-68
Consolidated Financial Statements for the year ended December 31, 1994
  Consolidated Statement of Income.......................................  F-69
  Consolidated Statement of Cash Flows...................................  F-70
  Notes to Consolidated Financial Statements.............................  F-71

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Kevco, Inc.
Fort Worth, Texas

  We have audited the accompanying consolidated balance sheets of Kevco, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kevco, Inc. as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

  As discussed in Note 13 to the consolidated financial statements, Kevco, Inc. retroactively changed its method of accounting for inventory from the last-in, first-out method to the first-in, first-out method and the consolidated financial statements for all years presented have been restated accordingly.

  We also audited the adjustments described in Note 13 that were applied to restate the 1994 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

/s/ Coopers & Lybrand L.L.P.

Fort Worth, Texas
February 21, 1997, except for
Note 13 as to which the date
is June 30, 1997

                         INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
Kevco, Inc.
Fort Worth, Texas

  We have audited the accompanying statements of income, stockholders' equity and cash flows of Kevco, Inc. (an S-Corporation) for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Kevco, Inc. for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

/s/ Rylander, Clay & Opitz, L.L.P.

Fort Worth, Texas
March 24, 1995

                                  KEVCO, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                DECEMBER 31,
                                                               ---------------
                                                                1996    1995
                            ASSETS
Current assets:
  Cash and cash equivalents................................... $ 2,078 $   977
  Trade receivables (less allowance for doubtful accounts of
   $100 and $160 in 1996 and 1995, respectively)..............   9,458  14,769
  Inventories.................................................  23,722  19,201
  Prepaid expenses and other..................................     338     343
                                                               ------- -------
    Total current assets......................................  35,596  35,290
Property and equipment, net...................................  10,208   9,758
Intangible assets, net........................................   9,495  10,162
Other assets..................................................     440     459
                                                               ------- -------
    Total assets.............................................. $55,739 $55,669
                                                               ======= =======
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable...................................... $ 6,666 $11,258
  Accrued liabilities.........................................   3,107   3,231
  Income taxes payable........................................     762     --
  Current portion of long-term debt...........................     367   1,057
  Current deferred income taxes...............................     168     --
                                                               ------- -------
    Total current liabilities.................................  11,070  15,546
Long-term debt, less current portion..........................   9,464  30,206
Deferred compensation obligation..............................     383     361
Deferred income taxes.........................................     629     --
                                                               ------- -------
    Total liabilities......................................... $21,546 $46,113
                                                               ------- -------
Commitments and contingencies (Note 8)
Stockholders' equity:
  Common stock, $.01 par value; 100,000 shares authorized;
   6,809 and 4,700 shares issued in 1996 and 1995,
   respectively...............................................      68      47
  Additional paid-in capital..................................  32,854   3,034
  Loan to stockholder.........................................     --   (3,437)
  Retained earnings...........................................   1,271  10,660
  Treasury stock, 306 shares at cost..........................     --     (748)
                                                               ------- -------
    Total stockholders' equity................................ $34,193 $ 9,556
                                                               ------- -------
    Total liabilities and stockholders' equity................ $55,739 $55,669
                                                               ======= =======

   The accompanying notes are an integral part of the consolidated financial statements.

                                  KEVCO, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1996      1995     1994
Net sales.......................................... $267,344  $182,519  $99,279
Cost of sales......................................  226,653   155,641   83,356
                                                    --------  --------  -------
  Gross profit.....................................   40,691    26,878   15,923
Commission income..................................    5,497     2,610    1,066
                                                    --------  --------  -------
                                                      46,188    29,488   16,989
Selling, general and administrative expenses.......   29,723    20,889   11,941
                                                    --------  --------  -------
  Operating income.................................   16,465     8,599    5,048
Interest income....................................      151       355      346
Interest expense...................................   (2,209)   (1,692)    (627)
Other income.......................................      --        --       800
                                                    --------  --------  -------
  Income before income tax provision...............   14,407     7,262    5,567
Income tax provision...............................    1,695        45       51
                                                    --------  --------  -------
  Net income....................................... $ 12,712  $  7,217  $ 5,516
                                                    ========  ========  =======
Pro forma information (unaudited) (Note 1):
  Historical income before income taxes............ $ 14,407  $  7,262  $ 5,567
  Income tax expense adjustments...................    5,475     2,832    2,171
                                                    --------  --------  -------
  Pro forma net income............................. $  8,932  $  4,430  $ 3,396
                                                    ========  ========  =======
  Pro forma earnings per share..................... $   1.61  $   0.90  $  0.69
                                                    ========  ========  =======
  Weighted average shares outstanding..............    5,531     4,946    4,946


   The accompanying notes are an integral part of the consolidated financial statements.

                                  KEVCO, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                          TREASURY
                         COMMON STOCK       STOCK      ADDITIONAL
                         -------------- -------------   PAID-IN     LOAN TO   RETAINED
                         SHARES  AMOUNT SHARES AMOUNT   CAPITAL   STOCKHOLDER EARNINGS   TOTAL
Balance at December 31,
 1993................... 4,700    $47     306  $(748)   $ 2,837     $(4,937)  $  6,651  $  3,850
  Net income............   --     --      --     --         --          --       5,516     5,516
  Distribution to
   stockholders.........   --     --      --     --         --          --      (4,022)   (4,022)
  Collections from
   stockholder..........   --     --      --     --         --          750        --        750
                         -----    ---    ----  -----    -------     -------   --------  --------
Balance at December 31,
 1994................... 4,700     47     306   (748)     2,837      (4,187)     8,145     6,094
  Net income............   --     --      --     --         --          --       7,217     7,217
  Distribution to
   stockholders.........   --     --      --     --         --          --      (4,702)   (4,702)
  Collections from
   stockholder..........   --     --      --     --         --          750        --        750
  Contributed capital...   --     --      --     --         197         --         --        197
                         -----    ---    ----  -----    -------     -------   --------  --------
Balance at December 31,
 1995................... 4,700     47     306   (748)     3,034      (3,437)    10,660     9,556
  Net income............   --     --      --     --         --          --      12,712    12,712
  Distribution to
   stockholders.........   --     --      --     --         --          --     (14,407)  (14,407)
  Collections from
   stockholder..........   --     --      --     --         --          375        --        375
  Distribution of loan
   to stockholders......   --     --      --     --         --        3,062     (3,062)      --
  Contributed capital...   --     --      --     --          86         --         --         86
  Retirement of treasury
   stock................  (306)    (3)   (306)   748       (745)        --         --        --
  Contribution of S
   corporation retained
   earnings with change
   to C corporation
   status...............   --     --      --     --       4,632         --      (4,632)      --
  Issuance of stock..... 2,415     24     --     --      25,847         --         --     25,871
                         -----    ---    ----  -----    -------     -------   --------  --------
Balance at December 31,
 1996................... 6,809    $68     --   $ --     $32,854     $   --    $  1,271  $ 34,193
                         =====    ===    ====  =====    =======     =======   ========  ========


   The accompanying notes are an integral part of the consolidated financial statements.

                                  KEVCO, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1996      1995     1994
Cash flows from operating activities:
  Net income.....................................  $ 12,712  $  7,217  $ 5,516
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization................     1,792     1,041      399
    Gain on sale of assets.......................       (10)      (16)     (11)
    Deferred compensation obligation.............        22        28       (7)
    Deferred income taxes........................       797       --       --
Changes in assets and liabilities, net of effects
 from purchase of Service Supply Systems, Inc.:
  Trade receivables, net.........................     5,311    (2,014)    (835)
  Inventories....................................    (4,521)   (1,363)  (1,604)
  Prepaid expenses and other.....................         5        71       (9)
  Trade accounts payable.........................    (4,592)    3,650     (591)
  Accrued liabilties.............................      (124)     (166)     218
  Income taxes payable...........................       762       --       --
                                                   --------  --------  -------
    Net cash provided by operating activities....    12,154     8,448    3,076
                                                   --------  --------  -------
Cash flows from investing activities:
  Purchase of equipment..........................    (1,586)   (2,844)    (432)
  Proceeds from sale of assets...................        21       594       11
  Decrease in other assets.......................        19       180      (47)
  Purchase of Service Supply Systems, Inc., net
   of cash acquired..............................       --    (17,449)     --
  Loan origination fees..........................       --       (913)     --
                                                   --------  --------  -------
    Net cash used by investing activities........    (1,546)  (20,432)    (468)
                                                   --------  --------  -------
Cash flows from financing activities:
  Net proceeds from initial public offering......    25,871       --       --
  (Payment) proceeds from line of credit.........    (6,500)   (4,587)   2,400
  Payments of long-term debt.....................   (14,932)   (1,900)  (1,578)
  Proceeds from long-term debt...................       --     30,700      --
  Payment of acquired debt.......................       --     (8,124)     --
  Distributions paid.............................   (14,407)   (4,702)  (4,022)
  Capital contributions..........................        86       197      --
  Collections on loan to stockholder.............       375       750      750
                                                   --------  --------  -------
    Net cash (used) provided by financing
     activities..................................    (9,507)   12,334   (2,450)
                                                   --------  --------  -------
Net increase in cash and cash equivalents........     1,101       350      158
Beginning cash and cash equivalents..............       977       627      469
                                                   --------  --------  -------
Ending cash and cash equivalents.................  $  2,078  $    977  $   627
                                                   ========  ========  =======
Supplemental cash flow information:
  Cash paid during the period for:
    Interest.....................................  $  2,162  $  1,471  $   604
                                                   ========  ========  =======
    Income taxes.................................  $    456  $     45  $    51
                                                   ========  ========  =======

                                  KEVCO, INC.

                                (IN THOUSANDS)

  Supplemental schedule of noncash investing and financing activities:

  The Company distributed the loan to stockholder of $3,062 to the Company's stockholders effective June 30, 1996.

  During 1995, the Company purchased all of the capital stock of Service Supply Systems, Inc. for $17,700. In conjunction with the acquisition, liabilities were assumed as follows:

   Fair value of assets acquired........................................ $32,400
   Cash paid for the capital stock......................................  17,700
                                                                         -------
     Liabilities assumed................................................ $14,700
                                                                         =======

  Of the $14,700 in liabilities assumed, $8,100 was immediately paid off with the proceeds from long-term debt.

  Noncompete obligations of $544 were incurred when the Company purchased Service Supply Systems, Inc. and entered into two noncompete agreements which are being amortized over the life of the agreements.



   The accompanying notes are an integral part of the consolidated financial statements.

                                  KEVCO, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 DESCRIPTION OF OPERATIONS

  Kevco, Inc. manufactures and distributes products and materials for use by the manufactured housing and recreational vehicle industries.

 BASIS OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of Kevco, Inc. and its wholly-owned subsidiaries (the "Company"). All significant intercompany transactions and accounts have been eliminated.

 CASH AND CASH EQUIVALENTS

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, deposits with banks and all highly liquid investments with original maturities of three months or less. The carrying value of cash and cash equivalents approximates fair value as of December 31, 1996 and 1995.

 INVENTORIES

  Inventories are stated at the lower of cost or market. Inventories purchased for resale and manufacturing inventories are valued using the first-in, first-out (FIFO) method.

 PROPERTY AND EQUIPMENT

  Property and equipment are carried at cost less accumulated depreciation. Additions to and major improvements of property and equipment are capitalized. Maintenance and repair costs are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the operations for the period.

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

       Buildings..................................................      40 years
       Furniture and equipment.................................... 5 to 10 years
       Transportation equipment................................... 4 to 10 years
       Leasehold improvements.....................................      10 years

 INTANGIBLE ASSETS

  Intangible assets are comprised of noncompete agreements, loan origination fees and goodwill. Noncompete agreements are amortized on a straight-line basis over the terms of the related agreements (24 to 30 months). Loan origination fees associated with the acquisition of the Company's term debt and revolving credit facility have been capitalized and are being amortized on a straight-line basis over five years. The excess of acquisition cost of acquired businesses over the fair value of net assets acquired ("goodwill") is amortized, using the straight-line method, over 40 years. The Company reviews goodwill to assess recoverability periodically. At each balance sheet date, management assesses whether there has been a permanent impairment in the value of goodwill by considering factors such as expected future operating income, current operating results, and other economic factors. Management believes no impairment has occurred.

                                  KEVCO, INC.

 DEFERRED COMPENSATION OBLIGATION

  The Company has entered into deferred compensation agreements with certain employees, whereby payments will be made upon death or retirement for a ten year period and such liability has been recorded at the present value of the anticipated future payments.

 REVENUE RECOGNITION

  Revenue from product sales is recognized at the time of shipment or the time of receipt in the case of direct shipments from vendors to customers. Commissions are recognized as earned.

 INCOME TAXES

  Income taxes are provided based on earnings reported for tax return purposes in addition to a provision for deferred income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The provision for income taxes includes deferred taxes determined by the change in the deferred tax liability (or asset) which is computed based on the differences between the financial statement and income tax bases of assets and liabilities, all of which are measured by applying enacted tax laws and rates. Deferred tax expense is the result of changes in the deferred tax liability or asset.

 INTEREST RATE HEDGE

  The Company entered into an interest rate hedge agreement in conjunction with its primary credit facility to alter interest rate exposure on both the revolver and the term debt. Amounts expected to be paid or received on the interest rate hedge are recognized as adjustments to interest expense. Any gain or loss from the termination of this hedge agreement will be recognized at that time.

 CONCENTRATION OF CREDIT RISK

  The Company's sales are primarily to the manufactured housing and recreational vehicle industries across a wide geographical area and generally require no advance payment from customers. The Company had sales to two customers representing approximately 16% and 14% of net sales in 1996.

  The Company estimates future credit losses based on continual evaluation of customers' financial condition, historical loss experience and current economic conditions. The estimated future credit losses are expensed through an allowance for doubtful accounts and actual credit losses are charged to the allowance when incurred.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses in the reporting periods. Actual results could differ from those estimates.

 STOCK SPLIT

  On August 29, 1996, the Company effected a .47-for-1 reverse stock split of its common stock. All share and per share amounts included in the accompanying financial statements and notes have been restated to reflect the stock split.

                                  KEVCO, INC.

 UNAUDITED PRO FORMA NET INCOME

  Pro forma net income represents the results of operations adjusted to reflect a provision for income tax on historical income before income taxes, which gives effect to the change in the Company's income tax status to a C corporation prior to the consummation of the Company's initial public offering. The difference between the pro forma income tax rates utilized and the federal statutory rate of 35% relates primarily to state income taxes (5%, less effect of federal tax benefit).

 UNAUDITED PRO FORMA EARNINGS PER SHARE

  Historical net income per common share is not presented because it is not indicative of the ongoing entity. Pro forma earnings per share have been computed by dividing pro forma net income by the weighted average number of shares of common stock outstanding during the period. Pro forma earnings per share data has been presented to reflect the effect of the assumed issuance of that number of shares of common stock that would generate sufficient cash to pay an S corporation distribution in an amount equal to previously taxed but undistributed earnings.

2. ACQUISITION:

  The Company purchased all of the capital stock of Service Supply Systems, Inc. ("Service Supply") on June 30, 1995 for approximately $17,700,000 and at that date merged Service Supply with and into the Company. The acquisition was accounted for as a purchase and, accordingly, the operating results of Service Supply have been included in the operating results of the Company since June 30, 1995. The acquisition cost in excess of the fair value of net assets of Service Supply of $7,087,000 has been accounted for as goodwill and will be amortized over its useful life of 40 years.

3. INVENTORIES:

  Inventories are comprised of the following (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1995
   Raw materials.............................................. $ 4,385  $ 2,314
   Work-in-process............................................     332      303
   Finished goods.............................................   1,324      828
   Goods held for resale......................................  17,681   15,756
                                                               -------  -------
                                                               $23,722  $19,201
                                                               =======  =======

4. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1995
   Land....................................................... $   242  $   242
   Buildings..................................................   5,195    4,774
   Furniture and equipment....................................   6,181    5,213
   Transportation equipment...................................   3,277    3,232
   Leasehold improvements.....................................     564      503
                                                               -------  -------
                                                                15,459   13,964
   Less accumulated depreciation..............................  (5,251)  (4,206)
                                                               -------  -------
     Property and equipment, net.............................. $10,208  $ 9,758
                                                               =======  =======

                                  KEVCO, INC.

  Property and equipment under capital leases consists of buildings of $2,231,000 and furniture and equipment of $640,000 for the years ended December 31, 1996 and 1995, and accumulated depreciation of $1,982,000 and $1,846,000 for the years ended December 31, 1996 and 1995, respectively.

5. INTANGIBLE ASSETS:

  Intangible assets consist of the following (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1995
   Goodwill................................................... $ 9,113  $ 9,113
   Loan origination fees......................................     913      913
   Noncompete agreements......................................     544      544
                                                               -------  -------
                                                                10,570   10,570
   Less accumulated amortization..............................  (1,075)    (408)
                                                               -------  -------
     Intangible assets, net................................... $ 9,495  $10,162
                                                               =======  =======

6. LONG-TERM DEBT:

  Long-term debt consists or the following (in thousands):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               1996    1995
                                                              (IN THOUSANDS)
   Revolving credit facility payable to a bank, due June 30,
    1998, with interest payable monthly. Interest is paid at
    the bank's prime rate or LIBOR rates based on pricing
    options elected by the Company plus a margin determined
    by operating statistics of the Company (8.25% and 7.93%
    at December 31, 1996 and 1995, respectively),
    $11,611 net of an outstanding letter of credit in the
    amount of $389, was available under the credit facility
    at December 31, 1996....................................  $8,000  $14,500
   Term debt payable to a bank with interest payable monthly
    and quarterly principal payments of $625 commencing on
    October 1, 1996 until maturity at June 30, 2001.
    Interest is paid at LIBOR rates based on pricing options
    selected by the Company plus a margin determined by
    operating statistics of the Company (7.54% at
    December 31, 1995)......................................     --    14,500
   Capital lease obligations to a related party,
    collateralized by equipment, maturing through 2007, with
    interest rates from 13.9% to 26.8%......................   1,548    1,681
   Obligations payable under noncompete and consulting
    agreements, due in 24 to 48 months with payments ranging
    from $3,000 to $10,833 per month, maturing through 1999,
    interest imputed at 8.50%...............................     283      582
                                                              ------  -------
   Totals...................................................   9,831   31,263
   Less current portion.....................................    (367)  (1,057)
                                                              ------  -------
                                                              $9,464  $30,206
                                                              ======  =======

  The term debt and revolving credit facility are collateralized by substantially all of the assets of the Company and its subsidiaries, including a pledge of all outstanding capital stock of such subsidiaries. The related credit agreement contains certain restrictions and conditions which include cash flow requirements, limitations on acquisitions of property and equipment, and restrictions on distributions to stockholders.

                                  KEVCO, INC.

  The following are scheduled maturities of debt (in thousands):

       YEAR ENDING
       DECEMBER 31,
        1997............................................................. $  367
        1998.............................................................  8,131
        1999.............................................................    127
        2000.............................................................    114
        2001.............................................................    111
       Thereafter........................................................    981
                                                                          ------
                                                                          $9,831
                                                                          ======

  In addition, in order to reduce interest rate risk on the credit facility, the Company has entered into an interest rate hedge agreement in the notional amount of $15.0 million, whereby the Company will receive interest payments should LIBOR increase above 9.00% and, conversely, will make interest payments should LIBOR decrease below 5.25%, the effect of which limits the Company's interest expense within the range of 9.00% to 5.25% LIBOR on $15.0 million of debt. Management intends to hold the interest rate hedge until maturity on August 28, 1998. The Company has incurred no gain or loss related to this interest rate hedge for the year ended December 31, 1996. The fair value of the interest rate hedge agreement is not considered to be material.

  The fair value of long-term debt was $10.6 and $32.0 million as of December 31, 1996 and 1995, respectively. The fair value of the Company's long-term debt was calculated by discounting future cash flows using an estimated fair market value interest rate.

  In February 1997, the Company and its lender amended the credit agreement in order to fund the acquisitions discussed in Note 13. The term debt was increased to $30.0 million and the revolving credit facility increased to $35.0 million, each maturing in 2001. The term debt will be payable $0 in 1997; $2 million in 1998; $8 million in 1999; $10 million in 2000; and $10 million in 2001. The interest rate structure, restrictions and conditions are similar to the credit agreement prior to amendment.

7. INCOME TAXES:

  Prior to November 6, 1996, the Company was treated for federal and state income tax purposes as an S corporation under Subchapter S of the Internal Revenue Code. As a result, the Company's earnings for such period were taxed at the stockholder level. Effective November 6, 1996, the Company terminated its S corporation status and restructured to create an operating company with a subsidiary. From November 6, 1996, the Company's earnings have been taxed as a C corporation and provisions for income taxes have been reflected in the consolidated financial statements. The Company recorded a nonrecurring net deferred tax provision of approximately $353,000 associated with the recognition of a related deferred tax liability due to the termination of the Company's S corporation status.

                                  KEVCO, INC.

  The provision for income taxes for the years ended December 31, 1996, 1995 and 1994 consists of the following (in thousands):

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1996  1995 1994
   Federal:
     Current................................................... $  559 $--  $--
     Deferred..................................................    692  --   --
   State:
     Current...................................................    339   45   51
     Deferred..................................................    105  --   --
                                                                ------ ---- ----
                                                                $1,695 $ 45 $ 51
                                                                ====== ==== ====

  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the treatment of certain items for financial statement purposes and the treatment of those items for corporation tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

  Significant components of the Company's deferred tax assets and liabilities at December 31, 1996 were as follows (in thousands):

   Deferred tax assets:
     Accrued liabilities.............................................. $   214
     Allowance for doubtful accounts..................................      40
     Inventory capitalization.........................................     196
     Deferred compensation............................................     153
     Capital leases...................................................     264
     Noncompete agreements............................................     127
     Inventory reserve................................................     217
                                                                       -------
       Total gross deferred tax assets................................   1,211
                                                                       -------
   Deferred tax liabilities:
     Depreciation.....................................................  (1,173)
     IRC Section 481 inventory adjustment.............................    (835)
                                                                       -------
       Total gross deferred tax liabilities...........................  (2,008)
                                                                       -------
         Net deferred tax liabilities................................. $  (797)
                                                                       =======
   Current deferred income tax liability.............................. $  (168)
   Noncurrent deferred income tax liability...........................    (629)
                                                                       -------
         Net deferred tax liabilities................................. $  (797)
                                                                       =======

                                  KEVCO, INC.

  The differences between the consolidated provision for income taxes and income taxes computed using income before income taxes and the U.S. federal income tax rate for the years ended December 31, 1996, 1995 and 1994 are as follows (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1996     1995     1994
   Amount computed using statutory rate (35%)...... $ 5,042  $ 2,542  $ 1,948
   Increase (decrease) in taxes resulting from:
     Recognition of deferred tax liability in
      connection with S corporation termination....     353      --       --
     Tax effect of change in method of valuing
      inventory....................................     388
     State income taxes............................     225       45       51
     Tax effect of income not subject to federal
      tax due to corporation S status..............  (4,329)  (2,542)  (1,948)
     Other, net....................................      16      --       --
                                                    -------  -------  -------
                                                    $ 1,695  $    45  $    51
                                                    =======  =======  =======

8. COMMITMENTS AND CONTINGENCIES:

 LEASES

  The Company leases various equipment and buildings under capital and noncancelable operating leases with an initial term in excess of one year. As of December 31, 1996, future minimum rental payments required under these capital and operating leases are summarized as follows (in thousands):

                                                              CAPITAL  OPERATING
                                                              LEASES    LEASES
     1997.................................................... $   432   $2,175
     1998....................................................     363    1,926
     1999....................................................     340    1,375
     2000....................................................     340      995
     2001....................................................     304      759
     Thereafter..............................................   1,573      690
                                                              -------   ------
     Total...................................................   3,352   $7,920
                                                                        ======
     Less amount representing interest.......................  (1,804)
                                                              -------
     Present value of minimum lease payments................. $ 1,548
                                                              =======

  Rental expense for operating leases was $3,839,000, $2,640,000 and $1,574,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

 EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with its majority stockholder for a five-year term renewable annually and has entered into a consulting agreement with a former stockholder through October 1998.

 LITIGATION

  There are claims and pending actions incident to the business operations of the Company. Management does not expect resolution of these matters to have a material adverse effect on the Company's financial position or future results of operations or cash flows.

                                  KEVCO, INC.

9. RETIREMENT PLAN:

  The Company has a defined contribution retirement plan which covers substantially all full-time employees and is qualified under Section 401(k) of the Internal Revenue Code. Under the plan, employees may voluntarily contribute a percentage of their compensation to the plan and the Company may make discretionary contributions. The Company's contributions to the plan for the years ended December 31, 1996, 1995 and 1994 were $100,000, $225,000 and
$150,000, respectively.

10. RELATED PARTY TRANSACTIONS:

  The Company leases certain buildings and data processing equipment under capital leases from partnerships partially owned by the majority stockholder of the Company. Two of the leased warehouses were financed through economic development and industrial revenue bonds; one series of which was issued by Newton, Kansas in the original principal amount of $575,000, and with respect to which, the Company is the sub-lessee of the premises and a co-guarantor, and one series of which was issued by Elkhart, Indiana in the original principal amount of $400,000, and with respect to which, the Company is the lessee of the premises and has agreed to perform the obligations of the lessor contained in the mortgage. Lease payments for the facilities and equipment were approximately $672,000 in each of the years ended 1996, 1995 and 1994.

  The Company loaned its majority stockholder $5.0 million in 1993, payable in monthly principal installments of $62,500 plus interest at 9% at December 31, 1995, due November 1997. The Company distributed the loan to stockholder to the Company's stockholders effective June 30, 1996.

11. OTHER INCOME:

  The Company received $800,000 in 1994 from a disability insurance policy on a former stockholder who was determined disabled and used the proceeds to retire a note payable to the former stockholder.

12. STOCK-BASED COMPENSATION PLANS:

  The Company sponsors the Kevco, Inc. 1995 Stock Option Plan and the Kevco, Inc. 1996 Stock Option Plan (the "Plans"), which are stock-based incentive compensation plans. The Company applies APB Opinion 25 and related standards in accounting for the Plans. In 1995, the FASB issued FASB Statement No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect these provisions of SFAS 123. However, disclosures as if the Company adopted the cost recognition provisions of SFAS 123 in 1995 are required by SFAS 123 and are presented below.

  Under the Plans, the Company is authorized to issue up to 702,735 shares of common stock pursuant to "Awards" granted in the form of incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended) and nonqualified stock options. Awards may be granted to selected employees and directors of the Company. During 1995 and 1996, the Company granted only nonqualified stock options under the Plans.

 NONQUALIFIED STOCK OPTIONS

  The Plans provide that the exercise price of any stock option will be determined by the Board of Directors on the date of grant. The stock options granted in 1995 or 1996 vest over periods of 10 years and 7 years, respectively. All options vested in November 1996, at the time of the initial public offering. In accordance with APB 25, the Company has not recognized any compensation cost for these stock options granted during 1995 and 1996.

                                  KEVCO, INC.

  A summary of the status of the Company's stock options as of December 31, 1995 and 1996, and the changes during the year ended on those dates is presented below:

                                              NONQUALIFIED STOCK OPTIONS
                                        ---------------------------------------
                                               1996                1995
                                        ------------------- -------------------
                                        NUMBER OF  WEIGHTED NUMBER OF  WEIGHTED
                                        SHARES OF  AVERAGE  SHARES OF  AVERAGE
                                        UNDERLYING EXERCISE UNDERLYING EXERCISE
                                         OPTIONS    PRICES   OPTIONS    PRICES
Outstanding at beginning of year......    47,854    $ 5.64       --       N/A
Granted...............................   393,450    $11.17    47,854    $5.64
Exercised.............................       --        N/A       --       N/A
Forfeited.............................    26,108    $10.42       --       N/A
Expired...............................       --        N/A       --       N/A
Outstanding at end of year............   415,196    $10.58    47,854    $5.64
Exercisable at end of year............   415,196    $10.58       --       N/A
Weighted-average fair value of options
 granted during the year..............   $  1.84       --     $ 1.39      --

  The fair value of each stock option granted is estimated on the date of grant using the minimum value method of option pricing with the following weighted-average assumptions for grants in 1995 and 1996, respectively: dividend yield of zero percent for both years; risk-free interest rates are different for each grant and range from 5.77% to 6.19%; and the expected lives of 5 and 3.5 years, respectively, for the 1995 and 1996 options. In determining the "minimum value," SFAS 123 does not require the volatility of the Company's common stock underlying the options to be calculated or considered because the Company was not publicly-traded when the options were granted.

  The following table summarizes information about stock options outstanding at December 31, 1996:

                  OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
      ------------------------------------------------  ------------------------
                     NUMBER                                NUMBER
                  OUTSTANDING    WEIGHTED    WEIGHTED   EXERCISABLE    WEIGHTED
                       AT         AVERAGE    AVERAGE         AT        AVERAGE
      EXERCISE    DECEMBER 31,   REMAINING   EXERCISE   DECEMBER 31,   EXERCISE
       PRICES         1996         LIFE       PRICE         1996        PRICE
      --------    ------------   ---------   --------   ------------   --------
      $ 5.64         44,306        7.85       $ 5.64       44,306       $ 5.64
       11.17        370,890        5.66        11.17      370,890        11.17
                    -------        ----       ------      -------       ------
                    415,196        5.90       $10.58      415,196       $10.58
                    =======        ====       ======      =======       ======

 NET INCOME AND NET INCOME PER COMMON SHARE

  Had the compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and net income per common share for 1995 and 1996 would approximate the pro forma amounts below (in thousands):

                                        SFAS 123 PRO              SFAS 123 PRO
                           AS REPORTED     FORMA     AS REPORTED     FORMA
                           DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                               1996         1996         1995         1995
SFAS 123 charge...........       --        $  711          --        $   34
Pro forma net income......    $8,932       $8,491       $4,430       $4,409
Pro forma net income per
 common share.............    $ 1.61       $ 1.54       $  .90       $ 0.89

                                  KEVCO, INC.

  The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995, and the Company anticipates making awards in the future under its stock-based compensation plans.

13. CHANGE IN ACCOUNTING PRINCIPLE:

  During the second quarter of 1997, the Company adopted the FIFO method to value inventories for which the LIFO method has previously been utilized for determining cost. The FIFO method will better measure the current value of such inventories, provide a more appropriate matching of revenues and expenses, and conform all inventories of the Company to the same accounting method. Additionally, the change will enhance the comparability of the Company's financial statements by changing to the predominant method utilized in its industry.

  As required by generally accepted accounting principles, the Company applied this change retroactively, which resulted in a decrease in net income of approximately $276,000 for the year ended December 31, 1996 and an increase in net income of approximately $236,000 and $269,000 for the years ended December 31, 1995 and 1994, respectively. The cumulative effect of this restatement on retained earnings at January 1, 1994 was an increase of $313,000. Pro forma net income (see Note 1) increased approximately $69,000, $144,000 and $164,000 for the years ended December 31, 1996, 1995 and 1994, respectively and pro forma earnings per share (see Note 1) increased by $0.01, $0.03, and $0.04 for the years ended December 31, 1996, 1995, and 1994, respectively, as a result of applying the change retroactively.

14. SUBSEQUENT EVENTS:

  In February 1997, the Company acquired certain assets and liabilities of Consolidated Forest Products, L.L.C. for approximately $13,870,000. Consolidated Forest Products, L.L.C. is a privately held manufacturer of wood products based in Haleyville, Alabama.

  In February 1997, the Company acquired the common stock of Bowen Supply, Inc. for approximately $19,500,000. Bowen Supply, Inc. is a privately held distributor of building products to the manufactured housing and recreational vehicle industries based in Americus, Georgia.

  The Company will account for these transactions under the purchase method.

                                  KEVCO, INC.
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                            (UNAUDITED)
                       ASSETS
Current assets
 Cash and cash equivalents..........................   $     77      $ 2,078
 Trade accounts receivable, less allowance for
  doubtful accounts of $132
  and $100 in 1997 and 1996, respectively...........     25,190        9,458
 Inventories........................................     34,988       23,722
 Prepaid expenses and other current assets..........      1,447          338
                                                       --------      -------
  Total current assets..............................     61,702       35,596
Property and equipment, net.........................     18,563       10,208
Intangible assets, net..............................     33,600        9,495
Other assets........................................        713          440
                                                       --------      -------
  Total assets......................................   $114,578      $55,739
                                                       ========      =======
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Trade accounts payable.............................   $ 22,245      $ 6,666
 Accrued liabilities................................      4,050        3,107
 Income taxes payable...............................        118          762
 Current portion of long-term debt..................        112          367
 Current deferred income taxes......................         50          168
                                                       --------      -------
  Total current liabilities.........................     26,575       11,070
Long-term debt, less current portion................     45,737        9,464
Deferred income taxes...............................        629          629
Deferred compensation obligation....................      1,240          383
                                                       --------      -------
  Total liabilities.................................     74,181       21,546
                                                       --------      -------
Stockholders' equity:
 Common stock, $.01 par value; 100,000 shares autho-
  rized; 6,825 shares issued and outstanding........         68           68
 Additional paid-in capital.........................     32,974       32,854
 Retained earnings..................................      7,355        1,271
                                                       --------      -------
  Total stockholders' equity........................     40,397       34,193
                                                       --------      -------
  Total liabilities and stockholders' equity........   $114,578      $55,739
                                                       ========      =======

          See accompanying notes to consolidated financial statements.

                                  KEVCO, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                       -----------------
                                                         1997     1996
                                                       -------- --------
                                                          (UNAUDITED)
Net sales............................................. $271,957 $205,048
Cost of sales.........................................  235,138  174,055
                                                       -------- --------
 Gross profit.........................................   36,819   30,993
Commission income.....................................    4,413    4,100
                                                       -------- --------
                                                         41,232   35,093
Selling, general and administrative expenses..........   28,738   22,590
                                                       -------- --------
 Operating income.....................................   12,494   12,503
Interest expense......................................    2,354    1,626
                                                       -------- --------
 Income before income taxes...........................   10,140   10,877
Income taxes..........................................    4,056       30
                                                       -------- --------
 Net income........................................... $  6,084 $ 10,847
                                                       ======== ========
Earnings per share.................................... $   0.88
                                                       ========
Weighted average shares outstanding...................    6,916
                                                       ========
Pro forma information (Note 5)
 Historical income before income taxes................          $ 10,877
 Income tax expense adjustments.......................             4,133
                                                                --------
 Pro forma net income.................................          $  6,744
                                                                ========
 Pro forma earnings per share.........................          $   1.32
                                                                ========
 Weighted average shares outstanding..................             5,098
                                                                ========



          See accompanying notes to consolidated financial statements.

                                  KEVCO, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30
                                                              -----------------
                                                               1997      1996
                                                              -------  --------
                                                                (UNAUDITED)
Cash flows form operating activities:
 Net income.................................................. $ 6,084  $10,847
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization..............................   2,172    1,318
  Gain on sale of assets.....................................      (3)      (4)
  Deferred compensation obligation...........................     375       24
  Changes in assets and liabilities..........................  (2,390)    (474)
                                                              -------  -------
  Net cash provided by operating activities..................   6,238   11,711
Cash flows from investing activities:
 Purchase of Consolidated.................................... (13,420)     --
 Purchase of Bowen........................................... (19,115)     --
 Purchase of equipment.......................................  (2,000)  (1,086)
 Proceeds from sale of assets................................     806        4
 Increase in other assets....................................    (509)    (314)
                                                              -------  -------
  Net cash used by investing activities...................... (34,238)  (1,396)
Cash flows from financing activities:
 Proceeds (payments) on line of credit, net..................   4,600   (5,500)
 Proceeds from long-term debt................................  30,000      --
 Distributions paid..........................................     --    (5,915)
 Payments of long-term debt..................................  (8,721)     (99)
 Capital contributions.......................................     --        86
 Collections on loan to stockholder..........................     --       375
 Stock options exercised.....................................     120      --
                                                              -------  -------
  Net cash provided (used) by financing activities...........  25,999  (11,053)
                                                              -------  -------
Net decrease in cash and cash equivalents....................  (2,001)    (738)
Beginning cash and cash equivalents..........................   2,078      977
                                                              -------  -------
Ending cash and cash equivalents............................. $    77  $   239
                                                              =======  =======


          See accompanying notes to consolidated financial statements.

                                  KEVCO, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.ACCOUNTING POLICIES AND BASIS OF PRESENTATION

  The Annual Report on Form 10-K for the year ended December 31, 1996, for Kevco, Inc. includes a summary of significant accounting policies and should be read in conjunction with this Form 10-Q. Prior to the effective date of the initial public offering (see Note 3), Kevco, Inc. restructured and created an operating company subsidiary with a subsidiary. As a result, the financial statements are referred to as consolidated financial statements. The accompanying consolidated financial statements of Kevco, Inc. and its wholly-owned subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles ("GAAP") for complete financial statements. All significant intercompany transactions and accounts have been eliminated.

  In the opinion of management, the consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair statement of the balance sheets as of September 30, 1997 and December 31, 1996, the statements of income for the nine-month period ended September 30, 1997 and 1996 and the statements of cash flows for the nine-month period ended September 30, 1997 and 1996. The results of operations for the nine-month period ended September 30, 1997 are not necessarily indicative of the results of operations for the entire fiscal year ending December 31, 1997.

  On August 29, 1996, the Company effected a 0.47-for-1 reverse stock split of its common stock and retired its treasury shares. All share and per share amounts included in the accompanying financial statements and footnotes have been restated to reflect the reverse stock split.

2.ACQUISITIONS

  On February 27, 1997, the Company acquired substantially all of the assets, and assumed certain liabilities, of Consolidated Forest Products, L.L.C. ("Consolidated") (the "Consolidated Acquisition") for approximately $14.0 million. The acquisition was accounted for as a purchase and, accordingly, the operating results of Consolidated have been included in the operating results of the Company since February 27, 1997. The acquisition cost in excess of the fair value of net assets of Consolidated of approximately $9.6 million has been accounted for as goodwill and will be amortized over its estimated useful life of 40 years.

  On February 28, 1997, the Company purchased all of the capital stock of Bowen Supply, Inc. ("Bowen") (the "Bowen Acquisition") for approximately $19.5 million. The acquisition was accounted for as a purchase and, accordingly, the operating results of Bowen have been included in the operating results of the Company since February 28, 1997. The acquisition cost in excess of the fair value of net assets of Bowen of approximately $14.9 million has been accounted for as goodwill and will be amortized over its estimated useful life of 40 years.


  The following pro forma financial information combines the historical results of the Company as if the Consolidated Acquisition, the Bowen Acquisition and the initial public offering had occurred as of the beginning of each period presented:


                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                               -----------------
                                                                 1997     1996
                                                               -------- --------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
      Net sales............................................... $294,253 $305,379
      Net income.............................................. $  6,467 $ 10,001
      Earnings per share...................................... $   0.93 $   1.45

                                  KEVCO, INC.

                                  (UNAUDITED)

3.INITIAL PUBLIC OFFERING

  In November 1996, the Company completed an initial public offering of 2,415,000 shares of the Company's common stock (including an over-allotment option of 315,000 shares exercised in December 1996) for $12.00 per share, netting proceeds to the Company after underwriting discounts and expenses of approximately $26.0 million. Proceeds to the Company were used to repay all of the outstanding balance of the Company's $20.0 million revolving credit facility of $9.0 million and a permanent reduction of all of the outstanding balance of the Company's term loan of $13.9 million. Proceeds were also used to make an S corporation distribution of approximately $3.7 million representing previously taxed but undistributed earnings through June 30, 1996 (see Note 7 and 8).

4.INVENTORIES

  Inventories are comprised of the following (in thousands):


                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
Raw materials........................................    $ 7,922      $ 4,385
Work-in process......................................        636          332
Finished goods.......................................      1,938        1,324
Goods held for resale................................     24,492       17,681
                                                         -------      -------
                                                         $34,988      $23,722
                                                         =======      =======

  During the second quarter of 1997, the Company adopted the FIFO method to value inventories for which the LIFO method had previously been utilized for determining cost. The FIFO method will better measure the current value of such inventories, provide a more appropriate matching of revenues and expenses, and conform all inventories of the Company to the same accounting method. Additionally, the change will enhance the comparability of the Company's financial statements by changing to the predominant method utilized in its industry.

  The Company applied this change retroactively, which resulted in an increase in retained earnings of approximately $542,000 and $818,000 at January 1, 1997 and 1996, respectively. There was no material impact on net income or earnings per share for the three and nine months ended September 30, 1996.

5.PRO FORMA INFORMATION

  Pro forma net income for 1996 represents the results of operations adjusted to reflect a provision for income taxes on historical income before income taxes, which gives effect to the change in the Company's income tax status to a C corporation concurrently with the consummation of the Company's initial public offering. The difference between the pro forma income tax rates utilized and the federal statutory rate of 34% relates primarily to state income taxes.

  Pro forma earnings per share for 1996 has been computed by dividing pro forma net income by the weighted average number of shares of common stock outstanding during the period.

  In accordance with a regulation of the Securities and Exchange Commission, pro forma earnings per share data for 1996 have been presented to reflect the effect of the assumed issuance of that number of shares of common stock that would generate sufficient cash to pay an S corporation distribution in an amount equal to previously taxed but undistributed earnings.

  Historical earnings per share for 1996 is not presented because it is not indicative of the ongoing entity.

                                  KEVCO, INC.

                                  (UNAUDITED)

6.INCOME TAXES

  Prior to November 6, 1996, the Company's stockholders had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. As a result, there was no provision for federal income taxes in the historical financial statements for the nine-month period ended September 30, 1996, as such taxes were the responsibility of the individual stockholders. Effective November 6, 1996, the Company converted to a C corporation and became subject to federal income taxes on an ongoing basis.

7.STOCKHOLDERS' EQUITY

  In conjunction with its initial public offering, the Company terminated its S corporation status and distributed to its stockholders approximately $3.7 million, representing previously taxed but undistributed earnings at June 30, 1996. On December 31, 1996, the Company repaid notes in the approximate aggregate amount of $5.2 million that were issued immediately prior to the consummation of the offering, which notes were the final S corporation distribution and represented earnings from July 1, 1996 to the consummation of the offering.

8.CREDIT AGREEMENT

  In February 1997, the Company and its lender amended the credit agreement in order to fund the Consolidated Acquisition and the Bowen Acquisition (see Note
2). The term debt was increased to $30.0 million and the revolving credit facility was increased to $35.0 million, each maturing in 2001. The Company's term debt and revolver are collateralized by inventory, accounts receivable and property and equipment and the common stock of the Company's subsidiaries (see Note 1). The related credit agreement contains certain restrictions and conditions that include cash flow and various financial ratio requirements, and limitations on incurrence on debt or liens, acquisitions of property and equipment, distributions to shareholders and certain events constituting a Change of Control (as defined in such agreement).

9.RECENT ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 simplifies the standards for computing earnings per share ("EPS") previously found in APB Opinion No. 15, Earnings Per Share
("Opinion 15"), and makes them comparable to international EPS standards. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15. SFAS 128 also requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS 128 requires restatement of all prior-period EPS data presented. The Company is currently evaluating SFAS 128. However, management does not believe that it will have a material impact on the consolidated financial statements of the Company.

                                  KEVCO, INC.

                                  (UNAUDITED)

  In February 1997, The FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129"). SFAS No. 129 establishes standards for disclosing information about an entity's capital structure and applies to all entities. This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion - 1966, and No. 15, Earnings per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This statement supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this statement for ease of retrieval and for greater visibility to non-public entities. This statement is effective for financial statements for periods ending after December 15, 1997. It is not expected that the Company will experience any material revision in its disclosures when SFAS No. 129 is adopted.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This statement has no impact on the financial condition or results of operations of the Company, but may require changes to the Company's disclosure requirements.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement supersedes FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries. This statement is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This statement need not be applied to interim financial statements in the initial year of application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. This statement has no impact on the financial condition or results of operations of the Company, but may require changes in the Company's disclosure requirements.

10.SUBSEQUENT EVENT

  On October 21, 1997, Kevco signed a definitive merger agreement with Shelter Components Corporation ("Shelter") for Kevco to acquire all the outstanding shares of Shelter. Pursuant to the agreement, Kevco will pay $17.50 per share for each share of common stock of Shelter which currently has approximately
7.8 million shares of common stock outstanding. The transaction will be a cash tender offer followed by a cash merger to acquire any shares not previously tendered. As a result of the transaction, Shelter will become a wholly-owned subsidiary of Kevco.

                                  KEVCO, INC.

                                  (UNAUDITED)

  In connection with the acquisition of Shelter, Kevco has entered into an arrangement to amend its credit agreement with a bank at closing of the acquisition to allow for aggregate senior borrowings of up to $125 million. The aggregate amount will be comprised of a revolving credit facility of $35 million and a term loan facility of up to $90 million. The revolving credit facility will mature six years from date of closing and assuming a term loan facility of $90 million, the term loan scheduled repayments will be $0.5 million in 1998, $5.5 million in 1999, $8.0 million in 2000, $8.0 million in 2001, $10.5 million in 2002, $10.5 million in 2003 and $47.0 million in 2004.
Borrowings under the revolving credit facility require monthly, bi-monthly or quarterly interest payments (depending on whether interest accrues based on the prime rate or LIBOR) calculated as a blend of the bank's prime rate and LIBOR based on pricing options selected by the Company plus a margin determined by operating statistics of the Company. Borrowings under the term loan facility require monthly, bi-monthly or quarterly interest payments (depending on whether interest accrues based on the prime rate or LIBOR) based on a blend of the bank's prime rate and LIBOR based on pricing options selected by the Company plus a margin determined by operating statistics of the Company. The term loan and revolving credit facility is collateralized by substantially all of the assets of the Company and its subsidiaries as well as the capital stock of such subsidiaries. The related credit agreement contains certain restrictions and conditions that include cash flow and various financial ratio requirements, and limitations on incurrence of debt or liens, acquisitions of property and equipment, distributions to stockholders and certain events constituting a Change of Control (as defined in the agreement).

  In addition to the funds available under the amended credit facility, the Company issued 10 3/8% senior subordinated notes in the aggregate principal amount of $105 million under the indenture dated as of December 1, 1997, as supplemented, (the "Indenture"), to complete the acquisition of the outstanding shares of Shelter. The Indenture contains certain covenants, including, but not limited to, covenants prohibiting or limiting: (i) the incurrence by the Company and its Restricted Subsidiaries (as defined in the Indenture) of additional Indebtedness (as defined in the Indenture); (ii) the payment of dividends or the making of other restricted payments by the Company; (iii) the creation of liens by the Company and its Restricted Subsidiaries; (iv) the creation or existence of restrictions on the ability of Restricted Subsidiaries to pay dividends or make other payments to the Company; (v) transactions by the Company and its Restricted Subsidiaries with affiliates; (vi) certain sales of assets by the Company and its Restricted Subsidiaries; (vii) the ability of the Company and the Restricted Subsidiaries to engage in certain lines of business; and (viii) the Company's ability to consolidate or merge with or into, or transfer all or substantially all of its assets to, another person.

  Separate financial statements of the Company's subsidiaries are not included because (a) all of the Company's direct and indirect subsidiaries have guaranteed the Company's obligations under the Indenture, among the Company, such subsidiaries (in such capacity, the "Guarantors"), and the United States Trust Company of New York, N.A., as trustee, (b) the Guarantors have fully and unconditionally guaranteed the 10 3/8% senior subordinated notes issued under the Indenture on a joint and several basis, (c) the Company is a holding company with no independent assets or operations other than its investments in the Guarantors and (d) the separate financial statements and other disclosures concerning the Guarantors are not presented because management has determined that they would not be material.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Shelter Components Corporation:

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Shelter Components Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICE WATERHOUSE LLP

Indianapolis, Indiana
February 18, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Shelter Components Corporation:

We have audited the accompanying consolidated statements of income, shareholders' equity and cash flows of Shelter Components Corporation and subsidiaries for the year ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, and the consolidated results of operations and cash flows of Shelter Components Corporation and subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

South Bend, Indiana
February 7, 1995

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1996 AND 1995
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 1996     1995
                           ASSETS
Current assets
  Cash and cash equivalents..................................  $ 21,096 $     24
  Trade receivables, less allowance for doubtful receivables,
   1996 and 1995--$500.......................................    22,827   25,452
  Inventories................................................    41,475   50,049
  Deferred income taxes......................................     2,128    1,412
  Prepaid expenses and other.................................       595      457
  Real estate held for sale..................................     2,576      --
                                                               -------- --------
    Total current assets.....................................    90,697   77,394
Property, plant and equipment, net...........................    19,381   17,587
Cost in excess of net assets acquired, net of accumulated am-
 ortization, 1996--$1,482 and 1995--$1,125...................    10,312   11,554
Other assets.................................................       520      879
                                                               -------- --------
    Total assets.............................................  $120,910 $107,414
                                                               ======== ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt............................................  $  6,000 $  4,723
  Current maturities of long-term debt.......................     1,904    2,009
  Accounts payable, trade....................................    23,067   23,159
  Income taxes payable.......................................     2,381       43
  Accrued liabilities:
   Salaries and wages........................................     2,142    2,015
   Accrued expenses related to sale of business..............     1,703      --
   Other.....................................................     3,416    3,716
                                                               -------- --------
    Total current liabilities................................    40,613   35,665
                                                               -------- --------
Long-term debt...............................................    16,639   19,596
                                                               -------- --------
Deferred income taxes........................................       745      944
                                                               -------- --------
Other deferred liabilities...................................       133       41
                                                               -------- --------
Commitments (Note 8)
Shareholders' equity
  Preferred stock, $.01 par value; authorized and unissued
   1,000,000 shares
  Common stock, $.01 par value; authorized 10,000,000 shares,
   issued 1996--7,680,623 shares and 1995--6,098,969 shares..        76       61
  Additional paid-in capital.................................    11,914   11,613
  Retained earnings..........................................    50,827   39,545
                                                               -------- --------
                                                                 62,817   51,219
    Less, Treasury stock, at cost, 1996--24,482 shares and
     1995--26,767 shares.....................................        37       51
                                                               -------- --------
      Total shareholders' equity.............................    62,780   51,168
                                                               -------- --------
      Total liabilities and shareholders' equity.............  $120,910 $107,414
                                                               ======== ========

  The accompanying notes are an integral part of these consolidated financial statements.

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   1996      1995      1994
Net sales....................................... $521,022  $462,323  $333,104
Cost of sales...................................  447,701   393,775   281,808
                                                 --------  --------  --------
  Gross profit..................................   73,321    68,548    51,296
Commission income...............................    2,459     3,005     3,111
                                                 --------  --------  --------
                                                   75,780    71,553    54,407
Selling, general and administrative expenses....   60,194    52,709    39,136
                                                 --------  --------  --------
  Operating income..............................   15,586    18,844    15,271
Gain on sale of carpet business.................   (5,919)      --        --
Interest income.................................     (177)     (142)      (38)
Interest expense................................    1,831     2,472     1,035
                                                 --------  --------  --------
  Income before income taxes....................   19,851    16,514    14,274
Income taxes....................................    8,153     6,476     5,577
                                                 --------  --------  --------
  Net income.................................... $ 11,698  $ 10,038  $  8,697
                                                 ========  ========  ========
Net income per share............................ $   1.51  $   1.31  $   1.19
                                                 ========  ========  ========
Weighted average common and common equivalent
 shares outstanding.............................    7,738     7,680     7,300
                                                 ========  ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          ADDITIONAL
                                   COMMON  PAID-IN   RETAINED  TREASURY
                                   STOCK   CAPITAL   EARNINGS   STOCK    TOTAL
Balance at January 1, 1994........  $ 58   $ 8,395   $21,522    $(246)  $29,729
  Exercise of stock options.......   --          4       --        38        42
  Cash dividends ($.05 per
   share).........................   --        --       (346)     --       (346)
  Cash paid in lieu of fractional
   shares.........................   --        --         (6)     --         (6)
  Net income......................   --        --      8,697      --      8,697
                                    ----   -------   -------    -----   -------
Balance at December 31, 1994......    58     8,399    29,867     (208)   38,116
  Exercise of stock options.......   --        171       --       157       328
  Cash dividends ($.05 per
   share).........................   --        --       (360)     --       (360)
  Issuance of common shares in
   connection with a business
   acquisition (Note 9)...........     3     2,923       --       --      2,926
  Tax benefit from early sale of
   stock acquired with options....   --        120       --       --        120
  Net income......................   --        --     10,038      --     10,038
                                    ----   -------   -------    -----   -------
Balance at December 31, 1995......    61    11,613    39,545      (51)   51,168
  Exercise of stock options.......   --        246       --        14       260
  Cash dividends ($.05 per
   share).........................   --        --       (413)     --       (413)
  Cash paid in lieu of fractional
   shares.........................   --        --         (3)     --         (3)
  Five-for-four stock split.......    15       (15)      --       --        --
  Tax benefit from early sale of
   stock acquired with options....   --         70       --       --         70
  Net income......................   --        --     11,698      --     11,698
                                    ----   -------   -------    -----   -------
Balance at December 31, 1996......  $ 76   $11,914   $50,827    $ (37)  $62,780
                                    ====   =======   =======    =====   =======


  The accompanying notes are an integral part of these consolidated financial statements.

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (IN THOUSANDS)

                                                   1996      1995       1994
Cash flows from operating activities:
  Net income.................................... $ 11,698  $  10,038  $  8,697
  Adjustments to reconcile net income to net
   cash provided by (used in) operating
   activities:
  Depreciation..................................    2,337      1,930     1,508
  Amortization..................................    1,013        967       524
  Loss (gain) on sales of property, plant and
   equipment....................................       29         11       (53)
  Deferred income taxes.........................     (915)       (38)     (130)
  Gain on sale of carpet business...............   (5,919)       --        --
Changes in certain assets and liabilities,
 excluding effects from acquisitions and
 dispositions:
  Trade receivables.............................    2,760     (1,346)   (6,327)
  Inventories...................................     (738)     1,481   (17,484)
  Prepaid expenses and other....................     (138)      (154)      167
  Accounts payable, trade.......................    2,687     (1,159)    6,479
  Other current liabilities.....................    2,174        172      (183)
                                                 --------  ---------  --------
    Net cash provided by (used in) operating
     activities.................................   14,988     11,902    (6,802)
                                                 --------  ---------  --------
Cash flows from investing activities:
  Proceeds from sales of property, plant and
   equipment....................................       61         51       120
  Acquisitions of property, plant and
   equipment....................................   (8,368)    (2,790)   (2,136)
  Acquisitions of businesses, net of cash
   acquired.....................................     (145)      (732)     (732)
  Proceeds from sale of carpet business, net of
   $1,921 costs and expenses paid...............   16,367        --        --
  Other, net....................................      110        180       132
                                                 --------  ---------  --------
    Net cash provided by (used in) investing
     activities.................................    8,025     (3,291)   (2,616)
                                                 --------  ---------  --------
Cash flows from financing activities:
  Proceeds from issuance of debt................   83,837    171,697   100,382
  Repayment of debt.............................  (85,622)  (180,271)  (90,652)
  Proceeds from exercise of stock options.......      260        328        42
  Cash dividends paid...........................     (413)      (360)     (346)
  Other, net....................................       (3)       --         (6)
                                                 --------  ---------  --------
    Net cash (used in) provided by financing
     activities.................................   (1,941)    (8,606)    9,420
                                                 --------  ---------  --------
    Increase in cash............................   21,072          5         2
Cash, beginning of year.........................       24         19        17
                                                 --------  ---------  --------
Cash, end of year............................... $ 21,096  $      24  $     19
                                                 ========  =========  ========
Supplemental disclosures of cash flow
 information:
  Cash paid during the year for:
    Interest.................................... $  1,894  $   2,516  $    979
    Income taxes................................    6,660      6,894     5,940
Non-cash investing and financing activities:
  Reclassification of short-term borrowings to
   reflect debt refinancing.....................      --         --      8,000
  Obligations assumed in business acquisitions..      --       9,438       897
  Short-term debt issued in business
   acquisition..................................      --       1,500       --
  Long-term debt issued in business
   acquisition..................................      --       5,522       --
  Common stock issued in business acquisition...      --       2,926       --

  The accompanying notes are an integral part of these consolidated financial statements.

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business--Shelter Components Corporation and subsidiaries (individually and collectively referred to as the "Corporation") manufacture and distribute products and materials primarily for use by the Manufactured Housing, Modular Housing and Recreational Vehicle industries.

SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation--The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

  Inventories--Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method.

  Property, Plant and Equipment--Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed primarily by the straightline method over the estimated useful lives of the assets. Upon sale or retirement of property, plant and equipment, the asset cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income.

  Intangibles--Non-compete agreements are amortized on a straight-line basis over the terms of the related agreements (3 to 5 years). The excess of acquisition cost of acquired businesses over the fair value of net assets acquired ("goodwill") is amortized, using the straight-line method, over periods ranging from 10 to 40 years. The Corporation periodically reviews the carrying value of goodwill to assess that recoverability and impairments are recognized in operating results when a permanent diminution in value has occurred.

  Income Taxes--Deferred income taxes are determined using the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes".

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments--The fair value of all financial instruments where the face value differs from the fair value are estimated based upon quoted amounts or the use of current rates available for similar financial instruments. If fair value accounting had been used at December 31, 1996 and 1995, instead of the historic basis of accounting used in the financial statements, long-term debt would exceed the reported level by approximately $1.5 million in each year.

  Product Warranty Expense--Provisions are made currently for the estimated future costs that will be incurred under product warranties presently in force.

  Revenue Recognition and Concentration of Credit Risk--Revenue from product sales is recognized at the time of shipment and commissions are recognized as earned on an accrual basis. Although the Corporation has a concentration of credit risk in the Manufactured Housing and Recreational Vehicle industries, there is no geographical concentration of credit risk. Sales to one customer were approximately 11%, 12% and 10% of the Corporation's consolidated net sales in 1996, 1995 and 1994, respectively. Two of the Corporation's customers merged during 1996 resulting in combined sales approximating 13% of the 1996 consolidated net sales. The Corporation performs an ongoing credit evaluation of its customers' financial condition, and credit is extended to customers on an unsecured basis. Future credit losses are provided for currently through the allowance for doubtful receivables. Actual credit losses are charged to the allowance when incurred. The amounts provided for

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES such losses are determined based on the Corporation's historical loss experience considering current economic conditions.

  Earnings Per Common Share--Primary and fully diluted earnings per common share computations are based on the weighted average number of shares of common stock and the dilutive effect of common stock equivalents (see Note 6) outstanding during each year, adjusted for all stock splits declared during the periods presented.

NOTE 2: INVENTORIES

  Inventories consist of the following components:

                                                                  1996    1995
                                                                 (IN THOUSANDS)
   Raw materials................................................ $ 5,466 $ 8,272
   Work-in-process..............................................     382   4,986
   Finished goods...............................................     814   6,866
   Goods held for resale........................................  34,813  29,925
                                                                 ------- -------
     Total...................................................... $41,475 $50,049
                                                                 ======= =======

NOTE 3: PROPERTY, PLANT AND EQUIPMENT

  The cost and accumulated depreciation are summarized as follows:

                                                                 1996    1995
                                                                (IN THOUSANDS)
   Land........................................................ $ 1,984 $ 1,435
   Buildings...................................................  12,915  10,569
   Leasehold improvements......................................     278   1,217
   Machinery and equipment.....................................   6,276   9,739
   Office equipment............................................   2,584   2,569
   Transportation equipment....................................   2,206   2,184
                                                                ------- -------
                                                                 26,243  27,713
   Less, Accumulated depreciation..............................   6,862  10,126
                                                                ------- -------
   Property, plant and equipment, net.......................... $19,381 $17,587
                                                                ======= =======

NOTE 4: DEBT

  The Corporation has a $25 million, unsecured, revolving bank line of credit (the "Revolver"). The Revolver requires monthly interest payments based on market interest rates (6.47% at December 31, 1996) and an annual commitment fee of 1/8% based on the unused portion of the Revolver. Outstanding borrowings under the Revolver at December 31, 1996 were $6 million which were repaid in January 1997. There were no outstanding borrowings under the revolving line of credit at December 31, 1995.

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

  Long-term debt consists of the following:

                                                                 1996    1995
                                                                (IN THOUSANDS)
   9.24% senior notes.......................................... $15,000 $15,000
   6.4% senior notes...........................................   1,500   3,000
   Term loan, payable in monthly installments including
    interest at 6.75% with a final maturity of February 1999,
    collateralized by a real estate mortgage...................   1,279   1,420
   Unsecured note, payable in quarterly installments of $50
    including interest imputed at 9.24% with a final maturity
    of January 2000............................................     556     697
   Other.......................................................     208   1,488
                                                                ------- -------
     Total long-term debt......................................  18,543  21,605
   Less, Current maturities....................................   1,904   2,009
                                                                ------- -------
     Long-term debt, net of current maturities................. $16,639 $19,596
                                                                ======= =======

  In February 1995, the Corporation issued $15 million, 9.24%, unsecured senior notes under a note agreement where interest is payable quarterly and principal is payable in eight annual installments of $1,875,000 commencing March 1998.

  The unsecured $1.5 million, 6.4% senior note outstanding at December 31, 1996 was paid in full on February 15, 1997.

  Aggregate annual maturities of long-term debt for each of the next five years ending December 31 are as follows: 1997-$1,904,000; 1998-$2,285,000;
1999-$3,055,000; 2000-$1,924,000 and 2001-$1,875,000.

  The revolver and senior note agreements contain, among other provisions, certain covenants including: maintenance of minimum net worth and certain financial ratios; limitations on indebtedness, liens and leases; and limitations on the payment of cash dividends. Under the senior note agreements and revolver, retained earnings of $39.2 million at December 31, 1996 is restricted, as to cash dividends and purchases or redemptions of shares of common stock.

NOTE 5: RETIREMENT PLAN

  The Corporation has a defined contribution plan which covers substantially all fulltime employees of the Corporation and is qualified under Section 401(k) of the Internal Revenue Code. Under the plan, employees may voluntarily contribute a percentage of their compensation and the plan allows the Corporation to make discretionary matching contributions. Retirement plan expense, including administrative expenses, aggregated $271,000; $259,000 and $198,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 6: SHAREHOLDERS' EQUITY

  The Corporation is authorized to issue 1,000,000 shares of special (preferred) shares (par value $.01), of which none have been issued. The special shares have no voting rights or powers, except the Corporation's Board of Directors is vested with authority to determine and state the designations and relative preferences, limitations, voting rights, if any, and other rights of the special shares.

  On May 30, 1996, the Board of Directors declared a five-for-four stock split of the Corporation's common stock, paid on July 8, 1996 to shareholders of record on June 24, 1996. On February 8, 1994, the Board of Directors declared a three-for-two stock split of the Corporation's common stock, paid on March 8, 1994 to shareholders of record on February 22, 1994. All historical share and per share data has been restated for all periods presented herein to reflect these stock splits.

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

  During 1996, the Board of Directors approved the Shelter Components Employee Stock Purchase Plan which allows all full-time employees to purchase shares of the Corporation's common stock through payroll deduction at market prices. As of December 31, 1996, 4,422 shares of common stock had been purchased by employees participating in the plan. The Corporation pays the expenses of administering the plan.

  The Corporation has a stock incentive plan authorizing the grant of incentive stock options and nonqualified stock options to purchase up to 937,500 shares of the Corporation's common stock. Under the plan, the incentive stock option price may not be less than the fair market value of the Corporation's common stock at the date of grant. Generally, the options become exercisable over staggered periods and expire five years from the date of grant.

  The transactions for shares under options for each of the three years in the period ended December 31, 1996 were as follows:

                                                           SHARES
                                                           UNDER     PER SHARE
                                                           OPTION   OPTION PRICE
   Outstanding, January 1, 1994..........................  322,144  $1.54-$6.94
     Exercised...........................................  (24,884)  1.54- 2.02
                                                          --------
   Outstanding, December 31, 1994........................  297,260   1.54- 6.94
     Exercised........................................... (104,235)  1.54- 6.94
     Granted.............................................  241,250      9.20
                                                          --------
   Outstanding, December 31, 1995........................  434,275   1.54- 9.20
     Exercised...........................................  (65,823)  1.54- 9.20
     Cancelled...........................................  (19,687)  6.94- 9.20
                                                          --------
   Outstanding, December 31, 1996........................  348,765   6.94- 9.20
                                                          ========
   Exercisable, December 31, 1996........................  136,401  $6.94-$9.20
                                                          ========

  As of December 31, 1996, 331,095 shares were reserved for the granting of future stock options under this plan, compared with 106,330 shares at December 31, 1995.

  In 1996, the Board of Directors implemented a non-qualified stock option plan for the purpose of granting stock options to the Corporation's non-employee directors. The plan provides for annual grants of 2,500 options to each non-employee director at the fair market value of the Corporation's common stock at the date of the grant. The options are immediately exercisable upon grant. In May 1996, a total of 20,000 options were granted to the non-employee directors of the Corporation at an exercise price of $10.90 per share, all of which were outstanding and exercisable at December 31, 1996. As of December 31, 1996, 180,000 shares were reserved for the granting of future stock options to non-employee directors under this plan.

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

  The Corporation has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The Corporation applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan. Had compensation cost for the 1995 grant been determined based on the fair value method as defined in SFAS No. 123, the Corporation's net income and income per share would have been reduced to the proforma amounts indicated below.

                                                   1996              1995
                                             ----------------- -----------------
                                             REPORTED PROFORMA REPORTED PROFORMA
   Net income............................... $11,698  $11,548  $10,038   $9,888
   Net income per share.....................    1.51     1.49     1.31     1.29

  The fair value of the option grant is estimated on the date of grant with the following assumptions: expected volatility 32%; risk-free interest rate of 6.04%; and expected life of 3 years.

NOTE 7: INCOME TAXES

  Income taxes consist of the following:

                                                          1996    1995    1994
                                                            (IN THOUSANDS)
   Federal:
     Current............................................ $7,724  $5,414  $4,728
     Deferred...........................................   (784)    (33)   (110)
                                                         ------  ------  ------
                                                          6,940   5,381   4,618
                                                         ------  ------  ------
   State:
     Current............................................  1,344   1,100     979
     Deferred...........................................   (131)     (5)    (20)
                                                         ------  ------  ------
                                                          1,213   1,095     959
                                                         ------  ------  ------
     Total.............................................. $8,153  $6,476  $5,577
                                                         ======  ======  ======

  The components of the net deferred tax asset and the net deferred tax liability as of December 31, 1996 and 1995 were as follows:

                                                               1996     1995
                                                              (IN THOUSANDS)
   Current deferred tax asset:
     Allowance for doubtful receivables...................... $   196  $   196
     Inventories.............................................     895      601
     Accrued liabilities and other...........................   1,037      615
                                                              -------  -------
       Deferred tax asset.................................... $ 2,128  $ 1,412
                                                              =======  =======
   Noncurrent deferred tax asset (liability):
     Depreciation............................................ $  (643) $  (743)
     Acquired companies......................................    (210)    (214)
     Other...................................................     108       13
                                                              -------  -------
       Deferred tax liability................................ $  (745) $  (944)
                                                              =======  =======

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

  The following is a reconciliation of income taxes computed at the statutory federal income tax rate to the reported provision:

                                                          1996   1995    1994
                                                            (IN THOUSANDS)
   Computed income taxes at federal statutory rate...... $6,948 $5,782  $4,996
   State income taxes, net of federal benefit...........    789    711     630
   Writedown of non-deductible goodwill.................    280    --      --
   Other................................................    136    (17)    (49)
                                                         ------ ------  ------
     Total.............................................. $8,153 $6,476  $5,577
                                                         ====== ======  ======

NOTE 8: COMMITMENTS, CONTINGENCIES AND RELATED PARTIES

 LEASE COMMITMENTS

  The Corporation leases certain facilities under noncancellable agreements which expire at various dates through September 2000. The lease agreements require the Corporation to pay property taxes, utilities, insurance, and repairs and maintenance on the properties. In addition, certain of the building leases are with entities which are principally owned by certain directors and officers of the Corporation. During 1996, the Corporation exercised its option to purchase certain real estate totalling $3.6 million from ELJO Investments, a partnership principally owned by certain directors and officers of the Corporation. The aggregate purchase price was below the fair market value of the properties at the date of purchase. During 1996, the Corporation also purchased a facility from Stults Realty, Inc. which is owned by Mr. Stults, the Corporation's President pursuant to a provision in the January 1995 agreement to purchase the assets of BABSCO, Inc. The purchase price was approximately $600,000, which reflected the fair market value of the property.

  The Corporation also leases certain transportation, manufacturing, distribution and office equipment under lease agreements with expiring terms through May 2004. The transportation leases require weekly rentals plus additional amounts based upon actual mileage.

  The above described leases are accounted for as operating leases. Total rental expense in the consolidated statements of income for the years ended December 31, 1996, 1995 and 1994 aggregated $3,759,000, $3,474,000 and
$2,901,000 respectively, including payments to related parties of $266,000 in 1996, $711,000 in 1995, and $531,000 in 1994. Future minimum annual lease payments under these operating leases, excluding mileage payments that may be required under transportation vehicle leases, are as follows:

             YEAR                       (IN THOUSANDS)
             1997......................     $2,053
             1998......................      1,724
             1999......................      1,254
             2000......................        711
             2001......................        219
             Thereafter................        168
                                            ------
                                            $6,129
                                            ======

 SELF INSURANCE

  The Corporation is self-insured for certain employee health benefits ($100,000 per individual with an annual aggregate of approximately $1.4 million) and workers' compensation ($500,000 per occurrence with an annual

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES aggregate of approximately $1.1 million). The Corporation accrues for the estimated losses occurring from both asserted and unasserted claims. The estimate of the liability for unasserted claims arising from incurred but not reported claims is based on an analysis of historical claims data.

 OTHER RELATED PARTY TRANSACTIONS

  The Corporation made purchases from an electrical wire products supplier in which the Corporation's President has a 16% ownership interest. Total purchases for 1996 and 1995 were approximately $3 million per year. The Corporation believes the purchases were at a price and terms which approximate general market prices and terms for similar products.

 OTHER

  Certain claims are pending against the Corporation with respect to matters arising out of the ordinary conduct of the business. In the opinion of management, based upon presently available information, either adequate provision for anticipated costs has been made by insurance, accruals or otherwise, or the ultimate anticipated costs resulting will not materially affect the Corporation's consolidated financial position or results of operations.

  During 1996, the Corporation committed to the expansion of its corporate offices. At December 31, 1996, the outstanding contractual obligation amounted to $1.1 million.

NOTE 9: BUSINESS ACQUISITIONS

  The following acquisitions have been accounted for using the purchase method of accounting, with the operating results of the acquired businesses being included in the Corporation's consolidated financial statements from the date of acquisition.

  In January 1995, the Corporation acquired the business operations and operating assets of BABSCO, Inc. ("BABSCO"), located in Elkhart, Indiana, and having additional operations in Plymouth and Warsaw, Indiana and Mt. Joy, Pennsylvania. BABSCO is a wholesale distributor of a full line of electrical products to the Recreational Vehicle, Manufactured Housing and Modular Housing industries, and to electrical contractors in the Northern Indiana and Southern Michigan region. The total purchase price was $18.2 million, consisting of three promissory notes totalling $7.0 million, 336,323 restricted shares of common stock with a market value of $2.9 million, and $8.3 million of assumed liabilities as of the closing date. The promissory notes included a $1.5 million demand note, an $800,000 note payable in quarterly installments over five years and a $4.7 million note paid in January 1996. The $7.5 million excess of the purchase price over the fair value of acquired assets ("goodwill") is being amortized over a 20-year period.

  The following represents unaudited proforma financial information as if the acquisition of BABSCO had occurred at the beginning of 1994 (in thousands, except per share amounts):

                                                1994
             Net sales....................... $380,022
             Net income......................    9,400
             Net income per common share.....     1.23

  On May 2, 1994 the Corporation acquired the business operations and operating assets of TATCO, Inc. ("TATCO") located in Lancaster, Pennsylvania. TATCO is a wholesale distributor of building and component products to the Manufactured and Modular Housing industries. The purchase price, including liabilities assumed

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES and amounts due under non-compete, employment, and earnout agreements totalled $2.1 million. The $700,000 excess of the purchase price over the fair value of acquired assets ("goodwill") is being amortized over a ten-year period. Proforma financial information had TATCO been acquired as of the beginning of 1994 has not been presented as it is not materially different from historical results of the Corporation.

NOTE 10: DISPOSAL OF CARPET BUSINESS

  On December 31, 1996, the Corporation sold the carpet manufacturing and yarn processing operations and certain assets and transferred certain liabilities of its wholly-owned subsidiary, Danube Carpet Mills, Inc., for $18.3 million in cash. The transaction resulted in a pre-tax gain of $5.9 million which amounts to a net gain of $.41 per share after income taxes. The gain is net of $4.5 million of expenses incurred in connection with the sale of the business, including an $800,000 non-deductible charge for goodwill related to the carpet and yarn operations. Condensed income statement information and a listing of the assets and liabilities retained at December 31, 1996 relating to these operations after eliminating intercompany transactions and allocations are as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1996     1995    1994
   Sales.............................................. $74,851  $68,210 $64,573
   Cost of sales......................................  63,403   55,385  52,228
                                                       -------  ------- -------
     Gross profit.....................................  11,448   12,825  12,345
   Selling, general and administrative expenses.......  10,547    8,709   7,658
   Interest expense...................................       4        3      15
   Gain on sale of business...........................  (5,919)     --      --
                                                       -------  ------- -------
   Income before income taxes......................... $ 6,816  $ 4,113 $ 4,672
                                                       =======  ======= =======

                                                               DECEMBER 31, 1996
   Accounts receivable........................................      $3,594
   Receivable due from buyer..................................         135
   Real estate held for sale to buyer.........................       1,648
   Accounts payable and accrued expenses......................      (2,444)
   Income taxes payable.......................................      (2,963)
                                                                    ------
     Net liabilities retained in excess of assets.............      $  (30)
                                                                    ======

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  SEPTEMBER 30, DECEMBER 31,
                                                                      1997          1996
                                                                  ------------- ------------
                          A S S E T S
CURRENT ASSETS
  Cash..........................................................    $ 13,139      $ 21,096
  Trade receivables, net........................................      33,010        22,827
  Inventories...................................................      43,001        41,475
  Deferred income taxes.........................................       2,128         2,128
  Prepaid expenses and other....................................         440           595
  Real estate held for sale.....................................         759         2,576
                                                                    --------      --------
    Total current assets........................................      92,477        90,697
PROPERTY, PLANT AND EQUIPMENT, NET..............................      25,929        19,381
COST IN EXCESS OF NET ASSETS ACQUIRED, net of accumulated
 amortization...................................................      13,126        10,312
OTHER ASSETS....................................................       1,322           520
                                                                    --------      --------
    Total assets................................................    $132,854      $120,910
                                                                    ========      ========
L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y
CURRENT LIABILITIES
  Short-term debt...............................................    $    --       $  6,000
  Current maturities of long-term debt..........................       3,007         1,904
  Accounts payable, trade.......................................      33,079        23,067
  Accrued expenses and income taxes payable.....................       8,302         9,642
                                                                    --------      --------
    Total current liabilities...................................      44,388        40,613
                                                                    --------      --------
LONG-TERM DEBT..................................................      17,208        16,639
                                                                    --------      --------
DEFERRED INCOME TAXES...........................................         745           745
                                                                    --------      --------
OTHER DEFERRED LIABILITIES......................................         223           133
                                                                    --------      --------
SHAREHOLDERS' EQUITY
  Preferred stock, $.01 par value...............................         --            --
  Common stock, $.01 par value..................................          77            76
  Additional paid-in capital....................................      12,759        11,914
  Retained earnings.............................................      57,491        50,827
                                                                    --------      --------
                                                                      70,327        62,817
  Less, Treasury stock..........................................          37            37
                                                                    --------      --------
    Total shareholders' equity..................................      70,290        62,780
                                                                    --------      --------
    Total liabilities and shareholders' equity..................    $132,854      $120,910
                                                                    ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                           ------------------
                                                             1997      1996
                                                           --------  --------
Net sales................................................. $357,879  $397,065
Cost of sales.............................................  307,906   339,549
                                                           --------  --------
  Gross profit............................................   49,973    57,516
Commission income.........................................    2,074     1,827
                                                           --------  --------
                                                             52,047    59,343
Operating expenses........................................   40,810    44,291
                                                           --------  --------
  Operating income........................................   11,237    15,052
Gains on sales of real estate.............................      447       --
Interest income...........................................      755       102
Interest expense..........................................   (1,219)   (1,398)
                                                           --------  --------
  Income before income taxes..............................   11,220    13,756
Income taxes..............................................    4,320     5,365
                                                           --------  --------
  Net income.............................................. $  6,900  $  8,391
                                                           ========  ========
Earnings per common and common equivalent share........... $    .89  $   1.08
                                                           ========  ========
Weighted average common and common equivalent shares
 outstanding..............................................    7,797     7,749
                                                           ========  ========
Cash dividends per share.................................. $    .03  $    .02
                                                           ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
NET CASH PROVIDED BY OPERATING ACTIVITIES................... $  7,419  $ 11,693
                                                             --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of property, plant and equipment.............   (6,210)   (6,057)
  Acquisition of business, net of cash acquired.............     (866)      --
  Proceeds from sale of property, plant and equipment.......    1,822       --
  Other, net................................................   (1,056)        8
                                                             --------  --------
    Net cash used in investing activities...................   (6,310)   (6,049)
                                                             --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of debt............................    4,658    73,146
  Repayment of debt.........................................  (14,412)  (78,823)
  Other, net................................................      688        34
                                                             --------  --------
    Net cash used in financing activities...................   (9,066)   (5,643)
                                                             --------  --------
    Increase (decrease) in cash.............................   (7,957)        1
Cash, beginning of period...................................   21,096        24
                                                             --------  --------
Cash, end of period......................................... $ 13,139  $     25
                                                             ========  ========
SUPPLEMENTAL INFORMATION:
  Non cash investing and financing activities:
  Acquisition of a business:
    Obligations assumed..................................... $  2,372       --
    Long-term debt issued...................................    3,500       --
                                                             --------  --------
                                                             $  5,872  $    --
                                                             ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                              SEPTEMBER 30, 1997

NOTE A--BASIS OF PRESENTATION

  The financial statements have been prepared from the unaudited financial records of the Corporation. In the opinion of management, the financial statements include all adjustments consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations and financial position for the interim periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997.

  The Consolidated Balance Sheet at December 31, 1996 has been derived from the Audited Consolidated Financial Statements at that date, but does not include all disclosures required by generally accepted accounting principles.

  The Consolidated Statements of Income and Cash Flows for the nine months ended September 30, 1996 include the results of operations and cash flows of Danube Carpet Mills, Inc. ("Danube"), the business operations and certain assets of which were sold on December 31, 1996. (See also Note E.)

NOTE B--INVENTORIES

  Inventories at September 30, 1997 and December 31, 1996 consisted of the following components (in thousands):

                                                                9/30/97 12/31/96
                                                                ------- --------
     Raw materials............................................. $ 7,557 $ 5,466
     Work in process...........................................     566     382
     Finished goods............................................     797     814
     Goods held for resale.....................................  34,081  34,813
                                                                ------- -------
                                                                $43,001 $41,475
                                                                ======= =======

NOTE C--DEBT

  In January 1997, the Corporation repaid the $6 million revolving line of credit balance using funds available from the December 31, 1996 sale of Danube's operations. There were no outstanding borrowings under the $25 million bank revolver at September 30, 1997.

  In February 1997, the Corporation paid the final $1.5 million principal installment on a 6.4% institutional investor note.

  In June 1997, the Corporation issued convertible 7% notes payable totaling $3.5 million in connection with the acquisition of the operations and net assets of Plastic Solutions, Inc. ("PSI") (See Note D). Principal and interest payments are due annually with final installments due February 2001. The notes also provide an option for the noteholders to elect to receive payments in cash or in shares of the Corporation's common stock or a combination thereof at each payment date. The conversion price is $13.50 per share.

NOTE D--BUSINESS ACQUISITION

  On June 27, 1997, the Corporation acquired the net assets and operations of Plastic Solutions, Inc. ("PSI"), a South Bend, Indiana manufacturer of injection molded plastic parts with annual sales of approximately $9 million. The total purchase price of $6.7 million consisted of cash of approximately $.9 million, $3.5 million in convertible long-term notes payable to the sellers, and $2.3 million of liabilities assumed. The purchase

                SHELTER COMPONENTS CORPORATION AND SUBSIDIARIES

                              SEPTEMBER 30, 1997
agreement also provides for additional consideration payable to the sellers contingent upon the future results of PSI through the year 2000. The excess of the purchase price over the fair value of the acquired assets ("goodwill") was approximately $3.2 million.

  The results of operations for all periods presented would not have been materially different than reported if PSI had been acquired on January 1, 1996.

NOTE E--DISPOSAL OF CARPET BUSINESS

  On December 31, 1996, the Corporation sold the operations and certain assets of its carpet and yarn manufacturing subsidiary, Danube Carpet Mills, Inc. The following reflects Danube's 1996 results of operations for the nine month period ended September 30, 1996:

                                                           (IN THOUSANDS EXCEPT
                                                              PER SHARE DATA)
     Net sales............................................ $     57,945
                                                           ============
     Net income........................................... $      2,073
                                                           ============
     Net income per share................................. $        .27
                                                           ============

NOTE F--SUBSEQUENT EVENTS--SALE OF REAL ESTATE

  On October 3, 1997, the Corporation sold the remaining real estate held in connection with the December 1996 sale of the operations and net assets of Danube Carpet Mills, Inc. The proceeds from the sale were $1.7 million and resulted in a net after-tax gain of approximately $.4 million or $.05 per share to be recorded in the fourth quarter of 1997.

NOTE G--SUBSEQUENT EVENTS--MERGER AGREEMENT

  On October 21, 1997, the Corporation signed a definitive merger agreement with Kevco, Inc. for Kevco to acquire all the outstanding shares of the Corporation at $17.50 per share through a cash tender offer. As a result of the transaction, and if the tender offer is successful, the Corporation will become a wholly-owned subsidiary of Kevco.

  The transaction has been recommended by the Board of Directors of each company. The cash tender offer is subject to Kevco receiving at least a majority of the outstanding shares of Shelter (on a fully-diluted basis) as well as the receipt of the required regulatory approvals and completion of anticipated financing, and is expected to be completed on or before December 31, 1997. On October 28, 1997, the Corporation filed its Solicitation/Recommendation Statement on Schedule 14D-9 relative to the cash tender offer by Kevco.

  Kevco, headquartered in Fort Worth, Texas, is a leading wholesale distributor and manufacturer of building products to the manufactured housing and recreational vehicle industries and reported net sales of $267 million and pro forma net income of $8.9 million, or $1.60 per share for the year ended December 31, 1996.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Bowen Supply, Inc.
Americus, Georgia

  We have audited the consolidated balance sheets of Bowen Supply, Inc., and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bowen Supply, Inc., and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ DOUGHERTY MCKINNON & LUBY

Columbus, Georgia
February 14, 1997, except
for Note K which is
February 28, 1997

                       BOWEN SUPPLY, INC., AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31
                                                          ----------------------
                                                             1996        1995
                         ASSETS
CURRENT ASSETS
 Cash and cash equivalents..............................  $    39,195 $  112,131
 Trade accounts receivable--Note D......................    2,283,195  1,783,262
 Other receivables......................................      151,840     97,835
 Inventories--Notes C and D.............................    4,040,910  3,699,942
 Deferred taxes--Note I.................................      142,537     65,649
 Other current assets...................................      616,479    274,891
                                                          ----------- ----------
 TOTAL CURRENT ASSETS...................................    7,274,156  6,033,710
OTHER ASSETS
 Goodwill, net of accumulated amortization of $540,504
  and $518,081 for 1996 and 1995, respectively..........      356,442    378,865
 Cash surrender value of life insurance--Notes G and H..      352,210    356,793
 Rental property, net of allowances for depreciation of
  $291,294 and $265,144 for 1996 and 1995,
  respectively..........................................      435,704    460,430
 Deferred taxes, net--Note I............................            0     20,231
 Other..................................................        5,450     13,029
                                                          ----------- ----------
                                                            1,149,806  1,229,348
PROPERTY AND EQUIPMENT--Notes D, E and F
 Land and land improvements.............................      333,863     92,120
 Buildings and improvements.............................    1,732,608    580,154
 Leasehold improvements.................................       51,431     42,295
 Machinery and equipment................................    1,249,703    598,753
 Furniture and fixtures.................................      580,627    431,779
 Construction in progress...............................            0    155,345
                                                          ----------- ----------
                                                            3,948,232  1,900,446
 Less allowances for depreciation.......................    1,010,218    777,767
                                                          ----------- ----------
                                                            2,938,014  1,122,679
                                                          ----------- ----------
                                                          $11,361,976 $8,385,737
                                                          =========== ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Note payable to bank--Note D...........................  $   855,866 $1,857,090
 Note payable to stockholder............................      700,000          0
 Trade accounts payable.................................    1,565,624    974,882
 Other accrued expenses--Note H.........................      278,732     82,994
 Income taxes payable...................................      125,840    153,494
 Current portion of long-term debt and capitalized lease
  obligations...........................................      289,163     90,672
                                                          ----------- ----------
 TOTAL CURRENT LIABILITIES..............................    3,815,225  3,159,132
LONG-TERM DEBT AND CAPITALIZED LEASE OBLIGATIONS, less
 portion classified as a current liability--
 Notes D and E..........................................    1,802,421    516,733
NOTE PAYABLE TO STOCKHOLDER--Note F.....................            0    700,000
DEFERRED COMPENSATION--Note G...........................      196,039    212,272
MINORITY INTEREST.......................................        6,640     12,122
STOCKHOLDERS' EQUITY--Note J
 Common Stock, par value $.10 per share; authorized
  3,000,000 shares......................................       75,000     75,000
 Additional paid-in capital.............................    1,420,000  1,420,000
 Retained earnings......................................    4,806,881  3,050,708
                                                          ----------- ----------
                                                            6,301,881  4,545,708
 Less Treasury Stock, at cost...........................      760,230    760,230
                                                          ----------- ----------
                                                            5,541,651  3,785,478
                                                          ----------- ----------
COMMITMENTS--NOTE E
                                                          $11,361,976 $8,385,737
                                                          =========== ==========

                 See notes to consolidated financial statements

                       BOWEN SUPPLY, INC., AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                          COMMON STOCK   ADDITIONAL             TREASURY STOCK
                         ---------------  PAID-IN    RETAINED  -----------------
                         SHARES  AMOUNT   CAPITAL    EARNINGS  SHARES   AMOUNT      TOTAL
Year ended December 31,
 1995
 Balances at January 1,
  1995.................. 750,000 $75,000 $1,420,000 $1,861,924 125,000 $(760,230) $2,596,694
 Net income for the
  year..................       0       0          0  1,188,784       0         0   1,188,784
                         ------- ------- ---------- ---------- ------- ---------  ----------
  Balances at December
   31, 1995............. 750,000  75,000  1,420,000  3,050,708 125,000  (760,230)  3,785,478
Year ended December 31,
 1996
 Net income for the
  year..................       0       0          0  1,756,173       0         0   1,756,173
                         ------- ------- ---------- ---------- ------- ---------  ----------
  Balances at December
   31, 1996............. 750,000 $75,000 $1,420,000 $4,806,881 125,000 $(760,230) $5,541,651
                         ======= ======= ========== ========== ======= =========  ==========

---------------------
( ) denotes deduction



                 See notes to consolidated financial statements

                       BOWEN SUPPLY, INC., AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                       YEAR ENDED DECEMBER 31
                                                       ------------------------
                                                          1996         1995
OPERATING REVENUES AND COSTS
  Net sales........................................... $41,301,322  $30,296,011
  Less cost of goods sold--Note C.....................  33,269,930   24,026,234
                                                       -----------  -----------
    GROSS PROFIT......................................   8,031,392    6,269,777
OTHER OPERATING REVENUES..............................   1,403,328      918,595
                                                       -----------  -----------
                                                         9,434,720    7,188,372
OPERATING EXPENSES--Note H
  Selling, warehouse and delivery.....................   4,424,647    3,616,386
  General and administrative..........................   1,755,821    1,406,924
                                                       -----------  -----------
                                                         6,180,468    5,023,310
                                                       -----------  -----------
    INCOME FROM OPERATIONS............................   3,254,252    2,165,062
NONOPERATING REVENUES AND EXPENSES
  Rental income, net--Note E..........................       1,475       14,801
  Gain on sale of assets..............................      14,100       94,419
  Interest income.....................................       5,069        6,218
  Minority interest (deduction).......................        (518)       4,891
  Interest expense (deduction)--Note H................    (369,143)    (333,386)
                                                       -----------  -----------
                                                          (349,017)    (213,057)
                                                       -----------  -----------
    INCOME BEFORE INCOME TAXES........................   2,905,235    1,952,005
INCOME TAX EXPENSE--Note I............................   1,149,062      763,221
                                                       -----------  -----------
    NET INCOME........................................ $ 1,756,173  $ 1,188,784
                                                       ===========  ===========



                 See notes to consolidated financial statements

                       BOWEN SUPPLY, INC., AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           YEAR ENDED
                                                           DECEMBER 31
                                                    --------------------------
                                                        1996          1995
CASH FLOWS FROM OPERATING ACTIVITIES
 Cash received from customers...................... $ 42,165,191  $ 30,933,192
 Cash paid to suppliers and employees..............  (39,066,689)  (29,940,882)
 Income taxes paid.................................   (1,233,371)     (953,110)
 Interest received.................................        5,069         6,218
 Interest paid.....................................     (362,618)     (347,754)
                                                    ------------  ------------
   NET CASH PROVIDED FROM (USED IN) OPERATING
    ACTIVITIES.....................................    1,507,582      (302,336)
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sale of property and equipment and
  rental property..................................       27,801       144,110
 Purchases of property and equipment...............   (1,429,218)     (130,644)
 Proceeds from cash surrender value of life
  insurance........................................       67,532             0
 Purchase of minority interest in subsidiary.......       (6,000)            0
 Increase in cash surrender value of life
  insurance........................................      (62,949)      (50,567)
                                                    ------------  ------------
   NET CASH USED IN INVESTING ACTIVITIES...........   (1,402,834)      (37,101)
CASH FLOWS FROM FINANCING ACTIVITIES
 Net borrowings (payments) on revolving credit
  agreement........................................   (1,001,224)      387,678
 Additional borrowings under long-term debt and
  capitalized lease obligations....................    1,024,216             0
 Principal payments on long-term debt and
  capitalized lease obligations....................     (200,676)      (92,598)
                                                    ------------  ------------
   NET CASH PROVIDED FROM (USED IN) FINANCING
    ACTIVITIES.....................................     (177,684)      295,080
                                                    ------------  ------------
   NET DECREASE IN CASH AND CASH EQUIVALENTS.......       72,936        44,357
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....      112,131       156,488
                                                    ------------  ------------
   CASH AND CASH EQUIVALENTS AT END OF YEAR........ $     39,195  $    112,131
                                                    ============  ============
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED
 FROM (USED IN) OPERATING ACTIVITIES
 Net income........................................ $  1,756,173  $  1,188,784
 Adjustments to reconcile net income to net cash
  provided from (used in) operating activities:
 Amortization......................................       22,448        22,536
 Depreciation......................................      285,547       216,668
 Deferred compensation.............................       29,807        32,133
 Deferred income taxes.............................      (56,657)       (3,200)
 Gain on sale of assets............................      (14,100)      (94,419)
 Minority interest in net income (loss) of
  consolidated subsidiary..........................          518        (4,891)
 Changes in account balances:
  Receivables......................................     (540,934)     (296,215)
  Inventories......................................     (340,968)     (789,616)
  Other current assets.............................     (341,588)     (170,243)
  Other assets.....................................       (5,450)            0
  Trade accounts payable...........................      590,742      (174,638)
  Other accrued expenses...........................      189,213       (28,178)
  Income taxes payable.............................      (27,654)     (186,689)
  Accrued interest payable.........................        6,525       (14,368)
  Deferred compensation paid.......................      (46,040)            0
                                                    ------------  ------------
   NET CASH PROVIDED FROM (USED IN) OPERATING
    ACTIVITIES..................................... $  1,507,582  $   (302,336)
                                                    ============  ============

      SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

  During 1996 and 1995 the Company acquired certain assets in exchange for directly related debt totaling $660,639 and $150,000, respectively.
---------------------
( ) denotes deduction

                 See notes to consolidated financial statements

                      BOWEN SUPPLY, INC., AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation: The consolidated financial statements include the accounts and transactions of the Company and its 90% owned (80% owned in 1995) subsidiary, Encore Industries, Inc. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

  Description of Business: The Company is primarily engaged in the wholesale distribution of building products to the manufactured housing industry. The Company operates out of eleven warehouse locations located throughout the continental United States.

  Concentration of Credit Risks: The Company extends unsecured credit to customers located throughout the continental United States.

  The Company maintains its cash in bank deposit accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits.

  The Company had net sales to two customers representing 20% and 12% of net sales in 1996.

  Inventories: Inventories are valued at the lower of cost or market value. The last-in, first-out (LIFO) method is used to determine the cost of the Company's inventory.

  Property and Equipment and Rental Property: Property and equipment and rental property are recorded at cost. Major renewals and betterments are charged to the property accounts while replacements, maintenance and repairs which do not extend the life of the respective assets are expensed currently.

  The Company provides for depreciation of property and equipment and rental property by charging against operations amounts sufficient to amortize the cost of properties over their estimated useful lives: buildings 15-40 years; machinery and equipment 3-10 years; furniture and fixtures 3-8 years. Depreciation is computed using the straight-line method for financial reporting purposes and on accelerated methods for income tax purposes.

  When properties are disposed of, the related costs and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is credited or charged to operations.

  Goodwill: Goodwill represents the excess of purchase price over net tangible assets acquired. This amount is being amortized on the straight-line method over a period of 40 years. The Company reviews goodwill to assess recoverability periodically. At each balance sheet date, management assesses whether there has been a permanent impairment in the value of goodwill by considering factors such as expected future operating income, current operating results and other economic factors. Management believes no impairment has occurred.

  Income Taxes: Income taxes are provided based on earnings reported for tax return purposes in addition to a provision for deferred income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The Company provides for deferred income taxes (see Note I) arising from the use of different methods of reporting depreciation expense for financial reporting purposes and income tax purposes and from differences in the timing of recording deferred compensation expense, bad debt expense, salary expense and certain inventory costs for financial reporting purposes and income tax purposes.

  Retirement Plan: The Company adopted a Defined Contribution 401(k) Plan effective January 1, 1996, in which substantially all full-time employees are eligible to participate. Participating employees can defer up to 15% of eligible compensation and the Company matches the employee contributions at the rate of 25% of the first 4% of employee deferral. The Company's matching contribution amounted to $20,452 for 1996.

                      BOWEN SUPPLY, INC., AND SUBSIDIARY

  Cash and Cash Equivalents: For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Revenue Recognition: Revenue from product sales is recognized at the time of shipment or the time of receipt in the case of direct shipments from vendors to customers. Commissions are recognized as earned.

  Financial Instruments: The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the revolving line of credit and long-term debt approximate fair value because the underlying instruments are either at variable interest rates which reprice frequently or at stated rates of interest which approximate market.

NOTE B--ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE C--INVENTORIES

  Inventory cost is determined using the last-in, first-out (LIFO) method of inventory accounting. The Company utilizes this method because it believes this method results in a better matching of revenues and expenses. If the Company had used the first-in, first-out (FIFO) method of inventory accounting, inventories would have been $196,188 and $216,123 higher than reported at December 31, 1996 and 1995, respectively.

NOTE D--NOTE PAYABLE AND LONG-TERM DEBT

  The Company has a line of credit agreement under which the Company can borrow up to $3,500,000. Interest is payable at the LIBOR rate plus two percent and the line of credit is collateralized by inventories, accounts receivable, machinery and equipment and furniture and fixtures. This agreement contains certain covenants restricting the payment of dividends and the maintenance of minimum debt/worth ratios, debt service coverage ratios and tangible net worth. The amount borrowed under this agreement was $855,866 at December 31, 1996 (see Note K). The Company had a similar agreement with another lender in 1995. The amount borrowed under that agreement was $1,857,090 at December 31, 1995. The weighted average interest rate for borrowings under the line of credit was 8.3% and 9.9% during 1996 and 1995, respectively.

                      BOWEN SUPPLY, INC., AND SUBSIDIARY

  Long-term debt is summarized as follows:

                                                                 DECEMBER 31
                                                             -------------------
                                                                1996      1995
   Capitalized lease obligations (see Note E)..............  $1,164,115 $ 44,259
   9.9% note payable to Small Business Administration, due
    in monthly installments of $2,279, including interest,
    in 1996 and decreasing to $2,229, including interest,
    in 2008; collateralized by a second mortgage on real
    estate with a cost of $507,591 (see Note K)............     179,812  187,715
   7.0% notes payable to bank, due in monthly installments
    totaling $1,117, including interest, through November,
    1996; collateralized by trucks with a cost of $42,500..           0   10,885
   8.0% note payable to bank, due in monthly installments
    of $1,594, including interest, through June, 1998, with
    balance then due; collateralized by real estate with a
    cost of $501,662 (see Note K)..........................      98,099  107,904
   7.0% note payable to bank, due in monthly installments
    of $3,860, including interest, through June, 1998;
    collateralized by real estate with a cost of $507,591
    (see Note K)...........................................      67,040  106,642
   Construction loan payable to bank; due on February 23,
    1996; refinanced with 9.0% note below..................           0  150,000
   9.0% note payable to bank, due in monthly installments
    of $1,679, including interest, through March, 2001;
    with balance then due; collateralized by a second
    mortgage on real estate with a cost of $501,662 (see
    Note K)................................................     161,868        0
   8.80% note payable to bank, due in monthly installments
    of $5,338, including interest, through September, 2006;
    collateralized by real estate with a cost of $531,345
    (see Note K)...........................................     420,650        0
                                                             ---------- --------
                                                              2,091,584  607,405
   Less current portion....................................     289,163   90,672
                                                             ---------- --------
                                                             $1,802,421 $516,733
                                                             ========== ========

  Annual maturities on long-term debt and capitalized lease obligations outlined above at December 31, 1996, are summarized as follows:

        1997............................................. $  289,163
        1998.............................................    367,217
        1999.............................................    255,092
        2000.............................................    211,078
        2001.............................................    223,848
        Thereafter.......................................    745,186
                                                          ----------
                                                          $2,091,584
                                                          ==========

NOTE E--LEASES

  The Company has acquired certain assets under capital leases at rates ranging from 4.90% to 12.46%. The cost and accumulated amortization of assets under capital leases was $1,456,985 and $102,703, respectively, at December 31, 1996, and $147,095 and $56,528, respectively, at December 31, 1995.
Amortization of these assets is included in depreciation expense in the accompanying consolidated financial statements.

                      BOWEN SUPPLY, INC., AND SUBSIDIARY

  The capitalized lease obligations are summarized as follows:

                                                               DECEMBER 31
                                                            ------------------
                                                               1996     1995
   Construction loan to be refinanced by an Industrial
    Revenue bond on April 1, 1997; payable in 120 monthly
    installments beginning May 1, 1997, with interest
    fixed at the prime rate plus 3/8% as of April 1, 1997;
    collateralized by real estate and machinery and
    equipment costing $727,482 (see below)................  $  583,800 $     0
   Capitalized lease obligations with interest rates
    ranging from 4.90% to 12.46%; monthly payments ranging
    from $16,935 in 1997 to $6,267 in 2001, year of final
    payment; collateralized by automobiles, trucks and
    equipment costing $729,503............................     580,315  44,259
                                                            ---------- -------
                                                            $1,164,115 $44,259
                                                            ========== =======

  The construction loan is to be refinanced from the proceeds of an Industrial Revenue Bond issued by the Douglas-Coffee County Industrial Authority. The Company will enter into a lease agreement with the Authority whereby the lease payments pursuant to the lease will equal the debt service requirements of the Bonds. The Bond issue will be for an amount not to exceed $616,250. Through December 31, 1996, the Company had incurred $727,482 in costs relating to this project.

  In addition, certain warehouses and automobiles are leased (see Note H) under noncancelable operating leases with original terms of three to ten years and renewal options of similar lengths of time. The warehouse leases generally provide for the payment of taxes and insurance by the lessor and utilities and minor repairs by the Company. The total rental expense for all operating leases amounted to $692,173 and $744,283 for 1996 and 1995, respectively.

  Future minimum payments, by year and in the aggregate, under the capital leases and operating leases with initial terms of one year or more consisted of the following at December 31, 1996:

                                                           CAPITAL   OPERATING
                                                            LEASES     LEASES
   1997.................................................. $  274,152 $  415,335
   1998..................................................    289,204    365,284
   1999..................................................    260,062    330,130
   2000..................................................    192,481    312,000
   2001..................................................     98,058    312,000
   Thereafter............................................    465,852          0
                                                          ---------- ----------
   Total minimum lease payments..........................  1,579,809 $1,734,749
                                                                     ==========
   Less amounts representing interest....................    415,694
                                                          ----------
   Included in Note D.................................... $1,164,115
                                                          ==========

  In computing the operating lease commitments shown above, it has been assumed that leases with related parties will be renewed at their expiration dates at annual rentals in effect at the end of the lease term.

  The Company has rental property which it leases to unaffiliated companies under leases ranging in original terms of one to twelve months. These leases provide that the Company will pay real estate taxes and insurance on the leased property.

  The Company received rental income totaling $7,987 and $20,635 from these and other short-term leases in 1996 and 1995, respectively.

                      BOWEN SUPPLY, INC., AND SUBSIDIARY

NOTE F--NOTE PAYABLE TO STOCKHOLDER

  Note payable to stockholder consists of a note with interest payable monthly at 10% through April 1, 1997, with the principal then due. The note is collateralized by substantially all machinery and equipment and furniture and fixtures. The note is subordinated to the line of credit described in Note D.

NOTE G--DEFERRED COMPENSATION

  The Company has employment contracts with various employees which provide for the payment of retirement benefits upon retirement at age 65. The agreements provide for payments to be made to the employees or their legal representatives over a ten year period commencing with the month following the employee's retirement.

  The Company has recorded a liability which represents the net present value of benefits vested under these agreements using an interest rate of 8%. This liability amounted to $196,039 and $212,272 at December 31, 1996 and 1995, respectively.

  The agreements also provide for death benefits to be paid to the employee's legal representatives in the event of their death prior to retirement in lieu of the retirement benefits described above. These benefits and the payment terms thereof are equal to those described above and are funded by life insurance policies.

NOTE H--RELATED PARTY TRANSACTIONS

  Transactions with related parties not disclosed elsewhere are summarized as follows:

                                                        YEAR ENDED DECEMBER 31
                                                        -----------------------
                                                           1996        1995
   Rental expense on automobiles and trucks...........  $     1,082 $    12,990
   Rental expense on warehouses.......................      276,000     276,000
   Interest expense on note payable to stockholder....       70,192      70,000
   Equity in split-dollar life insurance policy on
    stockholder/officer...............................       86,878      66,979
   Advances to majority stockholder (repaid prior to
    year end).........................................      907,613           0
   Entertainment expenses paid to majority stockholder
    for use of certain assets.........................       11,900       5,100

  The rental expense is paid under operating leases to the Company's majority stockholder or President (see Note E).

  Other accrued expenses in the accompanying consolidated balance sheets include interest payable on the note payable to stockholder of $5,945 at December 31, 1996 and 1995.

NOTE I--INCOME TAXES

  The net deferred taxes recorded in the accompanying consolidated balance sheets include the following components:

                                                YEAR ENDED DECEMBER 31
                                          -----------------------------------
                                                1996               1995
                                          -----------------  ----------------
                                                     NON-              NON-
                                          CURRENT  CURRENT   CURRENT CURRENT
   Deferred tax liabilities.............. $      0 $(77,392) $     0 $(63,570)
   Deferred tax assets...................  142,537   77,392   65,649   83,801
                                          -------- --------  ------- --------
     NET DEFERRED TAXES.................. $142,537 $      0  $65,649 $ 20,231
                                          ======== ========  ======= ========

                      BOWEN SUPPLY, INC., AND SUBSIDIARY

  Income tax expense in the accompanying Consolidated Statements of Income is summarized as follows:

                                                        YEAR ENDED DECEMBER 31
                                                        ------------------------
                                                           1996         1995
   Federal
     Current income tax expense........................ $   999,017  $  604,087
     Deferred income tax benefit (deduction)...........     (44,746)     (2,883)
                                                        -----------  ----------
                                                            954,271     601,204
                                                        -----------  ----------
   State
     Current income tax expense........................     206,702     162,334
     Deferred income tax benefit (deduction)...........     (11,911)       (317)
                                                        -----------  ----------
                                                            194,791     162,017
       INCOME TAX EXPENSE.............................. $ 1,149,062  $  763,221
                                                        ===========  ==========

  A reconciliation of income tax expense in the accompanying Consolidated Statements of Income to the statutory rate is summarized as follows:

                                                        YEAR ENDED DECEMBER 31
                                                        ------------------------
                                                           1996         1995
   Income tax expense at 34% statutory rate............ $   987,780  $  663,681
   Add (deduct):
     State income taxes, net of federal benefit........     128,562     106,931
     Income tax effect of nondeductible expenses.......      33,124      19,275
   Other...............................................        (404)    (26,666)
                                                        -----------  ----------
                                                            161,282      99,540
                                                        -----------  ----------
       INCOME TAX EXPENSE.............................. $ 1,149,062  $  763,221
                                                        ===========  ==========

NOTE J--STOCK OPTIONS

  The Company has a Qualified Stock Option Plan which reserves 50,000 shares of the Company's $.10 par value Common Stock for granting to key personnel. The options allow these personnel to purchase the Company's stock at no less than $5 per share or 100% of the fair market value, whichever is higher, on the dates the options are granted. At December 31, 1996, no options had been granted under this plan.

NOTE K--SUBSEQUENT EVENT

  The stockholders of the Company executed an agreement on February 28, 1997, with Kevco, Inc., whereby Kevco, Inc. will acquire all of the outstanding stock of the Company. All of the Company's long-term debt (including the revolver described in Note D) is anticipated to be paid in full in conjunction with this transaction.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Consolidated Forest Products, L.L.C.

  We have audited the accompanying balance sheets of Consolidated Forest Products, L.L.C. (the Company) as of September 29, 1996 and October 1, 1995, and the related statements of income and retained earnings and cash flows for the year ended September 29, 1996 and the period December 2, 1994 to October 1, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Consolidated Forest Products, L.L.C. as of September 29, 1996 and October 1, 1995, and the results of its operations and its cash flows for the year ended September 29, 1996 and the period December 2, 1994 to October 1, 1995, in conformity with generally accepted accounting principles.

                                          /s/ Coopers & Lybrand L.L.P.

Fort Worth, Texas
November 8, 1996, except for Note 9 as
to which the date is February 27, 1997

                      CONSOLIDATED FOREST PRODUCTS, L.L.C.

                                 BALANCE SHEETS

                     SEPTEMBER 29, 1996 AND OCTOBER 1, 1995

                                                      SEPTEMBER 29, OCTOBER 1,
                                                          1996         1995
                       ASSETS
Current assets:
  Cash and cash equivalents..........................  $     6,254  $     6,053
  Trade accounts receivable, net of allowance of
   doubtful accounts of $73,800 and $150,486 in 1996
   and 1995, respectively............................    3,928,686    3,786,127
  Advances to owner and employees....................       17,546       12,757
  Inventory..........................................    4,496,745    4,022,491
  Prepaid expenses and other.........................      287,313      252,259
                                                       -----------  -----------
    Total current assets.............................    8,736,544    8,079,687
  Property, plant, and equipment, net................    4,099,814    4,086,385
  Organization and financing cost, net of accumulated
   amortization of $353,175 and $152,115 in 1996 and
   1995, respectively................................      282,825      483,885
  Goodwill, net of accumulated amortization of
   $470,130 and $213,690 in 1996 and 1995,
   respectively......................................    3,376,279    3,632,719
  Noncompete agreement, net of accumulated
   amortization of $27,500 in 1996...................      122,500            0
                                                       -----------  -----------
                                                       $16,617,962  $16,282,676
                                                       ===========  ===========
           LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Current maturities of long-term debt...............  $ 1,798,077  $ 1,586,967
  Cash overdraft.....................................    2,552,927    1,718,697
  Accounts payable...................................    2,059,859    1,465,965
  Accrued liabilities................................      724,408      652,059
                                                       -----------  -----------
    Total current liabilities........................    7,135,271    5,423,688
                                                       -----------  -----------
Long-term debt, less current portion above...........    4,178,829    5,851,307
Borrowings under line of credit......................    2,956,194    4,253,853
                                                       -----------  -----------
    Total liabilities................................   14,270,294   15,528,848
                                                       -----------  -----------
Commitments and contingencies (Note 7)
Members' equity:
  Capital contributions..............................      700,000      700,000
  Retained earnings..................................    1,647,668       53,828
                                                       -----------  -----------
    Total members' equity............................    2,347,668      753,828
                                                       -----------  -----------
                                                       $16,617,962  $16,282,676
                                                       ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                      CONSOLIDATED FOREST PRODUCTS, L.L.C.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

              FOR THE YEAR ENDED SEPTEMBER 29, 1996 AND THE PERIOD
                      DECEMBER 2, 1994 TO OCTOBER 1, 1995

                                                                    DECEMBER 2,
                                                                      1994 TO
                                                      SEPTEMBER 29, OCTOBER 1,
                                                          1996         1995
Net sales............................................  $92,474,171  $62,872,613
Cost of sales........................................   81,745,729   56,642,646
                                                       -----------  -----------
    Gross profit.....................................   10,728,442    6,229,967
Selling, general, and administrative expenses........    7,597,871    4,978,089
                                                       -----------  -----------
Income from operations...............................    3,130,571    1,251,878
                                                       -----------  -----------
Other income and expense:
  Other income.......................................       46,213        2,545
  Interest expense...................................   (1,229,984)  (1,053,477)
                                                       -----------  -----------
    Total other expense, net.........................   (1,183,771)  (1,050,932)
                                                       -----------  -----------
    Net income.......................................    1,946,800      200,946
Retained earnings, beginning of period...............       53,828            0
Tax dividends paid to members........................     (352,960)    (147,118)
                                                       -----------  -----------
Retained earnings, end of period.....................  $ 1,647,668  $    53,828
                                                       ===========  ===========



   The accompanying notes are an integral part of these financial statements.

                      CONSOLIDATED FOREST PRODUCTS, L.L.C.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEAR ENDED SEPTEMBER 29, 1996 AND THE PERIOD
                      DECEMBER 2, 1994 TO OCTOBER 1, 1995

                                                                  DECEMBER 2,
                                                                    1994 TO
                                                    SEPTEMBER 29,  OCTOBER 1,
                                                        1996          1995
Cash flows from operating activities:
  Net income.......................................  $ 1,946,800  $    200,946
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation...................................      576,154       392,999
    Amortization...................................      485,000       365,805
    Loss (gain) on sale of equipment...............        1,487        (1,548)
    Other, net.....................................            0      (235,503)
    Changes in:
      Accounts receivable, net.....................     (142,559)     (360,511)
      Advances to owner and employees..............       (4,789)      (21,052)
      Inventory....................................     (474,254)     (178,918)
      Prepaid expenses and other...................      (35,054)     (111,770)
      Accounts payable.............................      593,894       330,574
      Accrued liabilities..........................       72,349       278,509
                                                     -----------  ------------
        Net cash provided by operating activities..    3,019,028       659,531
                                                     -----------  ------------
Cash flows from investing activities:
  Cash paid in connection with acquisition of net
   assets of business..............................            0   (11,940,730)
  Cash paid for organization costs.................            0       (82,624)
  Cash paid for noncompete agreement...............     (150,000)            0
  Capital expenditures.............................     (646,070)   (1,395,651)
  Proceeds from sale of equipment..................       55,000        62,814
                                                     -----------  ------------
        Net cash used in investing activities......     (741,070)  (13,356,191)
                                                     ===========  ============
Cash flows from financing activities:
  Cash paid for financing costs....................            0      (153,376)
  Net (payments) proceeds on line of credit........   (1,297,659)    4,253,853
  Proceeds from long-term debt.....................      150,000     6,780,156
  Payments on long-term debt.......................   (1,611,368)   (1,018,379)
  Proceeds from capital contributions..............            0     2,200,000
  Change in cash overdraft.........................      834,230       787,577
  Tax dividends paid to members....................     (352,960)     (147,118)
                                                     -----------  ------------
        Net cash (used in) provided by financing
         activities................................   (2,277,757)   12,702,713
                                                     -----------  ------------
        Net increase in cash and cash equivalents..          201         6,053
Cash and cash equivalents, beginning of period.....        6,053             0
                                                     -----------  ------------
Cash and cash equivalents, end of period...........  $     6,254  $      6,053
                                                     ===========  ============
Supplemental cash flow information:
  Cash paid for interest during the period.........  $ 1,256,911  $    944,070
                                                     ===========  ============

  As described in Note 1, the note payable to member at October 1, 1995 of $1,264,497 represented a noncash financing activity.

   The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED FOREST PRODUCTS, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL

  On December 2, 1994, Consolidated Forest Products, L.L.C. (the Company) purchased the net assets of Consolidated Forest Products, Inc. (Predecessor) for $7,260,104. The financial information of the Company reflects purchase accounting in which the purchase price of $7,260,104 is allocated to the underlying assets and liabilities of the Predecessor based on their respective estimated fair values. In connection with the acquisition, payments in the amount of $5,995,607 were made to shareholders of the Predecessor who are also members of the Company. Amounts paid to these members in excess of Predecessor basis have been recorded as a reduction of members' equity of $1,500,000. A note payable to the principal member of the Predecessor was recorded for the unpaid portion of the purchase price. Goodwill, the excess of the purchase price over the fair value of the net assets acquired, amounted to approximately $3,846,000 and is being amortized on a straight-line basis over 15 years.

  The acquisition of the net assets of the Predecessor was financed with contributed capital of $2,200,000 and the following borrowings from Barclays Business Credit, Inc. (which was subsequently acquired by Fleet Capital Corporation): a term note payable of $5,500,000 and advances under a $6,500,000 revolving line of credit facility. Following the acquisition, certain existing indebtedness of the Predecessor was repaid using financing proceeds.

  The Company is engaged in the business of fabricating and distributing lumber and plywood, at wholesale, as well as manufacturing wood rafters for mobile home manufacturers. The Company operates and sells to customers primarily in the Southeastern United States. During the year ended September 29, 1996 and the period December 2, 1994 to October 1, 1995, sales to seven customers represented approximately 69% and 62% of total sales, respectively, and outstanding balances related to these customers represented approximately 59% and 63% of accounts receivable as of September 29, 1996 and October 1, 1995, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies used by the Company is set forth below.

  CASH AND CASH EQUIVALENTS--The Company considers all highly liquid debt instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. Primarily all of the Company's cash and cash equivalents are held in one major banking institution.

  FINANCIAL INSTRUMENTS--The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the revolving line of credit and long-term debt approximate fair value because the underlying instruments are either at variable interest rates which reprice frequently or at stated rates of interest which approximate market.

  INVENTORY--Inventory is valued at the lower of cost or market. The first-in, first-out (FIFO) method is used to determine the cost of the Company's inventory.

  INTANGIBLE ASSETS--Intangible assets are stated at cost and are being amortized on a straight-line basis over lives as follows:

                                                             LIFE
        Goodwill..........................................  15 years
        Organization and financing costs.................. 5-7 years
        Noncompete agreement..............................   5 years

                     CONSOLIDATED FOREST PRODUCTS, L.L.C.

  The Company reviews goodwill to assess recoverability periodically. At each balance sheet date, management assesses whether there has been a permanent impairment in the value of goodwill by considering factors such as expected future operating income, current operating results and other economic factors. Management believes no impairment has occurred.

  PROPERTY, PLANT, AND EQUIPMENT--Property, plant, and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred; betterments which materially prolong the lives of the assets are capitalized. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts and the gain or loss on such disposition is included in income.

  LONG-LIVED ASSETS--During the year ended September 29, 1996, the Company implemented Financial Accounting Standards Board (FASB) Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In accordance with FASB 121, the Company will recognize impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. If undiscounted future cash flows are less than the asset's carrying amount, an impairment loss would be recorded using discounted future cash flows. There were no such losses recognized at September 29, 1996.

  INCOME TAXES--As a limited liability company, the Company is not subject to income taxes. The liability or benefit is passed on to the members of the Company. Thus, no provision for income taxes has been provided for in the accompanying financial statements.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. INVENTORY

  Inventory consists of the following at September 29, 1996 and October 1, 1995:

                                              SEPTEMBER 29, 1996 OCTOBER 1, 1995
   Raw materials.............................     $3,498,929       $3,299,664
   Work-in-process...........................        304,978          187,595
   Finished goods............................        692,838          535,232
                                                  ----------       ----------
                                                  $4,496,745       $4,022,491
                                                  ==========       ==========

                     CONSOLIDATED FOREST PRODUCTS, L.L.C.

4. PROPERTY, PLANT, AND EQUIPMENT

  Balances of property, plant, and equipment consist of the following at September 29, 1996 and October 1, 1995:

                                              SEPTEMBER 29, 1996 OCTOBER 1, 1995
   Land......................................     $  393,822       $  380,792
   Buildings.................................      1,091,329          961,767
   Machinery and equipment...................      2,159,840        1,784,971
   Furniture and office equipment............         93,099           80,874
   Automotive equipment......................      1,293,355        1,263,902
                                                  ----------       ----------
                                                   5,031,445        4,472,306
   Less accumulated depreciation.............        931,631          385,921
                                                  ----------       ----------
                                                  $4,099,814       $4,086,385
                                                  ==========       ==========

                      CONSOLIDATED FOREST PRODUCTS, L.L.C.

5. LONG-TERM DEBT

  At September 29, 1996 and October 1, 1995, long-term debt consists of the following:

                                                       SEPTEMBER 29, OCTOBER 1,
                                                           1996         1995
   Senior note payable to Fleet Capital Corporation,
    variable interest (9.75% and 10.25% at September
    29, 1996 and October 1, 1995, respectively)
    payable monthly along with $114,583 in principal
    until January 6, 1998, at which time remaining
    principal balance becomes due....................   $3,145,520   $4,520,520
   Senior note payable to Fleet Capital Corporation,
    variable interest (9.75% and 10.25% at Sepember
    29, 1996 and October 1, 1995, respectively)
    payable monthly along with $10,833 in principal
    until January 6, 1998, at which time remaining
    principal balance becomes due....................      487,505      617,501
   Note payable to member, subordinate to the debt
    payable to Fleet Capital Corporation, with
    interest payable annually at 8%..................    1,190,681    1,264,497
   Subordinated note payable to member, variable
    interest (9.25% and 10% at September 29, 1996 and
    October 1, 1995, respectively) payable monthly,
    principal due January 6, 1999....................      450,000      300,000
   Subordinated note payable to member, variable
    interest (9.25% and 10% at September 29, 1996 and
    October 1, 1995, respectively) payable monthly,
    principal due January 6, 1999....................      300,000      300,000
   Deferred loan origination fee payable to Fleet
    Capital Corporation, due January 6, 1998.........      400,000      400,000
   Note payable to AmSouth Bank, payable monthly
    including interest at 7 3/4%.....................            0       30,156
   Note payable to City of Haleyville Water & Sewer
    Department, no interest, principal payable $200
    monthly..........................................        3,200        5,600
                                                        ----------   ----------
                                                         5,976,906    7,438,274
   Less current maturities...........................    1,798,077    1,586,967
                                                        ----------   ----------
   Long-term portion.................................   $4,178,829   $5,851,307
                                                        ==========   ==========

  Future maturities of long-term debt are as follows:

        YEARS ENDING SEPTEMBER 29:
            1997......................................... $1,798,077
            1998.........................................  2,828,829
            1999.........................................  1,050,000
            2000.........................................    300,000
                                                          ----------
                                                          $5,976,906
                                                          ==========

  The Company operates under a revolving line of credit agreement with Fleet Capital Corporation (the Bank), a commercial bank, which provides borrowings based upon certain inventory and accounts receivable

                     CONSOLIDATED FOREST PRODUCTS, L.L.C.

levels up to a maximum amount of $7,608,000. Advances bear interest at 1.5% in excess of the prime rate. The interest rate was 9.75% at September 29, 1996. At September 29, 1996, the outstanding borrowings under this line of credit totaled $2,956,194 and the total unused availability under this agreement was approximately $1,540,000. Total outstanding borrowings under this line of credit become due January 6, 1998.

  The revolving line of credit agreement, as well as the senior notes payable to the Bank, places certain restrictive covenants upon the Company, such as maintaining specified equity levels, meeting certain financial ratios, and achieving certain net income and cash flow levels. At September 29, 1996 and for the year then ended, the Company was in compliance with or had received appropriate waivers of these covenants. Substantially all of the assets of the Company are pledged as collateral for the line-of-credit and long-term debt.

  The note payable to member of $1,190,681 at September 29, 1996 represents the unpaid portion of the purchase price as described in Note 1. Principal payments on the note are subordinate to the debt owed to the Bank; however, the Bank did allow payment of the first installment on the note in January of 1996 of approximately $65,000. Further, absent any defaults under the bank agreements, the Company is allowed to make annual interest payments on this note as well. During the period ended October 1, 1995, the Company obtained working capital loans of $300,000 each from two of its members to fund working capital needs of the Company. An additional $150,000 was borrowed from one of its members during the year ended September 29, 1996. Each of these loans are subordinated to the Company's bank debt with only interest payments required until the January 6, 1999 maturity of the notes.

6. RETIREMENT PLAN

  The Company has made available to all eligible employees a defined contribution retirement plan (the Plan). Employees are eligible to participate after completing six months of service and attaining the age of eighteen. The Plan provides that employees may elect to defer up to 15% of compensation, as defined in the plan agreement. The Company will match 50% of employee deferrals up to 6% of compensation. The Company made contributions of approximately $40,500 and $26,000 for the year ended September 29, 1996 and the period December 2, 1994 to October 1, 1995, respectively.

7. COMMITMENTS AND CONTINGENCIES

 LEASES

  The Company leases office and warehouse space under various operating leases. The leases generally are for terms of three to five years and do not contain purchase options. Rent expense was approximately $184,000 and $115,000 for the year ended September 29, 1996 and the period December 2, 1994 to October 1, 1995, respectively.

The future minimum lease payments required under noncancelable operating leases with initial or remaining terms of one or more years at September 29, 1996 were approximately as follows:

        FISCAL YEARS:
         1997.............................................. $182,000
         1998..............................................  178,500
         1999..............................................  177,000
         2000..............................................   64,500
         2001..............................................    2,250
                                                            --------
                                                            $604,250
                                                            ========

                     CONSOLIDATED FOREST PRODUCTS, L.L.C.

 LITIGATION

  There are claims and pending actions incident to the business operations of the Company. Management does not expect resolution of these matters to have a material adverse effect on the Company's financial position or future results of operations or cash flows.

8. RELATED PARTIES

  On January 3, 1995, the Company entered into a sales agreement with Caney Creek, Inc. (Caney Creek), a sales company owned by individuals with a minority membership position in the Company. Under this agreement, Caney Creek has exclusive rights to sell products manufactured by the Company to all but one of the Company's customers. The initial term of this agreement was for the three-year period ending December 31, 1997. After the initial term, this agreement shall automatically renew for successive one-year terms unless otherwise canceled by either party. Upon termination of the sales agreement, the Company is obligated to pay Caney Creek an amount equal to one-half of the sales commissions paid to them during the previous twelve-month period in exchange for a one-year covenant not to compete from Caney Creek and its employees. This amount will be paid in twelve monthly installments beginning the month after the agreement is effectively terminated. Sales commissions paid to Caney Creek totaled approximately $2,886,000 and $2,000,000 for the year ended September 29, 1996 and the period December 2, 1994 to October 1, 1995, respectively.

9. SUBSEQUENT EVENT

  On February 27, 1997, Kevco, Inc., through a wholly-owned subsidiary, acquired substantially all of the assets and assumed certain liabilities of the Company pursuant to the terms of a certain asset purchase agreement, dated as of January 31, 1997.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Service Supply Systems, Inc.

  We have audited the accompanying consolidated statements of income and cash flows of Service Supply Systems, Inc. and Subsidiary for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Service Supply Systems, Inc. and Subsidiary for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

/s/ RUMSEY & HUCKABY, P.C.

Cordele, Georgia
February 28, 1995

                  SERVICE SUPPLY SYSTEMS, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME
                                 (IN THOUSANDS)

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1994
                                                                    ------------
Net sales..........................................................   $100,910
Cost of sales......................................................     88,029
                                                                      --------
  Gross profit.....................................................     12,881
Commission income..................................................      1,953
                                                                      --------
                                                                        14,834
Selling, general and administrative expenses.......................     11,899
                                                                      --------
  Operating income.................................................      2,935
Other income.......................................................         33
Interest income....................................................        --
Interest expense...................................................       (582)
                                                                      --------
  Income before income taxes.......................................      2,386
Provision for income taxes.........................................        871
                                                                      --------
  Net income.......................................................   $  1,515
                                                                      ========


   The accompanying notes are an integral part of the consolidated financial statements.

                  SERVICE SUPPLY SYSTEMS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1994
                                                                   ------------
Cash flows from operating activities:
  Net income......................................................    $1,515
  Adjustments to reconcile net income to net cash used by operat-
   ing activities:
    Depreciation and amortization.................................       515
    Gain on disposal of assets....................................       (33)
    Increase in deferred tax asset................................      (266)
    Changes in assets and liabilities:
      Accounts receivable, net....................................    (2,279)
      Inventories.................................................    (2,346)
      Other receivables...........................................      (206)
      Prepaid expenses............................................      (250)
      Accounts payable............................................       590
      Accrued expenses............................................     1,239
                                                                      ------
        Net cash used by operating activities.....................    (1,521)
                                                                      ------
Cash flows from investing activities:
  Purchase of property and equipment..............................    (3,850)
  Proceeds from sale of assets....................................        77
  Other assets....................................................       (25)
  Cash surrender value of insurance policies......................       (34)
                                                                      ------
        Net cash used by investing activities.....................    (3,832)
                                                                      ------
Cash flows from financing activities:
  Proceeds from new borrowings....................................     8,290
  Payments of long-term debt......................................    (3,113)
  Dividends paid..................................................      (123)
  Collections on loan to stockholders.............................       153
  Stock subscriptions receivable..................................       149
                                                                      ------
        Net cash provided by financing activities.................     5,356
                                                                      ------
Net increase in cash and cash equivalents.........................         3
Beginning cash and cash equivalents...............................        25
                                                                      ------
Ending cash and cash equivalents..................................    $   28
                                                                      ======

   The accompanying notes are an integral part of the consolidated financial statements.

                  SERVICE SUPPLY SYSTEMS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 NATURE OF BUSINESS

  Service Supply Systems, Inc. (the "Company") is in the business of procuring, producing, transporting, storing and wholesaling plumbing and building parts to the housing industry. It also acts as warehousing and sales agent for certain manufacturers of housing components. The Company has operations in Georgia, Florida, Alabama, North Carolina and Texas. The Company extends credit to its customers in these states during the normal course of business.

 PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost. The Company uses the straight-line and declining-balance methods to recognize depreciation over the estimated useful lives of the related assets. Estimated useful lives range from three to thirty-nine years.

 PRINCIPLES OF CONSOLIDATION

  The financial statements are a presentation of Service Supply Systems, Inc. consolidated with its wholly-owned subsidiary, Sunbelt Wood Components, Inc. All intercompany accounts and transactions are eliminated in consolidation.

 INVENTORIES

  Inventories are valued at the lower of cost or market. Market is replacement cost or net realizable value. Inventories purchased for resale are valued using the last-in, first-out (LIFO) method. Manufactured inventories are valued using the first-in, first-out (FIFO) method. For the year ended December 31, 1994, the percentage of inventory valued at LIFO was 79%. The LIFO reserve at December 31, 1994 was $565,150.

 INCOME TAXES

  Income taxes are provided on pre-tax earnings reported in the financial statements. Deferred income taxes have been provided on the future tax effects of differences between the financial statement and tax values of assets and liabilities.

 EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

  Dividends on shares held by the ESOP are charged to retained earnings.

2. INCOME TAXES

  The provision for income taxes is summarized as follows:

                                                                         1994
   Federal income taxes............................................... $993,793
   State income taxes.................................................  142,222
   Deferred income taxes on temporary differences..................... (265,015)
                                                                       --------
   Provision for income taxes......................................... $871,000
                                                                       ========

                  SERVICE SUPPLY SYSTEMS, INC. AND SUBSIDIARY

  A reconciliation between the taxes due on pre-tax income using the effective Federal and State tax rates and the provision for income taxes is as follows:


   Tax at effective rates............................................. $905,000
   Permanent differences and other adjusting items....................  (34,000)
                                                                       --------
                                                                       $871,000
                                                                       ========

  At December 31, 1994, a deferred tax asset of $300,000 is included in prepaid expenses. This represents the estimated future tax effects attributable to temporary differences in tax and financial accounting for accounts receivable, inventory and accrued liabilities.

3. LEASES AND RELATED PARTIES

  The Company leases land, buildings, autos, trucks, trailers and equipment under operating leases. Rental expense for the year ended December 31, 1994 amounted to $1,136,784.

  Some of these leases were paid to partnerships which are comprised of stockholders and officers of the Company. Rental expenses paid to these partnerships for the year ended December 31, 1994 amounted to $136,000.

  As of December 31, 1994, future minimum lease payments under noncancelable terms were as follows for the five succeeding years:

       1995.................................................. $  866,567
       1996..................................................    808,925
       1997..................................................    795,325
       1998..................................................    739,571
       1999..................................................    319,944
                                                              ----------
         Total............................................... $3,530,332
                                                              ==========

4. EMPLOYEE STOCK OWNERSHIP PLAN

  The Company has an Employee Stock Ownership Plan covering all of its employees. It provides for discretionary contributions by the Company as determined annually by the Board of Directors, up to the maximum amount permitted under the Internal Revenue Code. The plan is a qualified profit sharing plan required to invest primarily in Company stock. Contributions are allocated to participants on a nondiscriminatory formula basis.

  The Company contributed $732,286 to the plan in 1994. The plan purchased 6,200 shares of stock in 1994 for $148,800.

  The plan owned 234,140 shares at December 31, 1994. These shares were subject to a repurchase obligation by the Company at $40.00 per share at December 31, 1994.

5.SUPPLEMENTAL CASH FLOW INFORMATION

  The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

                  SERVICE SUPPLY SYSTEMS, INC. AND SUBSIDIARY

  Cash paid for interest and income taxes for period was as follows:

                                                                         1994
   Interest.......................................................... $  582,000
                                                                      ==========
   Income Taxes...................................................... $1,615,000
                                                                      ==========

6.COMMITMENTS AND CONTINGENCIES

  The Company is party to a shareholders' agreement giving the Company an option to purchase all or part of the stock proposed for sale by any shareholder and requiring the Company to purchase all of those shares upon death of a shareholder. Terminating employees must offer all of their stock for purchase by the Company. The purchase price is the fair market value as of the most recent Annual Valuation Date as determined by independent appraisal required by the Employee Stock Ownership Plan.

                     INDEX TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

Kevco, Inc.
 Unaudited Pro Forma Condensed Combined Balance Sheet and Notes thereto as of
  September 30, 1997......................................................  P-3
 Unaudited Pro Forma Condensed Combined Statement of Income and Notes
  thereto
  for the Last Twelve Months Ended September 30, 1997.....................  P-5
 Unaudited Pro Forma Condensed Combined Statement of Income and Notes
  thereto
  for the Nine Months Ended September 30, 1997............................ P-11
 Unaudited Pro Forma Condensed Combined Statement of Income and Notes
  thereto
  for the Year Ended December 31, 1996.................................... P-17

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

  The unaudited pro forma condensed combined financial data is based on the consolidated financial statements of Kevco, Inc. ("Kevco"), the consolidated financial statements of Bowen Supply, Inc. ("Bowen"), the consolidated financial statements of Consolidated Forest Products, L.L.C. ("Consolidated Forest") and the consolidated financial statements of Shelter Components Corporation ("Shelter") included elsewhere in this Prospectus. The unaudited pro forma financial data gives effect to (i) the effect on weighted average shares and earnings per share of the sale of 2,415,000 shares of common stock of Kevco and the tax impact of Kevco's conversion from an S corporation to a C corporation in November 1996 (including an over-allotment option of 315,000 shares exercised in December 1996) ("Public Offering"), (ii) the acquisition by Kevco of Bowen ("Bowen Acquisition") and Consolidated Forest ("Consolidated Forest Acquisition" and, collectively with the Bowen Acquisition, the "Kevco Acquisitions"), (iii) Shelter's sale of the operations and certain assets of Danube Carpet Mills, Inc. ("Danube") by Shelter and the acquisition by Shelter of PSI ("PSI Acquisition"), (iv) the acquisition by Kevco of Shelter ("Shelter Acquisition"), (v) the Senior Credit Facility and (vi) the Old Notes Offering (collectively, the "Pro Forma Transactions") as if these transactions had occurred on January 1, 1996.

  The unaudited pro forma condensed combined balance sheet at September 30, 1997 is based on the consolidated financial statements of Kevco adjusted to give effect to the Shelter Acquisition and the Old Notes Offering as if such transactions had occurred on September 30, 1997. The unaudited pro forma condensed combined statements of income for the year ended December 31, 1996, the nine month-period ended September 30, 1997 and the last twelve months ended September 30, 1997, are based on the consolidated financial statements of Kevco and adjusted to give effect to the Pro Forma Transactions as if such transactions had occurred on January 1, 1996. The acquisition adjustments and offering adjustments are based upon historical financial information of Kevco, Bowen, Consolidated Forest, PSI and Shelter and certain assumptions that management of Kevco believes are reasonable. The Kevco Acquisitions, the PSI Acquisition and the Shelter Acquisition are accounted for under the purchase method of accounting. Under this method of accounting, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value is determined as of the consummation of each of the acquisitions. The unaudited pro forma financial data does not necessarily reflect the results of operations or the financial position of Kevco that actually would have resulted had the Pro Forma Transactions occurred at the date indicated, or project the results of operations or financial position of Kevco for any future date or period.

  The unaudited pro forma condensed combined financial data should be read in conjunction with the consolidated financial statements of Kevco, Bowen, Consolidated Forest and Shelter and the notes thereto included elsewhere in this Prospectus.

                                  KEVCO, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                       SHELTER        PRO
                                KEVCO     SHELTER    ACQUISITION     FORMA
                              HISTORICAL HISTORICAL ADJUSTMENTS(1)   TOTAL
           ASSETS             ---------- ---------- --------------  --------
Current Assets:
  Cash and cash
   equivalents..............   $     77   $ 13,139     $(13,139)(2) $     77
  Trade accounts receivable,
   net .....................     25,190     33,010           --       58,200
  Inventories...............     34,988     43,001           --       77,989
  Other current assets .....      1,447      3,327           --        4,774
                               --------   --------     --------     --------
    Total current assets....     61,702     92,477      (13,139)     141,040
Property and equipment,
 net........................     18,563     25,929           --       44,492
Intangible assets, net .....     33,600     13,126      (13,126)(3)  127,549
                                                         88,024 (3)
                                                          5,925 (4)
Other assets................        713      1,322           --        2,035
                               --------   --------     --------     --------
    Total assets............   $114,578   $132,854     $ 67,684     $315,116
                               ========   ========     ========     ========
      LIABILITIES AND
    STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....   $ 22,245   $ 33,079     $     --     $ 55,324
  Accrued liabilities.......      4,050      7,279           --       11,329
  Current portion of long-
   term debt................        112      3,007       (2,271)(5)      848
  Other liabilities.........        168      1,023          935 (6)    2,126
                               --------   --------     --------     --------
    Total current
     liabilities............     26,575     44,388       (1,336)      69,627
Long-term debt, less current
 portion....................     45,737     17,208      (14,444)(7)  202,255
                                                        153,754 (7)
Other liabilities...........      1,869        968           --        2,837
                               --------   --------     --------     --------
    Total liabilities.......     74,181     62,564      137,974      274,719
    Total stockholders'
     equity.................     40,397     70,290      (70,290)(8)   40,397
                               --------   --------     --------     --------
    Total liabilities and
     stockholders' equity...   $114,578   $132,854     $ 67,684     $315,116
                               ========   ========     ========     ========

                                  KEVCO, INC.

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              SEPTEMBER 30, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


(1) The Shelter Acquisition was accounted for using the purchase method of accounting. The aggregate purchase price was determined as follows:

      Shares outstanding at September 30, 1997.......................     7,765
      Options outstanding at September 30, 1997......................       376
                                                                      ---------
        Total........................................................     8,141
      Purchase price per share....................................... $   17.50
                                                                      ---------
                                                                      $ 142,468
      Exercise of options outstanding (a)............................    (3,625)
                                                                      ---------
      Purchase price................................................. $ 138,843
      Acquisition costs (b)..........................................     5,410
                                                                      ---------
        Total purchase price......................................... $ 144,253
                                                                      =========

  (a) Represents cash to be received by Kevco in settlement of stock options outstanding as of September 30, 1997 (376,000 options outstanding at an average price of $9.64 per share).
  (b) Represents fees and costs directly associated with the Shelter Acquisition consisting of investment banking, legal and other professional costs.
(2) Reflects the utilization of existing cash to finance a portion of the Shelter Acquisition.
(3) Goodwill was adjusted to reflect: (i) the elimination of existing goodwill of Shelter and (ii) the excess of purchase cost over the fair value of net assets acquired which amount will be amortized on a straight line basis over an estimated life of 40 years.
(4) Intangibles were adjusted to reflect the capitalization of financing costs that will be amortized over the life of the Senior Credit Facility and the Notes.
(5) Current portion of long-term debt was adjusted to reflect the retirement of a portion of long-term debt. See note (7).
(6) The adjustment reflects accrued severance costs related to the involuntary termination of employees resulting from the Shelter Acquisition.
(7) Long-term debt was adjusted to reflect gross proceeds of $105,000 from the issuance of the Notes and additional borrowings of $48,754 from the Senior Credit Facility, net of $14,444 of long-term debt of Shelter that was retired.
(8) The adjustment reflects the elimination of the stockholders' equity of Shelter.

                                  KEVCO, INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  LAST TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THE OLD
                          KEVCO PRO  SHELTER PRO   SHELTER        NOTES         KEVCO
                            FORMA       FORMA    ACQUISITION    OFFERING      COMBINED
                          TOTALS(A)   TOTALS(B)  ADJUSTMENTS   ADJUSTMENTS    PRO FORMA
                          ---------  ----------- -----------   -----------    ---------
Net sales...............  $384,269    $470,907     $   --       $     --      $855,176
Cost of sales...........   330,583     404,977         --             --       735,560
                          --------    --------     ------       --------      --------
  Gross profit..........    53,686      65,930         --             --       119,616
Commission income.......     6,224       2,706         --             --         8,930
                          --------    --------     ------       --------      --------
                            59,910      68,636         --             --       128,546
Selling, general and ad-
 ministrative expenses..    41,035      54,356     (5,346)(1)                   91,014
                                                   (1,232)(2)
                                                    2,201 (3)
                          --------    --------     ------       --------      --------
  Operating income......    18,875      14,280      4,377             --        37,532
Interest expense........    (4,068)     (1,039)                  (18,580)(4)   (19,536)
                                                                   4,862 (4)
                                                                    (711)(4)
Other income (expense)..       174         447         --             --           621
                          --------    --------     ------       --------      --------
Income before income
 taxes..................    14,981      13,688      4,377        (14,429)       18,617
Income taxes............     5,992       5,267      1,751 (5)     (4,632)(5)     8,378
                          --------    --------     ------       --------      --------
  Net income............  $  8,989    $  8,421     $2,626       $ (9,797)     $ 10,239
                          ========    ========     ======       ========      ========
Earnings per share......  $   1.30                                            $   1.48
                          ========                                            ========
Weighted average shares
 outstanding............     6,916                                               6,916
                          ========                                            ========
Other Data:
  Operating income......  $ 18,875    $ 14,280     $4,377       $     --      $ 37,532
  Depreciation and
   amortization.........     3,346       3,839        969             --         8,154
                          --------    --------     ------       --------      --------
  EBITDA (6)............  $ 22,221    $ 18,119     $5,346       $     --      $ 45,686
                          ========    ========     ======       ========      ========

---------------------
(A) Includes the pro forma effect of the Public Offering and the Kevco Acquisitions.
(B) Includes the pro forma effect of the sale of the operations and certain assets of Danube and the PSI Acquisition.

                                  KEVCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  LAST TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                            (DOLLARS IN THOUSANDS)

(1) Pursuant to EITF 95-3, Kevco has accrued liabilities for the involuntary termination of certain employees which are included in the financial statements along with the pro forma effect of the elimination of duplicate costs. Costs include only direct costs and benefits of these employees. Kevco believes that the elimination of duplicate employees will have no material effect on the other reported amounts within the unaudited pro forma condensed combined financial statements.

(2) To eliminate the historical amortization of goodwill of Shelter.

(3) Represents the amortization of excess purchase price over fair value of net assets acquired related to the Shelter Acquisition over a period of 40 years.

(4) Interest expense was adjusted to reflect: (i) $18,580 resulting from the effective interest rate of the Senior Credit Facility at 8.25% and the Notes at 10 3/8%; (ii) the elimination of interest on existing debt of $4,862 to be repaid from the proceeds of the Senior Credit Facility and
    (iii) the amortization of financing costs of $711 over the life of the indebtedness.

(5) Income tax expense was adjusted to reflect an effective tax rate of 45%, which is the expected effective tax rate of the Company after giving effect to the Shelter Acquisition. The effective rate is higher than the statutory rate of approximately 40% because of the nondeductibility of goodwill resulting from the Shelter Acquisition.

(6) EBITDA is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income.

                                  KEVCO, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  LAST TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) KEVCO PRO FORMA

                                       PUBLIC                   CONSOLIDATED                   KEVCO
                            KEVCO     OFFERING    BOWEN SUPPLY     FOREST     ACQUISITION    PRO FORMA
                          HISTORICAL ADJUSTMENTS  HISTORICAL(3) HISTORICAL(4) ADJUSTMENTS     TOTALS
                          ---------- -----------  ------------- ------------- -----------    ---------
Net sales...............   $334,253     $ --         $17,666       $32,350      $   --       $384,269
Cost of sales...........    287,790       --          13,915        28,960         (82)(5)    330,583
                           --------     ----         -------       -------      ------       --------
  Gross profit..........     46,463       --           3,751         3,390          82         53,686
Commission income.......      5,810       --             414            --          --          6,224
                           --------     ----         -------       -------      ------       --------
                             52,273       --           4,165         3,390          82         59,910
Selling, general and
 administrative
 expenses...............     35,870       --           2,869         2,811        (213)(6)     41,035
                                                                                  (622)(7)
                                                                                   303(8)
                                                                                    17(9)
                           --------     ----         -------       -------      ------       --------
  Operating income......     16,403       --           1,296           579         597         18,875
Interest expense........     (2,786)     108 (1)        (149)         (381)     (1,100)(10)    (4,068)
                                                                                   254 (11)
                                                                                   (14)(9)
Other income (expense)..         --       --             227           (53)         --            174
                           --------     ----         -------       -------      ------       --------
 Income before income
  taxes.................     13,617      108           1,374           145        (263)        14,981
Income taxes............      5,377       43 (2)         551            --          21 (12)     5,992
                           --------     ----         -------       -------      ------       --------
  Net income............   $  8,240     $ 65         $   823       $   145      $ (284)      $  8,989
                           ========     ====         =======       =======      ======       ========
Earnings per share......   $   1.19                                                          $   1.30
                           ========                                                          ========
Weighted average shares
 outstanding............      6,916                                                             6,916
                           ========                                                          ========
Other Data:
  Operating income......   $ 16,403     $ --         $ 1,296       $   579      $  597       $ 18,875
  Depreciation and
   amortization.........      2,641       --             138           460         107          3,346
                           --------     ----         -------       -------      ------       --------
  EBITDA(13)............   $ 19,044     $ --         $ 1,434       $ 1,039      $  704       $ 22,221
                           ========     ====         =======       =======      ======       ========

                                  KEVCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  LAST TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                            (DOLLARS IN THOUSANDS)

(A)  KEVCO PRO FORMA

(1) To reflect a decrease in interest expense for the month ended October 31, 1996, as if debt of $16.9 million, at an average interest rate of 7.65%, had been repaid on October 1, 1996 from the net proceeds of the Public Offering consummated on November 1, 1996. Indebtedness repaid reflects the portion of net proceeds that were available to repay debt after making final S corporation distributions of $9.1 million in 1996.

(2) To reflect a provision for income taxes at an effective rate of 40% associated with the Kevco's conversion to a C corporation offset by the tax effect of the decrease in interest expense referred to in (1).

(3) The Bowen Acquisition was consummated on February 28, 1997. Historical results represent unaudited results of operations of Bowen for the five months ended February 28, 1997.

(4) The Consolidated Forest Acquisition was consummated on February 27, 1997. Historical results represent unaudited results of operations of Consolidated Forest for the five months ended February 27, 1997.

(5) To reflect the amortization of the fair value adjustment to inventory of $82 related to the Bowen Acquisition.

(6) To eliminate amortization of historical goodwill of $10 and $203 related to Bowen and Consolidated Forest, respectively.

(7) To eliminate expense of $196 related to an executive of Bowen who was retired in connection with the Bowen Acquisition, to eliminate historical management fees of Consolidated Forest of $69 and to reflect a reduction in commission expense of $357 resulting from the amendment of a contract with a third party in connection with the Consolidated Forest Acquisition.

(8) To reflect the amortization of the fair value adjustments to property and equipment of $25 related to the Consolidated Forest Acquisition, and to reflect the amortization of loan origination fees of $18 and $18 and goodwill of $155 and $87 related to the Bowen Acquisition and Consolidated Forest Acquisition, respectively.

(9) To reflect the amortization and interest expense related to the non-compete agreements entered into in connection with the Consolidated Forest Acquisition.

(10) To reflect interest expense on borrowings to fund the Kevco Acquisitions at an assumed interest rate of 7.6% totalling $648 and $452 related to the Bowen Acquisition and Consolidated Forest Acquisition, respectively.

(11) To eliminate historical interest expense related to long-term debt not assumed by Kevco in the Consolidated Forest Acquisition.

(12) Income tax expense was adjusted to reflect an effective tax rate of 40%, which is the expected effective tax rate of Kevco.

(13) EBITDA is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income.

                                  KEVCO, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  LAST TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

(B)SHELTER PRO FORMA

                                                                            SHELTER
                           SHELTER    SALE OF        PSI      ACQUISITION  PRO FORMA
                          HISTORICAL DANUBE(1)  HISTORICAL(2) ADJUSTMENTS   TOTALS
                          ---------- ---------  ------------- -----------  ---------
Net sales...............   $481,836  $(16,836)     $5,907        $ --      $470,907
Cost of sales...........    416,058   (16,022)      5,246        (305)(3)   404,977
                           --------  --------      ------        ----      --------
  Gross profit..........     65,778      (814)        661         305        65,930
Commission income.......      2,706        --          --          --         2,706
                           --------  --------      ------        ----      --------
                             68,484      (814)        661         305        68,636
Selling, general and
 administrative expenses
 .......................     56,713    (3,000)        576          67 (4)    54,356
                           --------  --------      ------        ----      --------
  Operating income......     11,771     2,186          85         238        14,280
Interest expense........       (822)        4        (151)        (70)(5)    (1,039)
Other income (expense)..      6,366    (5,919)         --          --           447
                           --------  --------      ------        ----      --------
  Income before income
   taxes................     17,315    (3,729)        (66)        168        13,688
Income taxes............      7,107    (1,880)         --          40 (6)     5,267
                           --------  --------      ------        ----      --------
  Net income............   $ 10,208  $ (1,849)     $  (66)       $128      $  8,421
                           ========  ========      ======        ====      ========
Other Data:
  Operating income......   $ 11,771  $  2,186      $   85        $238      $ 14,280
  Depreciation and
   amortization.........      3,359      (140)        327         293         3,839
                           --------  --------      ------        ----      --------
  EBITDA (7)............   $ 15,130  $  2,046      $  412        $531      $ 18,119
                           ========  ========      ======        ====      ========

                                  KEVCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  LAST TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                            (DOLLARS IN THOUSANDS)

(B) SHELTER PRO FORMA

(1) The operations and certain assets of Danube were sold on December 31, 1996. Historical results represent results of operations related to Danube for the three months ended December 31, 1996.

(2) The PSI Acquisition was consummated on June 27, 1997. Historical results represent results of operations of PSI for the nine months ended June 27, 1997.

(3) To: (i) eliminate one-time bonuses given to employees of PSI in connection with the sale; (ii) reduce compensation expense pursuant to post acquisition employment agreements and (iii) record additional depreciation expense for equipment adjusted to fair market value in connection with the PSI Acquisition.

(4) To: (i) record amortization of goodwill; (ii) reduce compensation expense for a certain employment agreement and (iii) eliminate non-recurring charges incurred in connection with the PSI Acquisition.

(5) To reflect interest expense on debt issued, net of interest expense on the repayment of existing debt in connection with the PSI Acquisition.

(6) Income tax expense was adjusted to reflect Shelter's effective tax rate of 38.5%.

(7) EBITDA is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income.

                                  KEVCO, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THE OLD
                          KEVCO PRO   SHELTER     SHELTER        NOTES        KEVCO
                            FORMA    PRO FORMA  ACQUISITION    OFFERING     COMBINED
                          TOTALS(A)  TOTALS(B)  ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                          ---------  ---------  -----------   -----------   ---------
Net sales...............  $289,952   $362,139     $   --        $    --     $652,091
Cost of sales...........   250,896    311,329         --             --      562,225
                          --------   --------     ------        -------     --------
  Gross profit..........    39,056     50,810         --             --       89,866
Commission income.......     4,506      2,074         --             --        6,580
                          --------   --------     ------        -------     --------
                            43,562     52,884         --             --       96,446
Selling, general and
 administrative expenses
 .......................    30,667     41,239     (3,597)(1)         --       69,077
                                                    (883)(2)
                                                   1,651 (3)
                          --------   --------     ------        -------     --------
  Operating income......    12,895     11,645      2,829             --       27,369
Interest expense........    (2,869)      (612)                  (13,935)(4)  (14,652)
                                                                  3,297 (4)
                                                                   (533)(4)
Other income (expense)..        52        447         --             --          499
                          --------   --------     ------        -------     --------
Income before income
 taxes..................    10,078     11,480      2,829        (11,171)      13,216
Income taxes............     4,031      4,422      1,054 (5)     (3,561)(5)    5,946
                          --------   --------     ------        -------     --------
  Net income............  $  6,047   $  7,058     $1,775        $(7,610)    $  7,270
                          ========   ========     ======        =======     ========
Earnings per share......  $   0.87                                          $   1.05
                          ========                                          ========
Weighted average shares
 outstanding............     6,916                                             6,916
                          ========                                          ========
Other Data:
  Operating income......  $ 12,895   $ 11,645     $2,829        $    --     $ 27,369
  Depreciation and
   amortization.........     2,455      2,864        768             --        6,087
                          --------   --------     ------        -------     --------
  EBITDA (6)............  $ 15,350   $ 14,509     $3,597        $    --     $ 33,456
                          ========   ========     ======        =======     ========

---------------------
(A) Includes the pro forma effect of the Kevco Acquisitions.
(B) Includes the pro forma effect of the PSI Acquisition.

                                  KEVCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                            (DOLLARS IN THOUSANDS)

(1) Pursuant to EITF 95-3, Kevco has accrued liabilities for the involuntary termination of certain employees which are included in the financial statements along with the pro forma effect of the elimination of duplicate costs. Costs include only direct costs and benefits of these employees. Kevco believes that the elimination of duplicate employees will have no material effect on the other reported amounts within the unaudited pro forma condensed combined financial statements.

(2) To eliminate the historical amortization of goodwill of Shelter.

(3) Represents the amortization of excess purchase price over fair value of net assets acquired related to the Shelter Acquisition over a period of 40 years.

(4) Interest expense was adjusted to reflect: (i) $13,935 resulting from the effective interest rate of the Senior Credit Facility at 8.25% and the Notes at 10 3/8%; (ii) the elimination of interest on existing debt of $3,297 to be repaid from the proceeds from the Senior Credit Facility and
    (iii) the amortization of financing costs of $533 over the life of the indebtedness.

(5) Income tax expense was adjusted to reflect an effective tax rate of 45%, which is the expected effective tax rate of the Company after giving effect to the Shelter Acquisition. The effective rate is higher than the statutory rate of approximately 40% because of the nondeductibility of goodwill resulting from the Shelter Acquisition.

(6) EBITDA is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income.

                                  KEVCO, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) KEVCO PRO FORMA

                                                                                KEVCO
                                                   CONSOLIDATED                  PRO
                            KEVCO    BOWEN SUPPLY     FOREST     ACQUISITION    FORMA
                          HISTORICAL HISTORICAL(1) HISTORICAL(2) ADJUSTMENTS    TOTALS
                          ---------- ------------- ------------- -----------   --------
Net sales...............   $271,957     $6,710        $11,285       $ --       $289,952
Cost of sales...........    235,138      5,398         10,393        (33)(3)    250,896
                           --------     ------        -------       ----       --------
  Gross profit..........     36,819      1,312            892         33         39,056
Commission income.......      4,413         93             --         --          4,506
                           --------     ------        -------       ----       --------
                             41,232      1,405            892         33         43,562
Selling, general and ad-
 ministrative expenses..     28,738      1,097          1,038        (85)(4)     30,667
                                                                    (249)(5)
                                                                     121 (6)
                                                                       7 (7)
                           --------     ------        -------       ----       --------
  Operating income......     12,494        308           (146)       239         12,895
Interest expense, net...     (2,354)       (51)          (120)      (440)(8)     (2,869)
                                                                     102 (9)
                                                                      (6)(7)
Other income (expense)..         --         46              6         --             52
                           --------     ------        -------       ----       --------
  Income before income
   taxes................     10,140        303           (260)      (105)        10,078
Income taxes............      4,056        123             --       (148)(10)     4,031
                           --------     ------        -------       ----       --------
  Net income............   $  6,084     $  180        $  (260)      $ 43       $  6,047
                           ========     ======        =======       ====       ========
Earnings per share......   $   0.88                                            $   0.87
                           ========                                            ========
Weighted averaged shares
 outstanding............      6,916                                               6,916
                           ========                                            ========
Other Data:
  Operating income......   $ 12,494     $  308        $  (146)      $239       $ 12,895
  Depreciation and
   amortization.........      2,172         56            184         43          2,455
                           --------     ------        -------       ----       --------
  EBITDA (11)...........   $ 14,666     $  364        $    38       $282       $ 15,350
                           ========     ======        =======       ====       ========

                                  KEVCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                            (DOLLARS IN THOUSANDS)

(A)  KEVCO PRO FORMA

(1) The Bowen Acquisition was consummated on February 28, 1997. Historical results represent unaudited results of operations of Bowen for the two months ended February 28, 1997.

(2) The Consolidated Forest Acquisition was consummated on February 27, 1997. Historical results represent unaudited results of operations of Consolidated Forest for the two months ended February 27, 1997.

(3) To reflect the amortization of the fair value adjustment to inventory of $33 related to the Bowen Acquisition.

(4) To eliminate amortization of historical goodwill of $4 and $81 related to Bowen and Consolidated Forest, respectively.

(5) To eliminate expense of $78 related to an executive of Bowen who was retired in connection with the Bowen Acquisition, to eliminate historical management fees of Consolidated Forest of $28 and to reflect a reduction in commission expense of $143 resulting from the amendment of a contract with a third party in connection with the Consolidated Forest Acquisition.

(6) To reflect the amortization of the fair value adjustments to property and equipment of $10 related to the Consolidated Forest Acquisition, and to reflect the amortization of loan origination fees of $7 and $7 and goodwill of $62 and $35 related to the Bowen Acquisition and Consolidated Forest Acquisition, respectively.

(7) To reflect the amortization and interest expense related to the non-compete agreements entered into in connection with the Consolidated Forest Acquisition.

(8) To reflect interest expense on borrowings to fund the Kevco Acquisitions at an assumed interest rate of 7.6% totalling $259 and $181 related to the Bowen Acquisition and Consolidated Forest Acquisition, respectively.

(9) To eliminate historical interest expense related to long-term debt not assumed by Kevco in the Consolidated Forest Acquisition.

(10) Income tax expense was adjusted to reflect an effective tax rate of 40%, which is the expected effective tax rate of Kevco.

(11) EBITDA is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income.

                                  KEVCO, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

(B) SHELTER PRO FORMA

                                                                      SHELTER
                                SHELTER        PSI      ACQUISITION  PRO FORMA
                               HISTORICAL HISTORICAL(1) ADJUSTMENTS   TOTALS
                               ---------- ------------- -----------  ---------
Net sales.....................  $357,879     $4,260        $  --     $362,139
Cost of sales.................   307,906      3,682         (259)(2)  311,329
                                --------     ------        -----     --------
  Gross profit................    49,973        578          259       50,810
Commission income.............     2,074         --           --        2,074
                                --------     ------        -----     --------
                                  52,047        578          259       52,884
Selling, general and
 administrative expenses......    40,810        380           49 (3)   41,239
                                --------     ------        -----     --------
  Operating income............    11,237        198          210       11,645
Interest expense..............      (464)      (113)         (35)(4)     (612)
Other income (expense)........       447         --           --          447
                                --------     ------        -----     --------
  Income before income taxes..    11,220         85          175       11,480
Income taxes..................     4,320         --          102 (5)    4,422
                                --------     ------        -----     --------
  Net income..................  $  6,900     $   85        $  73     $  7,058
                                ========     ======        =====     ========
Other Data:
  Operating income............  $ 11,237     $  198        $ 210     $ 11,645
  Depreciation and
   amortization...............     2,454        215          195        2,864
                                --------     ------        -----     --------
  EBITDA (6)..................  $ 13,691     $  413        $ 405     $ 14,509
                                ========     ======        =====     ========

                                  KEVCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                            (DOLLARS IN THOUSANDS)

(B) SHELTER PRO FORMA

(1) The PSI Acquisition was consummated on June 27, 1997. Historical results represent results of operations of PSI for the six months ended June 27, 1997.

(2) To: (i) eliminate one-time bonuses given to employees of PSI in connection with the sale; (ii) reduce compensation expense pursuant to post acquisition employment agreements and (iii) record additional depreciation expense for equipment adjusted to fair market value in connection with the PSI Acquisition.

(3) To: (i) record amortization of goodwill; (ii) reduce compensation expense for a certain Employment Agreement and (iii) eliminate non-recurring charges incurred in connection with the PSI Acquisition.

(4) To reflect interest expense on debt issued, net of interest expense on the repayment of existing debt in connection with the PSI Acquisition.

(5) Income tax expense was adjusted to reflect Shelter's effective tax rate of 38.5%.

(6) EBITDA is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income.

                                  KEVCO, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THE OLD
                           KEVCO     SHELTER     SHELTER        NOTES         KEVCO
                         PRO FORMA  PRO FORMA  ACQUISITION    OFFERING      COMBINED
                         TOTALS(A)  TOTALS(B)  ADJUSTMENTS   ADJUSTMENTS    PRO FORMA
                         ---------  ---------  -----------   -----------    ---------
Net sales............... $401,119   $454,567     $    --      $     --      $855,686
Cost of sales...........  341,473    391,440          --            --       732,913
                         --------   --------     -------      --------      --------
  Gross profit..........   59,646     63,127          --            --       122,773
Commission income.......    6,900      2,459          --            --         9,359
                         --------   --------     -------      --------      --------
                           66,546     65,586          --            --       132,132
Selling, general and
 administrative
 expenses...............   42,264     50,553      (4,914)(1)        --        88,722
                                                  (1,382)(2)        --
                                                   2,201 (3)        --
                         --------   --------     -------      --------      --------
  Operating income......   24,282     15,033       4,095            --        43,410
Interest expense........   (4,420)    (1,994)         --       (18,580)(4)   (19,536)
                                                                 6,169 (4)
                                                                  (711)(4)
Other income............       61         --          --            --            61
                         --------   --------     -------      --------      --------
  Income before income
   taxes................   19,923     13,039       4,095       (13,122)       23,935
Income taxes............    7,969      5,072       1,535 (5)    (3,805)(5)    10,771
                         --------   --------     -------      --------      --------
  Net income............ $ 11,954   $  7,967     $ 2,560      $ (9,317)     $ 13,164
                         ========   ========     =======      ========      ========
Earnings per share...... $   1.73                                           $   1.90
                         ========                                           ========
Weighted average shares
 outstanding............    6,911                                              6,911
                         ========                                           ========
Other Data:
  Operating income...... $ 24,282   $ 15,033     $ 4,095      $     --      $ 43,410
  Depreciation and
   amortization.........    3,418      3,596         819            --         7,833
                         --------   --------     -------      --------      --------
  EBITDA (6)............ $ 27,700   $ 18,629     $ 4,914      $     --      $ 51,243
                         ========   ========     =======      ========      ========

---------------------
(A) Includes the pro forma effect of the Public Offering and the Kevco Acquisitions.
(B) Includes the pro forma effect of the sale of Danube and the PSI
    Acquisition.

                                  KEVCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

(1) Pursuant to EITF 95-3, Kevco has accrued liabilities for the involuntary termination of certain employees which are included in the financial statements along with the pro forma effect of the elimination of duplicate costs. Costs include only direct costs and benefits of these employees. Kevco believes that the elimination of duplicate employees will have no material effect on the other reported amounts within the unaudited pro forma condensed combined financial statements.

(2) To eliminate the historical amortization of goodwill of Shelter.

(3) Represents the amortization of excess purchase price over fair value of net assets acquired related to the Shelter Acquisition over a period of 40 years.

(4) Interest expense was adjusted to reflect: (i) $18,580 resulting from the effective interest rate of the Senior Credit Facility at 8.25% and the Notes at 10 3/8%; (ii) the elimination of interest on existing debt of $6,169 to be repaid from the proceeds from the Senior Credit Facility and
    (iii) the amortization of financing costs of $711 over the life of the indebtedness.

(5) Income tax expense was adjusted to reflect an effective tax rate of 45%, which is the expected effective tax rate of the Company after giving effect to the Shelter Acquisition. The effective rate is higher than the statutory rate of approximately 40% because of the nondeductibility of goodwill resulting from the Shelter Acquisition.

(6) EBITDA is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income.

                                  KEVCO, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) KEVCO PRO FORMA

                                       PUBLIC         BOWEN    CONSOLIDATED                   KEVCO
                            KEVCO     OFFERING        SUPPLY      FOREST     ACQUISITION    PRO FORMA
                          HISTORICAL ADJUSTMENTS    HISTORICAL HISTORICAL(3) ADJUSTMENTS     TOTALS
                          ---------- -----------    ---------- ------------- -----------    ---------
Net sales...............   $267,344    $    --       $41,301      $92,474      $    --      $401,119
Cost of sales...........    226,653         --        33,270       81,746         (196)(4)   341,473
                           --------    -------       -------      -------      -------      --------
  Gross profit..........     40,691         --         8,031       10,728          196        59,646
Commission income.......      5,497         --         1,403           --           --         6,900
                           --------    -------       -------      -------      -------      --------
                             46,188         --         9,434       10,728          196        66,546
Selling, general and
 administrative
 expenses...............     29,723         --         6,180        7,597         (511)(5)    42,264
                                                                                (1,493)(6)
                                                                                   727 (7)
                                                                                    41 (8)
                           --------    -------       -------      -------      -------      --------
  Operating income......     16,465         --         3,254        3,131        1,432        24,282
Interest expense........     (2,058)     1,296 (1)      (364)      (1,230)      (2,641)(9)    (4,420)
                                                                                   611 (10)
                                                                                   (34)(8)
Other income (expense)..         --         --            15           46           --            61
                           --------    -------       -------      -------      -------      --------
  Income before income
   taxes................     14,407      1,296         2,905        1,947         (632)       19,923
Income taxes............      1,695      4,643 (2)     1,149           --          482 (11)    7,969
                           --------    -------       -------      -------      -------      --------
  Net income............   $ 12,712    $(3,347)      $ 1,756      $ 1,947      $(1,114)     $ 11,954
                           ========    =======       =======      =======      =======      ========
Historical income before
 income taxes...........   $ 14,407
Income tax expense
 adjustment(2)..........      5,475
                           --------
Pro forma net income....   $  8,932
                           ========
Pro forma earnings per
 share..................   $   1.61                                                         $   1.73
                           ========                                                         ========
Pro forma weighted
 average shares
 outstanding............      5,531      1,380 (13)                                            6,911
                           ========    =======                                              ========
Other Data:
  Operating income......   $ 16,465    $    --       $ 3,254      $ 3,131      $ 1,432      $ 24,282
  Depreciation and
   amortization.........      1,792         --           308        1,061          257         3,418
                           --------    -------       -------      -------      -------      --------
  EBITDA(12)............   $ 18,257    $    --       $ 3,562      $ 4,192      $ 1,689      $ 27,700
                           ========    =======       =======      =======      =======      ========

                                  KEVCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

(A)  KEVCO PRO FORMA

(1) To reflect a decrease in interest expense as if debt of $16.9 million, at an average interest rate of 7.65%, had been repaid on January 1, 1996 from the net proceeds of the Public Offering. Indebtedness repaid reflects the portion of net proceeds that were available to repay debt after making final S corporation distributions of $9.1 million in 1996.

(2) To reflect a provision for income taxes at an effective rate of 40% associated with the Kevco's conversion to a C corporation offset by the tax effect of the decrease in interest expense referred to in (1).

(3) For the year ended September 29, 1996, which represents Consolidated Forest's fiscal year end.

(4) To reflect the amortization of the fair value adjustment to inventory of $196 related to the Bowen Acquisition.

(5) To eliminate amortization of historical goodwill of $23 and $488 related to Bowen and Consolidated Forest, respectively.

(6) To eliminate expense of $471 related to an executive of Bowen who was retired in connection with the Bowen Acquisition, to eliminate historical management fees of Consolidated Forest of $166 and to reflect a reduction in commission expense of $856 resulting from the amendment of a contract with a third party in connection with the Consolidated Forest Acquisition.

(7) To reflect the amortization of the fair value adjustments to property and equipment of $60 related to the Consolidated Forest Acquisition, and to reflect the amortization of loan origination fees of $42 and $42 and goodwill of $372 and $211 related to the Bowen Acquisition and Consolidated Forest Acquisition, respectively.

(8) To reflect the amortization and interest expense related to the non-compete agreements entered into in connection with the Consolidated Forest Acquisition.

(9) To reflect interest expense on borrowings to fund the Kevco Acquisitions at an assumed interest rate of 7.6% totalling $1,556 and $1,085 related to the Bowen Acquisition and Consolidated Forest Acquisition, respectively.

(10) To eliminate historical interest expense related to long-term debt not assumed by the Kevco in the Consolidated Forest Acquisition.

(11) Income tax expense was adjusted to reflect an effective tax rate of 40%, which is the expected effective tax rate of Kevco.

(12) EBITDA is defined as net income plus interest expense, income taxes, depreciation, amortization, and other expenses less other income reflected in the determination of net income.

(13) To reflect the incremental weighted average shares issued in connection with the Public Offering in November 1996.

                                  KEVCO, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

(B) SHELTER PRO FORMA

                                                                             SHELTER
                           SHELTER    SALE OF        PSI       ACQUISITION  PRO FORMA
                          HISTORICAL DANUBE(1)  ACQUISITION(2) ADJUSTMENTS   TOTALS
                          ---------- ---------  -------------- -----------  ---------
Net sales...............   $521,022  $(74,851)      $8,396        $  --     $454,567
Cost of sales...........    447,701   (63,403)       7,180          (38)(3)  391,440
                           --------  --------       ------        -----     --------
  Gross profit..........     73,321   (11,448)       1,216           38       63,127
Commission income.......      2,459        --           --           --        2,459
                           --------  --------       ------        -----     --------
                             75,780   (11,448)       1,216           38       65,586
Selling, general and
 administrative
 expenses...............     60,194   (10,547)         673          233 (4)   50,553
                           --------  --------       ------        -----     --------
  Operating income......     15,586      (901)         543         (195)      15,033
Interest expense........     (1,654)        4         (243)        (101)(5)   (1,994)
Other income (expense)..      5,919    (5,919)          --           --           --
                           --------  --------       ------        -----     --------
  Income before income
   taxes................     19,851    (6,816)         300         (296)      13,039
Income taxes............      8,153    (3,083)          --            2 (6)    5,072
                           --------  --------       ------        -----     --------
  Net income............   $ 11,698  $ (3,733)      $  300        $(298)    $  7,967
                           ========  ========       ======        =====     ========
Other Data:
  Operating income......   $ 15,586  $   (901)      $  543        $(195)    $ 15,033
  Depreciation and
   amortization.........      3,350      (560)         437          369        3,596
                           --------  --------       ------        -----     --------
  EBITDA (7)............   $ 18,936  $ (1,461)      $  980        $ 174     $ 18,629
                           ========  ========       ======        =====     ========

                                  KEVCO, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)

(B) SHELTER PRO FORMA

(1) The operations and certain assets of Danube were sold on December 31, 1996. Historical results represent results of operations related to Danube for the year ended December 31, 1996.

(2) The PSI Acquisition was consummated on June 27, 1997. Historical results represent results of operations of PSI for the year ended December 31, 1996.

(3) To: (i) eliminate non-recurring compensation expense; (ii) reduce compensation expense pursuant to post acquisition employment agreements and (iii) record additional depreciation expense for equipment adjusted to fair market value in connection with the PSI Acquisition.

(4) To: (i) record amortization of goodwill; (ii) reduce compensation expense for a certain Employment Agreement and (iii) eliminate non-recurring charges incurred in connection with the PSI Acquisition.

(5) To reflect interest expense on debt issued, net of interest expense on the repayment of existing debt in connection with the PSI Acquisition.

(6) Income tax expense was adjusted to reflect Shelter's effective tax rate of 39%.

(7) EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization, and other expenses less other income reflected in the determination of net income.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTA-
TIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE EX-CHANGE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SO-LICITATION OF AN OFFER TO BUY ANY OF THE EXCHANGES NOTES TO ANYONE OR BY ANY-ONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICA-TION THAT THERE HAS NOT BEEN A CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                 ------------

                                                                          PAGE
Available Information....................................................   4
Prospectus Summary.......................................................   5
Risk Factors.............................................................  17
The Transactions.........................................................  23
Use of Proceeds..........................................................  23
Capitalization...........................................................  24
Unaudited Pro Forma Condensed Combined Financial Data....................  25
Selected Consolidated Financial Data of Kevco............................  34
Selected Consolidated Financial Data of Shelter..........................  35
Management's Discussion and Analysis of Financial Condition and Results
 of Operation............................................................  36
Business.................................................................  46
Management...............................................................  58
Management Compensation..................................................  60
Principal Shareholders...................................................  64
Description of Senior Credit Facility....................................  65
The Exchange Offer.......................................................  67
Description of the Notes.................................................  75
Certain United States Federal Income Tax Considerations.................. 104
Plan of Distribution..................................................... 105
Legal Matters............................................................ 105
Experts.................................................................. 106
Index to Financial Statements............................................ F-1

 UNTIL MAY 3, 1998, (90 DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPEC-TUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                  KEVCO, INC.

                      [LOGO OF KEVCO, INC. APPEARS HERE]

                               OFFER TO EXCHANGE
                        ITS 10 3/8% SENIOR SUBORDINATED
                           NOTES DUE 2007 (SERIES B)
                        FOR ANY AND ALL OF OUTSTANDING
                          10 3/8% SENIOR SUBORDINATED
                                     NOTES
                              DUE 2007 (SERIES A)


                               ----------------

                                  PROSPECTUS

                               ----------------


                               JANUARY 30, 1998

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